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2019 PROXY STATEMENT

Annual Meeting of Shareholders

Indianapolis, IN

May 15, 2019

About Anthem, Inc.

Anthem is a leading health benefits company dedicated to improving lives and communities, and making healthcare simpler. Through our affiliated companies, we serve more than 74 million people, including nearly 40 million within our family of health plans. We aim to be the most innovative, valuable and inclusive partner. We are an independent licensee of the Blue Cross and Blue Shield Association. We serve our members as the Blue Cross licensee for California and as the Blue Cross and Blue Shield licensee for Colorado, Connecticut, Georgia, Indiana, Kentucky, Maine, Missouri (excluding 30 counties in the Kansas City area), Nevada, New Hampshire, New York (in the New York City metropolitan area and upstate New York), Ohio, Virginia (excluding the Northern Virginia suburbs of Washington, D.C.) and Wisconsin. In a majority of these service areas, we do business as Anthem Blue Cross, Anthem Blue Cross and Blue Shield, Blue Cross and Blue Shield of Georgia and Empire Blue Cross Blue Shield or Empire Blue Cross. We also conduct business through arrangements with other Blue Cross and Blue Shield licensees in Louisiana, South Carolina and western New York. Through our subsidiaries, we also serve customers in over 25 states across the country as America’s 1st Choice, Amerigroup, Aspire Health, CareMore, Freedom Health, HealthLink, HealthSun, Optimum HealthCare, Simply Healthcare, and/or UniCare. We are licensed to conduct insurance operations in all 50 states and the District of Columbia through our subsidiaries. To find out more about us, go to antheminc.com.

March 29, 2019

Dear Fellow Shareholders,

We look forward to welcoming you to our 2019 Annual Meeting, to be held at Anthem’s headquarters, 220 Virginia Avenue, Indianapolis, Indiana 46204 on May 15, 2019 at 8 a.m. Eastern Daylight Time.

Our Annual Meeting is an opportunity to review our 2018 accomplishments, as well as our plans to build on the positive momentum from the past year as we look ahead to 2019 and beyond.

In 2018, Anthem delivered strong performance with income before income tax expense increasing by almost 28% year-over-year to $5.1 billion, and operating gain growing by 30% year-over-year to $5.4 billion. We made significant progress re-orienting Anthem for growth and improving the overall execution of the enterprise. We understand that we play an important societal role. Our mission – improving lives and communities, simplifying healthcare, and expecting more – drives our aspirations. Corporate responsibility is integral to our success as a company, and as such, we were proud to be named to the 2018 Dow Jones Sustainability Index North America for our work to empower communities, improve the sustainability of our business, operate with integrity and advance an inclusive workplace.

Looking ahead, we intend to accelerate investment in strategically important capabilities – AI, digital, clinical integration and provider collaboration – simplifying healthcare for those we serve and strengthening the impact we have on the healthcare ecosystem. Our culture –  with our mission, vision and values – provides the foundation we need to deliver the next generation of growth and earnings.

Details for attending the Annual Meeting are included in this proxy statement. Please note that you must submit your request to attend the Annual Meeting on or before May 6, 2019. Also enclosed are details for how and when to vote. Your vote is very important to us so, if you are unable to attend the meeting, please vote in advance of the Annual Meeting, either online, by mail or by telephone, to ensure your shares are represented at the meeting.

Thank you for your continued investment in our Company. We appreciate your confidence in our leadership and we hope to see you in Indianapolis.

Gail K. Boudreaux
President and Chief Executive Officer

Letter from Independent Chair of the Board

March 29, 2019

Dear Fellow Shareholders,

As your Board of Directors, we take our responsibilities very seriously and are committed to representing your interests in the long-term. We believe our shareholders are best served when the Company achieves sustainable results in a responsible manner. We are pleased with the Company’s performance and are happy to share specific actions that the Board has taken in the past year.

Purpose & Culture.  The Board worked collaboratively with Gail Boudreaux in 2018, her first full year as President and CEO, to update the Company’s mission, vision and values. As part of our strategic oversight, we ensure that the Company’s mission of improving lives and communities and simplifying healthcare is embedded in the Company’s strategy and business plans. We have a special meeting each year dedicated to strategic oversight, as well as regular strategy discussions throughout the year.

The Board considers itself the guardian of the Company’s culture, and recognizes the importance of culture in achieving long-term success. We are proud that the Company was recognized in 2018 as one of the World’s Most Ethical Companies by Ethisphere.

Board Skills, Diversity & Refreshment.  Board succession planning is also essential to the Company’s success. As Chair, I have the privilege to work with a highly qualified and diverse group of board colleagues who bring thought leadership, perspective and accountability to their roles in overseeing the talented executive team at Anthem. Your Board is highly diverse in terms of background, expertise, ethnicity and gender, including four women directors and four directors from diverse ethnicities. Diverse directors hold the key leadership positions of Chair of the Board, Chair of the Audit Committee, Chair of the Governance Committee and President and CEO.

Refreshing your Board with new perspectives and ideas is critical to ensuring that it remains strategic, inclusive and forward-looking. Each year, we conduct a rigorous evaluation process, including board and individual director evaluations facilitated by an external party. Over the past couple of years, three new directors have joined the Board and two directors have retired. In addition, George Schaefer will be retiring at the Annual Meeting. The Board would like to recognize George for his significant contributions to the Company’s success and his exemplary service to the Board in many roles over the years, including Independent Chair of the Board, Lead Director and Chair of the Audit Committee.

Environmental, Social & Governance (ES&G).  We believe our ES&G practices promote the long-term interests of our shareholders and strengthen Board and management accountability. The Board’s Governance Committee is responsible for establishing the Company’s corporate governance practices, as well as monitoring the Company’s social responsibility and environmental sustainability initiatives. As part of the Committee’s ongoing review of our corporate governance practices, the Company’s governing documents were amended last year to give shareholders the right to call a special meeting. We are proud that the Company was named to the 2018 Dow Jones Sustainability Index North America in recognition of our ES&G practices.

On behalf of the Board, thank you for investing in Anthem. We hope to see you at the Annual Meeting.

Elizabeth E. Tallett
Independent Chair of the Board

Notice of Annual Meeting of Shareholders

Date and Time:	Wednesday, May 15, 2019 at 8:00 a.m. Eastern Daylight Time

Location:	Anthem, Inc.
220 Virginia Avenue
Indianapolis, Indiana 46204

Items of Business:	• To elect the two members of the Board of Directors identified in the accompanying proxy statement.
• To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019.
• To hold an advisory vote to approve the compensation of our named executive officers.

•    To approve proposed amendments to our Articles of Incorporation to eliminate the classified board structure when permitted under our contractual obligations with the Blue Cross and Blue Shield Association.

• If properly presented at the Annual Meeting, to vote on the shareholder proposal set forth in the accompanying proxy statement.
• To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement.

Record Date:	You can vote if you are a shareholder of record on March 8, 2019.

It is important that your shares be represented and voted at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares as described below and in the accompanying materials.

By Order of the Board of Directors,

Kathleen S. Kiefer Corporate Secretary

You can vote in any of the following ways:

Scan the QR code that is located on your proxy card, E-Proxy Notice or voting instruction form to vote with your smartphone

Visit the website listed on your proxy card, E-Proxy Notice or voting instruction form to vote VIA THE INTERNET

Call the telephone number on your proxy card or voting instruction form to vote BY TELEPHONE

If you received printed proxy materials, sign, date and return your proxy card or voting instruction form in the envelope provided to vote BY MAIL

Attend the Annual Meeting to vote IN PERSON

2019 Proxy Summary

The following is a summary of certain key disclosures in this proxy statement. This is only a summary, and it may not contain all of the information that is important to you. For more complete information, please review the entire proxy statement as well as our 2018 Annual Report on Form 10‑K.

Annual Meeting of Shareholders

Wednesday, May 15, 2019 at 8:00 a.m., EDT Anthem, Inc. 220 Virginia Avenue Indianapolis, Indiana 46204	Record Date: March 8, 2019

Proposals to be Voted on and Board Voting Recommendations

Proposals	Recommendations
Election of the following persons as directors:	FOR EACH NOMINEE
• Bahija Jallal	FOR
• Elizabeth E. Tallett	FOR
Ratification of Ernst & Young LLP as Auditors for 2019	FOR
Advisory vote to approve the compensation of our Named Executive Officers	FOR

Approval of proposed amendments to our Articles of Incorporation to eliminate the classified board structure when permitted under our contractual obligations with the Blue Cross and Blue Shield Association

FOR
Shareholder proposal to elect each director annually	NO RECOMMENDATION

2018 Business Highlights

*Please refer to the GAAP Reconciliation table in Annex B for information on Adjusted Net Income and Adjusted Net Income Per Diluted Share (“Adjusted EPS”).

Other highlights include:

•

Income before income tax expense increased by almost 28% to approximately $5.1 billion for 2018, as compared to approximately $4.0 billion for 2017, while operating gain increased by 30% to approximately $5.4 billion for 2018, as compared to approximately $4.2 billion for 2017. Please refer to the GAAP Reconciliation table in Annex B for information on operating gain.

•

Our closing stock price increased by approximately 17% from $225.01 on December 29, 2017, the last trading day of 2017, to $262.63 on December 31, 2018. Additionally, the Company paid cash dividends totaling $3.00 per share in 2018.

•	Medical membership was steady at approximately 40 million members.

2019 Proxy Summary (continued)

•	Anthem was named to the 2018 Dow Jones Sustainability Index North America.
•	Anthem was recognized in 2018 by Ethisphere as one of the World’s Most Ethical Companies.
•	Anthem was included in the FTSE4Good Developed 100 Index for 2018.
•	Our strong performance is reflected in the compensation that our Named Executive Officers earned for 2018.

Our Vision, Mission and Values

Compensation Highlights

•

Pay-for-performance - To align the interests and rewards of our Named Executive Officers (“NEOs”) with the long-term interests of our shareholders and drive the achievement of our vision and mission, while operating within our values, our Total Rewards program emphasizes performance-based compensation in the form of our Annual Incentive Plan (“AIP”) and equity grant programs under our Incentive Compensation Plan (“Incentive Plan” or “LTIP”). In 2018, we exceeded our Incentive Plan financial metrics and met some, but not all, of our operational metrics, resulting in an AIP funding slightly below target at 98.7% and a funding of the 2016-2018 performance stock units of 106.9%.

•

Balanced mix of financial and operational metrics - The Compensation Committee used a balanced scorecard for the AIP for our executive officers, with an 80% weighting for Operating Gain and a total of 20% weightings for operational performance metrics, namely, provider collaboration (5%), quality – Medicare and Medicaid (10%) and service excellence (5%). Our performance stock units granted under the Incentive Plan in 2018 use Operating Revenue and Adjusted Net Income as performance metrics. Please refer to the GAAP Reconciliation table in Annex B for information on Operating Gain and Adjusted Net Income.

•	Reward long-term growth and sustained success – The majority of our executive officers’ compensation is in equity awards, which encourages long-term growth and sustained success.

Primary Components of 2018 Target Compensation

(Data for Other NEOs is an Average for Other NEOs Still Serving as of December 31, 2018)

AIP and LTIP percentages are based on achievement of an award equal to 100% of target.

2019 Proxy Summary (continued)

Corporate Governance Highlights

Our corporate governance policies and practices reflect our commitment to effective corporate governance and high ethical standards:

Board Independence	• Independent Chair of the Board • Nine out of ten directors are independent • Only independent directors serve on the Audit, Compensation and Governance Committees
Board Diversity

•   Four out of ten directors are women

•   Four out of ten directors are ethnically diverse

•   Balanced director tenure, with the average tenure being approximately 7 years

•   Board composition is also diverse in age, geographic location, skills and experiences

Shareholder Rights

•   Proxy access for shareholder-nominated director nominees

•   Majority voting for uncontested director elections

•   Shareholders have the right to call a special meeting of shareholders

•   Shareholders can amend our Bylaws, with certain exceptions

•   Long-standing practice of shareholder engagement on governance, compensation and sustainability issues

Compensation Practices

•   Rigorous establishment and oversight of incentive metrics, goals and pay/performance relationship

•   Say-on-pay advisory vote conducted annually

•   Significant director and executive officer stock ownership requirements

•   Limited executive perquisites

•   Clawback policy for executive officers’ incentive compensation

•   Double-trigger change-in-control provisions

•   No excise tax gross-ups

•   No short sales, hedging or pledging of our stock is permitted by our officers or directors

•   No compensation plans which encourage excessive risk taking

Other Leading Governance Practices

•   Annual Board, committee and individual director performance evaluations, including evaluations led by an external party

•   Board oversees director refreshment and succession planning and executive officer succession planning

•   Directors are not eligible for election if 72 years of age or older

•   Directors may serve on no more than three other public company boards

•   Our CEO may serve on no more than one other public company board

•   Executive sessions of independent directors are held at each in-person Board meeting

•   Board and committee oversight of risk, including risks relating to financial reporting, compensation practices and cybersecurity

•   Governance Committee monitors our corporate social responsibility and environmental sustainability initiatives

•   Our Annual Report on Political Contributions and Related Activities is available on our website

•   Our Corporate Responsibility Report is prepared in accordance with the Global Reporting Initiative (GRI) Core Reporting Guidelines and is available at www.anthemcorporateresponsibility.com

2019 Proxy Summary (continued)

Director Skills, Experiences and Attributes

The following matrix provides summary information about our directors’ skills, experiences and attributes. More detailed information is provided under the description of the “Governance Committee” beginning on page 6 and in each director’s biography beginning on page 19.

Skills, Experiences and Attributes	Boudreaux	Clark	Dixon	Hay	Hill	Jallal	Neri	Peru	Schaefer	Tallett
CEO	●	●		●	●	●	●		●	●
COO / EXECUTIVE LEADERSHIP	●	●	●	●	●	●	●	●	●	●
INSURANCE INDUSTRY	●									●
FINANCE / CAPITAL MARKETS	●	●		●	●	●	●	●	●	●
HEALTHCARE INDUSTRY	●	●			●	●			●	●
MARKETING / CONSUMER INSIGHTS		●	●	●	●		●		●	●
TECHNOLOGY	●		●	●			●	●	●	
REGULATORY / PUBLIC POLICY	●			●						●
ESG		●		●	●					●
DIVERSITY	●		●		●	●	●	●		●

Shareholder Engagement

We believe that building positive relationships with our shareholders is critical to our long-term success. For this reason, we spend significant time meeting with our shareholders, listening to their concerns and responding to their feedback. Through our robust outreach and engagement program in 2018, we engaged with our largest shareholders, representing a majority of our outstanding shares in the aggregate. Topics discussed included corporate governance practices, environmental and social sustainability initiatives, Board composition and refreshment and executive compensation. In addition, our management team regularly meets with shareholders to discuss our strategic plan, consolidated business results and capital structure, and other topics of interest to shareholders. We value our relationship with our shareholders and believe that we strengthen our ability to lead the Company by constructively discussing our business and strategy.

We were pleased that our shareholders overwhelmingly approved the non-binding advisory vote on our executive compensation in 2018, as approximately 94% of votes cast were voted in favor of the proposal. Nevertheless, we continue to examine our executive compensation program to assure alignment between the interests of our executive officers and our shareholders.

Table of Contents (continued)

Annual Meeting Materials

Purpose of the Meeting and Annual Meeting Materials

You are invited to attend the 2019 Annual Meeting of Shareholders (the “annual meeting”) of Anthem, Inc. (“Anthem,” the “Company,” “we,” “us” or “our”) to be held at 8:00 a.m., Eastern Daylight Time, on Wednesday, May 15, 2019, at our headquarters, 220 Virginia Avenue, Indianapolis, Indiana 46204, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. You will be able to vote on the proposals described in this proxy statement if you were an Anthem shareholder on the record date for the annual meeting, March 8, 2019. The Board of Directors of Anthem (the “Board”) is soliciting proxies to be voted at the annual meeting, including any postponements or adjournments. Shareholders will be admitted to the annual meeting beginning at 7:30 a.m., Eastern Daylight Time. You must have an admission ticket, as well as a form of government-issued photo identification, in order to be admitted to the annual meeting. For instructions on requesting admission tickets, see page 74 of this proxy statement.

This proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2018 (the “2018 Annual Report on Form 10-K”) are being made available to shareholders on or about March 29, 2019. On or about March 29, 2019, we mailed a printed copy of our proxy materials to our shareholders who had requested them and mailed a notice of internet availability of proxy materials, which contains instructions on how to access and review these materials and vote online, to all of our other shareholders. If you requested printed versions of our proxy materials by mail, these printed proxy materials also include a proxy card or voting instruction form for the annual meeting.

Governance of the Company

Our business is managed under the direction of the Board. The Board has responsibility for establishing broad corporate policies and for our overall performance. We believe that the only results worth achieving are those achieved with integrity and a commitment to excellence. Accordingly, we have long recognized the importance of, and have always placed a high priority upon, having good corporate governance measures in place.

Board Leadership Structure

The Board has the flexibility to establish a leadership structure that works best for the Company at a particular time and reviews that structure periodically. At times during our past, the positions of Chair of the Board and Chief Executive Officer (“CEO”) have been held by two different people and, at other times, the positions have been combined and held by the same person. The Board believes that it is important to implement an effective and efficient leadership structure that provides stability, while maintaining strong oversight of management.

In November 2017, the Board appointed Gail K. Boudreaux as President and CEO. In May 2018, Elizabeth E. Tallett became the independent Chair of the Board. Prior thereto, Joseph R. Swedish was the non-independent Chair of the Board and George A. Schaefer, Jr. was the Lead Director. Given that Ms. Boudreaux has recently joined the Company, the Board believes that having an independent Chair of the Board allows her to concentrate on overseeing the management of our business, while Ms. Tallett oversees the functioning of the Board and our corporate governance.

Our Corporate Governance Guidelines require that our independent directors elect a Lead Director annually when the positions of Chair and CEO are filled by the same person or when the Chair is not an independent director. There is currently no Lead Director since we have an independent Chair. The Board also recognizes the important leadership roles played by the Chair of each of the committees of the Board. The Board evaluates its leadership structure from time to time and changes it as circumstances warrant.

Anthem, Inc. 2019 Proxy Statement	1

Governance of the Company (continued)

Board Role in Risk Oversight

Our management is responsible for the day-to-day management of the risks facing the Company, and the Board as a whole has responsibility for risk oversight. We have an Enterprise Risk Council to oversee our enterprise risk management activities. The Enterprise Risk Council is comprised of members of our senior leadership team and the Chief Risk Officer, who serves as the head of the internal enterprise risk management function. Management, together with the Enterprise Risk Council, designs and implements processes by which we assess, monitor and manage our exposure to major risks. The Board oversees these processes to determine whether these processes are functioning as intended and are consistent with our business and strategy. The Board reviews and approves certain risk tolerance levels and action plans regarding major risks. The Board also receives periodic reports from management on various risks, including risks facing our businesses or developments that could affect our risk profile.

The Board delegates to its committees responsibility for assisting in the oversight of categories of risk within their areas of responsibility, as follows:

•

The Audit Committee receives quarterly reports from the Chief Risk Officer and reviews and discusses our enterprise risk management framework, processes and governance structure. The Audit Committee reviews and approves the annual audit plan for our internal audit function, with a priority on areas based on their potential risk. The Audit Committee reviews and discusses with management and the independent auditor our accounting, financial reporting and internal audit controls and procedures, our financial statements and the independent audit thereof. The Audit Committee oversees our compliance activities and receives quarterly reports from the Chief Compliance Officer. The Audit Committee also reviews and discusses our major financial risk exposures. The Audit Committee regularly meets privately with representatives from the Company’s independent registered public accounting firm, our Chief Risk Officer, our Chief Compliance Officer, our Chief Financial Officer (“CFO”) and our General Counsel.

•	The Compensation Committee oversees the risks associated with our compensation policies, practices and plans.
•

The Governance Committee oversees Board processes and corporate governance-related risk, monitors our corporate social responsibility and environmental sustainability initiatives, reviews, at least annually, our political strategy, contributions and activities, and oversees compliance with our policies and procedures regarding political contributions and activities.

For those areas in which committees have risk oversight responsibilities, the chairs of the committees regularly report to the full Board regarding the significant risks facing the Company, as identified by management, and the measures undertaken by management to monitor, control and mitigate those risks. A description of the enterprise risks facing us is included in Part I, Item 1A “Risk Factors” in our 2018 Annual Report on Form 10‑K.

Corporate Governance Policies and Practices

Our corporate governance policies reflect our goal of adopting best practices to promote a high level of performance from the Board and management. We believe our corporate governance practices promote the long-term interests of our shareholders and strengthen Board and management accountability.

2	Anthem, Inc. 2019 Proxy Statement

Governance of the Company (continued)

Among the practices we adhere to are the following:

Board Independence	• Independent Chair of the Board • Nine out of ten directors are independent • Only independent directors serve on the Audit, Compensation and Governance Committees
Board Diversity

•   Four out of ten directors are women

•   Four out of ten directors are ethnically diverse

•   Balanced director tenure, with the average tenure being approximately 7 years

•   Board composition is also diverse in age, geographic location, skills and experiences

Shareholder Rights

•   Proxy access for shareholder-nominated director nominees

•   Majority voting for uncontested director elections, with directors who fail to receive a  majority vote required to tender their resignation for consideration by the Board

•   No supermajority voting requirements in our Articles of Incorporation

•   Opted out of the Indiana Control Share Acquisition Statute

•   Shareholders have the right to call a special meeting of shareholders

•   Shareholders can amend our Bylaws, except for those provisions required by our licenses with the Blue Cross and Blue Shield Association

•   Long-standing practice of shareholder engagement on governance, compensation and sustainability issues

Other Leading Governance Practices

•   Annual Board, committee and individual director performance evaluations, including evaluations led by an external party

•   Board oversees director refreshment and succession planning and executive officer succession planning, addressing both emergency and long-term succession

•   Directors are not eligible for election if 72 years of age or older

•   Directors may serve on no more than three other public company boards

•   Our CEO may serve on no more than one other public company board

•   Rotation of lead partner of our independent registered public accounting firm at least every five years

•   The Board and its committees have the authority to engage consultants and advisors at our expense

•   Executive sessions of independent directors are held at each in-person Board meeting

•   Strong compensation governance practices as discussed in the Compensation Discussion and Analysis

•   Board and committee oversight of risk, including risks relating to financial reporting, compensation practices and cybersecurity

•   Governance Committee monitors our corporate social responsibility and environmental sustainability initiatives, including our Corporate Responsibility Report which is prepared in accordance with the GRI Core Reporting Guidelines

•   Governance Committee monitors our political strategy, contributions and activities, including our Annual Report on Political Contributions and Related Activities

•   The Board encourages directors to participate in continuing education programs and reimburses directors for the expense of such participation

•   Several avenues for shareholders to communicate with the Board and management, including periodic investor days, earnings release conference calls and dedicated email addresses for the Board and for the committee chairs

Due to our existing contractual obligations with the Blue Cross and Blue Shield Association (“BCBSA”), we are required to maintain a classified board structure. However, our Corporate Governance Guidelines provide that, if the BCBSA requirement for a classified board structure is eliminated or is no longer applicable to us, the Board will submit amendments to our Articles of Incorporation (“Articles”) recommending approval by the shareholders to eliminate the classified board structure. In addition, we have included in this proxy statement a proposal to amend our Articles to eliminate the classified board structure and phase in the annual election of directors over a three-year period when permitted under our contractual obligations with the BCBSA.  If the amendments to our Articles are approved, the Board expects to amend our Bylaws and Corporate Governance Guidelines to include provisions similar to the amended Articles regarding the elimination of our classified board structure.  See Proposal No. 4 – Approval of Proposed Amendments to Our Articles of Incorporation to Eliminate the Classified Board Structure When Permitted Under Our Contractual Obligations with the Blue Cross and Blue Shield Association.

Anthem, Inc. 2019 Proxy Statement	3

Governance of the Company (continued)

Current versions of the following documents are available on our website at www.antheminc.com:

Governance Documents at www.antheminc.com

•   Articles of Incorporation

•   Bylaws

•   Corporate Governance Guidelines

•   Standards of Director Independence

•   Standards of Ethical Business Conduct

•   Insider Trading Policy

•   Board Committee Charters

•   Annual Report on Political Contributions and Related Activities

We will continue to assess and refine our corporate governance practices and share them with you.

Environmental and Social Sustainability

We are committed to the future health and well-being of the world around us and are proud of our many sustainability initiatives and recognitions. Our Corporate Responsibility Report provides information on our environmental, social and governance (ES&G) practices and performance related to our governance, our workplace, community health and the environment. It is prepared in accordance with the GRI Core Reporting Guidelines and is available at www.anthemcorporateresponsibility.com. Our Governance Committee monitors our corporate social responsibility and environmental sustainability initiatives and performance.

Highlights of our recent progress and recognitions include:

•

Named to the 2018 Dow Jones Sustainability Index North America (the “DJSI”). The DJSI, a highly regarded standard for corporate sustainability, is based on an analysis of corporate economic, environmental and social performance.

•

Recognized by Ethisphere as one of the 2018 honorees for the World’s Most Ethical Companies award. This prestigious award analyzes an organization’s strength in its Ethics and Compliance Program, Culture of Ethics, Corporate Citizenship and Responsibility, Corporate Governance, Leadership, and Innovation and Reputation.

•	Included in the 2018 DiversityInc Top 50 Companies for Diversity, which recognizes organizations that hire, retain and promote women, minorities, people with disabilities, LGBTQ+ and veterans.
•	Received a 2018 Top 125 award from Training magazine recognizing our talent development model and programs.
•	Joined the Science Based Targets initiative and reduced scope I and II greenhouse gas emissions intensity by 23% compared to our baseline year 2013.
•	Reduced our water usage by 36% compared to our baseline year 2013.
•	Achieved a 2018 recycling rate of approximately 59% for Anthem managed buildings.
•

Continued to improve community health with $23 million in new 2018 grants that support the Anthem Foundation’s Healthy Generations Program. The Healthy Generations Program addresses social determinants and improves critical health measures by focusing on healthy hearts, cancer prevention, healthy maternal practices, diabetes prevention, active lifestyles, behavioral health and programs that impact individuals with disabilities. The Healthy Generations Program has helped:

o	Train over 10 million people in Hands-only CPR;
o	Connect 4,500 low-income residents to cessation coaching, which will reduce exposure to second-hand smoke for nearly 1.5 million residents; and
o	Engage with 16 million kids through healthy lifestyle programming.

4	Anthem, Inc. 2019 Proxy Statement

Board and Committee Membership

As reflected in our Corporate Governance Guidelines, our business, property and affairs are managed under the direction of our Board. Members of our Board stay informed of our business through discussions with our CEO and other officers, by reviewing materials provided to them, by visiting our offices, by participating in meetings of the Board and its committees and through their own industry knowledge and inquiries.

Director Independence

Our Board has adopted standards to assist it in making determinations of independence and whether or not a director or director nominee has a material relationship with us. These standards are available on our website at www.antheminc.com under “Investors — Corporate Governance — Governance & Corporate Documents.” Our Board has determined that all of our directors and director nominees, other than Ms. Boudreaux, meet these standards, have no material relationship with us and are “independent” as defined by the New York Stock Exchange (“NYSE”) listing standards and the rules of the Securities and Exchange Commission (“SEC”).

Meetings and Committees of the Board

During 2018, the Board held eight meetings. The non-employee directors met in executive session without management at all in-person meetings. Our Board committees also conduct executive sessions that are presided over by the Chair of the respective committee. Each current director attended at least 75% of the total meetings of the Board and each committee on which he or she served.

There are three standing committees of the Board. From time to time, the Board, in its discretion, may form other committees. The following table provides membership information for each of the Board standing committees as of March 29, 2019, including each non-executive Chair.

Directors	Audit Committee	Compensation Committee	Governance Committee
Gail K. Boudreaux
R. Kerry Clark	●
Robert L. Dixon, Jr.		●	●
Lewis Hay, III		Chair	●
Julie A. Hill		●	Chair
Bahija Jallal	●
Antonio F. Neri	●
Ramiro G. Peru	Chair
George A. Schaefer, Jr.	●
Elizabeth E. Tallett		●	●

Set forth below are the primary responsibilities of each of the standing committees as described more fully in their charters, which are available on our website at www.antheminc.com under “Investors — Corporate Governance — Governance & Corporate Documents.”

Audit Committee

The Audit Committee met eight times during 2018. The Audit Committee represents and assists the Board in its oversight of our accounting, financial reporting and internal controls over financial reporting. In its oversight of our financial statements and the independent audit thereof, the Audit Committee is responsible for the selection, evaluation and, where deemed appropriate, replacement of the independent registered public accounting firm, and for the evaluation of the independence of the independent registered public accounting firm. The Audit Committee is also directly involved in the selection of the auditor’s lead engagement partner.

The Audit Committee is also responsible for the oversight of our compliance program and Standards of Ethical Business Conduct, as well as assisting the Board in overseeing the processes by which we assess, monitor and manage our exposure to major risks. The Chief Compliance Officer facilitates our compliance program and reports independently to the Audit Committee. The Audit Committee regularly receives a detailed report from

Anthem, Inc. 2019 Proxy Statement	5

Board and Committee Membership (continued)

the Chief Compliance Officer regarding our compliance program activities. See “Audit Committee Matters — Audit Committee Report” and “Governance of the Company — Board Role in Risk Oversight.”

The Audit Committee met separately at each in-person meeting during 2018 with executive management (including the General Counsel), the head of internal audit, the Chief Risk Officer, the Chief Compliance Officer and the independent registered public accounting firm. The Board has determined that each of the members of the Audit Committee is “independent” as defined by the rules of the SEC and the NYSE listing standards and that each of the members is an “audit committee financial expert” as defined by the SEC’s rules.

Compensation Committee

The Compensation Committee met five times during 2018. The Compensation Committee assists the Board in discharging its responsibilities relating to compensation and benefits provided to our executive officers (which are determined by the Compensation Committee in its sole discretion), including overseeing an assessment of the risks related to our compensation policies and practices. See “Executive Compensation — Assessment of Compensation-Related Risks.” The Compensation Committee sets the compensation level of our CEO and other executive officers based on an evaluation of the executive’s performance in light of our goals and objectives. The Compensation Committee may take into consideration when setting the compensation levels of the executive officers (other than the CEO) any recommendations of the CEO with respect to the other executive officers.

In addition, the Compensation Committee has directly engaged Semler Brossy Consulting Group LLC (“Semler Brossy”), an outside compensation consultant, to assist in the evaluation of CEO and executive officer compensation, as authorized under its charter. Semler Brossy reports directly to the Compensation Committee, participates regularly in Compensation Committee meetings and advises the Compensation Committee with respect to compensation trends and best practices, plan design and the reasonableness of individual compensation awards. Semler Brossy does not provide any other services to the Company. The Compensation Committee assessed the independence of Semler Brossy pursuant to, and based on the factors set forth in, the SEC’s and NYSE’s rules and concluded that no conflict of interest exists that would prevent Semler Brossy from independently advising the Compensation Committee.

All members of the Compensation Committee are “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Tax Code”), “non-employee directors” within the meaning of Section 16b‑3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and “independent” within the meaning of the NYSE listing standards. None of the Compensation Committee members is or has been an officer or employee of the Company or was involved in a relationship requiring disclosure as an interlocking director or under Item 404 of Regulation S-K.

Governance Committee

The Governance Committee met four times in 2018. The Governance Committee assists the Board in discharging its responsibilities relating to Board composition and evaluations,  non-employee director compensation and corporate governance by identifying and recommending individuals for nomination as members of the Board, recommending to the Board the overall non-employee director compensation policy and developing and recommending to the Board a set of corporate governance guidelines. The Governance Committee also is responsible for reviewing, at least annually, our political strategy, contributions and activities and overseeing compliance with our policies and procedures regarding political contributions and activities. In addition, the Governance Committee monitors the Company’s corporate social responsibility and environmental sustainability initiatives.

The Governance Committee has directly engaged Compensation Advisory Partners LLC (“CAP”), an outside compensation consultant, to assist in the evaluation of director compensation, as authorized under its charter. CAP reports directly to the Governance Committee. During 2018, CAP advised the Committee with respect to director compensation trends and best practices, plan design and the reasonableness of director compensation. CAP does not provide any other services to the Company. The Governance Committee assessed the independence of CAP pursuant to, and based on the factors set forth in, the SEC’s and NYSE’s rules and concluded that no conflict of interest exists that would prevent CAP from independently advising the Governance Committee.

6	Anthem, Inc. 2019 Proxy Statement

Board and Committee Membership (continued)

The Board has determined that each of the members of the Governance Committee is “independent” as defined by the NYSE listing standards.

Shareholder Recommendations of Director Candidates

The Governance Committee considers and recommends candidates for the Board. It reviews all nominations submitted to the Company as described below under “Identifying and Evaluating Nominees for Directors,” including individuals nominated by shareholders to be included in our proxy statement. In evaluating such nominations, the Governance Committee seeks to achieve a balance of skills, qualifications and attributes on the Board and to address the membership criteria set forth below under “Director Qualifications.” Any shareholder recommendations proposed for consideration by the Governance Committee must include the nominee’s name and qualifications for Board membership and must be addressed to our Secretary at Anthem, Inc., 220 Virginia Avenue, Mail No. IN1-4WS-19, Indianapolis, Indiana 46204. Following verification that the persons recommending director candidates are shareholders, recommendations are aggregated and considered by the Governance Committee at a regularly scheduled meeting. If any materials are provided by shareholders in connection with the recommendation of a director candidate, such materials are forwarded to the Governance Committee.

In addition, any shareholder who wishes to nominate a director candidate at our annual meeting or for inclusion in our proxy statement may do so by following the procedures and providing the information set forth in “Shareholder Proposals and Nominations for Next Year’s Annual Meeting” on page 75 and in Sections 1.5, 1.6 and 1.16 of our Bylaws. Our Bylaws are available on our website at www.antheminc.com under “Investors — Corporate Governance — Governance & Corporate Documents.” Any materials provided by shareholders in connection with the nomination of a director candidate are forwarded to the Governance Committee. Following verification that the persons recommending director candidates are shareholders, and verification that any other required information has been properly submitted by such persons, nominations are reviewed and discussed by the Governance Committee and the Board at a regularly scheduled meeting.

Identifying and Evaluating Nominees for Directors

The Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Governance Committee assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Governance Committee considers, subject to the restrictions in our Bylaws, whether the vacancy should be filled and if so, various potential candidates for director. Candidates may come to the attention of the Governance Committee through current Board members, management, professional search firms, shareholders or other persons. These candidates are evaluated at regular or special meetings of the Governance Committee and may be considered at any point during the year.

Director Qualifications

The Governance Committee periodically evaluates the size and composition of the Board to assess the skills, qualifications and attributes of Board members, and compares them with those skills, qualifications and attributes that might prove valuable in the future, considering the circumstances of the Company and the then-current Board membership. This assessment enables the Board to consider whether the identified skills, qualifications and attributes continue to be appropriate as the Company’s needs evolve over time. On an ongoing basis, the Governance Committee will evaluate candidates who possess qualifications and attributes that meet our strategic needs and have diverse experiences in key business, financial and other challenges that face a publicly-held health benefits company. We believe that an effective board consists of a diverse group of individuals who bring a variety of complementary skills and a range of tenures.

The Governance Committee developed and maintains a skills matrix to assist it in considering the appropriate balance of skills, qualifications and attributes required of a director and to be represented on the Board as a whole. The skills matrix contains both required characteristics that every member of the Board should meet and desired skills, experiences and attributes to be represented collectively on the Board.

Anthem, Inc. 2019 Proxy Statement	7

Board and Committee Membership (continued)

Required Characteristics

The following are the required characteristics that should be satisfied by each director or nominee:

• Integrity and Accountability • Financial Literacy • Informed Judgment	• Risk Oversight Ability • Mature Confidence • High Performance Standards

Desired Skills, Experiences and Attributes

The following matrix summarizes the desired skills, experiences and attributes to be represented collectively on the Board and the most significant skills, experiences and attributes that each director possesses. Additional information is provided in each director’s biography beginning on page 19.

d

8	Anthem, Inc. 2019 Proxy Statement

Board and Committee Membership (continued)

Our Corporate Governance Guidelines provide that our Governance Committee is to take into account the overall diversity of the Board when identifying possible nominees for director, including gender, ethnicity, age, tenure, and geographic location. The Governance Committee implements that policy, and assesses its effectiveness, by examining the diversity of all of the directors on the Board when it selects nominees for directors. Currently, the Board has four women directors, one African-American director, one Hispanic director, one Latino director and one North African director. In total, 70% of our directors are diverse based on gender and/or ethnicity. In addition, the diverse directors hold key leadership positions, with each of the Chair of the Board, Chair of the Governance Committee and CEO being a woman, and the Chair of the Audit Committee being Hispanic.

Gender Diversity of Board

40%
4 out of 10
Directors are
Women

Ethnic Diversity of Board

40%
4 out of 10
Directors are
Ethnically Diverse

Tenure Diversity of Board

7
Years
Average Tenure
4 Directors
0-5 years
3 Directors
10+ years
3 Directors
6-9 years

Age Diversity of Board

64
Years
Average Age
3 Directors
≤59 years old
4 Directors
≥66 years old
3 Directors
60-65 years old

The Governance Committee, in recommending the nominees for election as directors and in concluding that the continuing directors should serve as directors, considered the items set forth above. The Governance Committee believes that each director and director nominee satisfies the required criteria in the skills matrix and brings his or her own particular skills, experiences and attributes, giving the Board, as a whole, competence and experience in a wide variety of areas. Additional biographical and other information concerning the qualifications, skills and experience of the directors and nominees for director can be found under “Proposal No. 1 – Election of Directors – Nominees for Director” and “– Directors Continuing in Office.”

Anthem, Inc. 2019 Proxy Statement	9

Board and Committee Membership (continued)

Director Evaluation Process

Board, committee and individual director evaluations play a critical role in ensuring the effective functioning of our Board. Each year our Board conducts a rigorous evaluation process, including an evaluation of the full Board, committee evaluations, director self-evaluations and peer evaluations. The evaluation process is multi-faceted and can be summarized as follows:

Solicitation	Board, committee and individual director performance evaluations: • Board evaluation facilitated by the Chair of the Governance Committee and an external party • Individual director assessments are facilitated by an external party • Committee evaluations are conducted for each of the committees upon which directors serve
Evaluation and Assessment	Directors provide feedback regarding the Board, committees and peers: • Evaluation of Board membership • Exploration of Board member behaviors against those of effective boards • Assessment of meetings, materials and Board deliberations • Examinations of key functions, including those that maximize shareholder value
Board Review	• Summary of Board and committee evaluations, in addition to individual director feedback, provided to the Board • Chairs of each of the committees lead a discussion of committee evaluation results • External party communicates the results of the individual director assessments to the Board, as well as the individual directors
Incorporation of Feedback	• Follow-up items are addressed at subsequent Board or committee meetings • As appropriate, Board and committee action plans are prepared to address issues

Communications with the Board

Individuals may communicate with the Board by submitting an email to our Board at this address: boardofdirectors@anthem.com. Communications that are intended specifically for non-management directors or any individual director should be sent to the e-mail address above to the attention of the Board Chair. Individuals may also communicate with the Board by submitting a letter to our Secretary at Anthem, Inc., 220 Virginia Avenue, Mail No. IN1-4WS-19, Indianapolis, Indiana 46204.

In addition, individuals may communicate with the Chair of the following committees by submitting an e-mail to:

•	Chair of the Audit Committee: auditchair@anthem.com
•	Chair of the Compensation Committee: compensationchair@anthem.com
•	Chair of the Governance Committee: governancechair@anthem.com

The process for collecting and organizing communications, as well as similar or related activities, has been approved by our independent directors. Communications are distributed to the Board, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Board has requested that certain items which are unrelated to the duties and responsibilities of the Board should be excluded, such as spam, junk mail and mass mailings, medical claims inquiries, new product suggestions, resumes and other forms of job inquiries, surveys, and business solicitations or advertisements.

10	Anthem, Inc. 2019 Proxy Statement

Board and Committee Membership (continued)

In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any such unsuitable communication is made available to any director upon request.

Board Attendance at Annual Meeting of Shareholders

Our policy is that Board members are expected to attend each annual meeting of shareholders. All members of the Board attended our 2018 annual meeting of shareholders.

Anthem, Inc. 2019 Proxy Statement	11

Review and Approval of Transactions with Related Persons

Policy

The Board has adopted a written policy and procedures for review, approval and monitoring of transactions involving us and “related persons” (directors and executive officers, shareholders owning five percent or greater of our outstanding common stock, or their immediate family members). The policy covers any transaction in which we are a participant that involves amounts exceeding $120,000 in any calendar year and in which a related person has or will have a direct or indirect interest (other than solely as a result of being a director or a less than ten percent beneficial owner of another entity).

Related person transactions must be approved or ratified by the Governance Committee of the Board. In considering the transaction, the Governance Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. The policy includes several categories of standing pre-approved transactions, including, but not limited to, transactions involving competitive bids, certain banking-related services and certain transactions involving amounts not in excess of the greater of $1 million or 2% of the other company’s total annual gross revenues. The Governance Committee periodically reviews and assesses ongoing transactions to confirm that the transactions comply with the Governance Committee’s guidelines and remain appropriate.

Current Transactions

Dr. William Long, the brother-in-law of R. Kerry Clark, one of our Directors, is the physician owner of a medical provider that serves our members in New York. Anthem and its subsidiaries paid this provider approximately $389,000 for services provided to individuals covered by Anthem for the year ended December 31, 2018. Mr. Clark has no ownership interest in this provider and is not involved with the provider-payer arrangement between Anthem and the provider. In addition, the amounts paid to this provider are pursuant to a standard fee schedule for all similarly-situated providers in New York. The Governance Committee approved and continues to monitor this arrangement consistent with the above policy.

In the ordinary course of business, we may, from time to time, engage in transactions with other companies whose officers or directors are also our directors. Transactions with such companies are conducted on an arm’s length basis, and in 2018, all of these transactions came within the pre-approval procedures of the Governance Committee consistent with the above policy.

Standards of Ethical Business Conduct

We have adopted Standards of Ethical Business Conduct (the “Code”) for our directors, executive officers and other associates. The purpose of the Code is to focus on areas of ethical risk, provide guidance in recognizing and dealing with ethical issues, provide mechanisms to report unethical conduct and help foster a culture of honesty and integrity. The Code is posted on our website at www.antheminc.com under “Investors — Corporate Governance — Governance & Corporate Documents.”

Everyone is required to act in accordance with the requirements of the Code. Waivers of the Code for any director, our Chair, our President and CEO, our Chief Financial Officer and our other executive officers may only be made by the Board or by a Board committee composed of independent directors. Any such waiver and any amendment to the Code will be posted on our website at www.antheminc.com under “Investors — Corporate Governance — Governance & Corporate Documents” and otherwise disclosed as required by law. During 2018, there were no waivers of the Code for any of our directors, our Chair, our President and CEO, our Chief Financial Officer or any of our other executive officers.

12	Anthem, Inc. 2019 Proxy Statement

Director Compensation

2018 Compensation of Non-Employee Directors

The compensation of our non-employee directors is paid in the form of annual retainers for Board members and committee chairs and annual stock awards. An annual retainer is also paid when the Chair of the Board is not an employee or there is an independent Lead Director. In addition, pro-rata stock awards are granted to non-employee directors who join the Board mid-year. Pro-rata stock awards were granted to Mr. Neri and Ms. Jallal upon joining the Board, as indicated in the chart below. Our 2018 compensation for non-employee directors was as follows:

Compensation Element	2018
Annual Retainer - Cash Portion	$125,000
Annual Retainer - Company Stock Portion	$175,000
Annual Committee Chair Retainers
• Audit Committee	$30,000
• Compensation and Governance Committees	$20,000
Annual Retainer for Non-Executive Chair of the Board, if any	$225,000
Annual Retainer for Lead Director, if any	$35,000

Employee directors, which in 2018 included Ms. Boudreaux and Mr. Swedish, do not receive any compensation for their service as a director. Ms. Boudreaux’s compensation for 2018 is shown in the Summary Compensation table on page 49, and Mr. Swedish’s compensation for 2018 is discussed below under “Compensation of Employee Director.” The compensation actually paid to our non-employee directors for service during 2018 was as follows:

	Fees Earned or		Stock	All Other
Name	Paid in Cash ($) (1)		Awards ($)(2)	Compensation ($) (3)	Total ($)
R. Kerry Clark	$125,003	(4)	$174,997	$10,000	$310,000
Robert L. Dixon, Jr.	$125,003		$174,997	$35,683	$335,683
Lewis Hay, III	$145,003		$174,997	$3,645	$323,645
Julie A. Hill	$137,503		$174,997	$35,683	$348,183
Bahija Jallal	$114,570	(4)	$224,759	$0	$339,329
Antonio F. Neri	$134,401		$252,063	$0	$386,464
Ramiro G. Peru	$155,003		$174,997	$25,683	$355,683
George A. Schaefer, Jr.	$138,031		$174,997	$35,683	$348,711
Elizabeth E. Tallett	$273,072	(4)	$174,997	$6,500	$454,569

(1)

In addition to annual Board and committee retainer fees, amounts include $2.80 paid in cash to each non-employee director then serving or elected at the 2018 annual meeting of shareholders, which represents cash payments in lieu of issuing fractional shares in connection with the annual grant of phantom shares of our common stock received on the date of our annual meeting of shareholders. Amounts also include $101.29 and $125.78 for Ms. Jallal and Mr. Neri, respectively, for cash payments in lieu of issuing fractional shares in connection with pro-rata annual stock grants upon joining the Board.

(2)

The amounts in this column reflect the grant date fair value of stock awards issued to each non-employee director during the year ended December 31, 2018, in accordance with Accounting Standards Codification Topic 718, “Compensation — Stock Compensation” (“ASC Topic 718”). Each non-employee director received 753 deferred shares of our common stock for the annual retainer grant of shares of our common stock on the date of our annual meeting of shareholders (May 16, 2018). The deferred shares will be converted into common stock upon the lapse of the deferral period. See also “Director Compensation — Board Equity Compensation and Stock Ownership Guidelines.” The grant date fair value for the 2018 stock awards is calculated by multiplying the closing price of our common stock on the NYSE on the date of grant by the number of shares in the stock award. Amounts include $49,762 and $77,066 for Ms. Jallal and Mr. Neri, respectively, in connection with a pro-rata annual stock grant upon joining the Board. As of December 31, 2018, each non-employee director had the following number of deferred shares under our Board of Directors’ Deferred Compensation Plan (“Board Deferred Compensation Plan”) for all years of service as a director:

Anthem, Inc. 2019 Proxy Statement	13

Director Compensation (continued)

Deferred Shares
Director	(as of 12/31/18)
R. Kerry Clark	5,809
Robert L. Dixon, Jr.	5,809
Lewis Hay, III	7,676
Julie A. Hill	33,827
Bahija Jallal	957
Antonio F. Neri	1,094
Ramiro G. Peru	5,809
George A. Schaefer, Jr.	5,809
Elizabeth E. Tallett	7,061

         No non-employee directors currently have any stock options outstanding. The deferred shares for each current director are included in the Security Ownership of Certain Beneficial Owners and Management — Stock Held by Directors, Nominees and Executive Officers table on page 17.

(3)

Includes: (i) matching charitable contributions made by the Anthem Foundation on behalf of Messrs. Clark, Dixon, Hay and Schaefer, Mses. Hill and Tallett (see “— Matching Gift Program”) and (ii) dividend equivalents paid on directors’ deferred shares that vested in 2018 of $25,683 each to Messrs. Dixon, Peru and Schaefer and Ms. Hill. This column does not include perquisites received by a director to the extent the amount of all such perquisites received by such director was less than $10,000.

(4)

All of Mr. Clark’s, Ms. Jallal’s and Ms. Tallett’s 2018 compensation was deferred by them pursuant to the Board Deferred Compensation Plan, other than amounts paid in cash in lieu of a fractional share.

Compensation of Employee Director

Pursuant to the transition agreement between Mr. Swedish and the Company dated November 5, 2017, Mr. Swedish remained employed by the Company as Executive Chair until May 16, 2018. As Executive Chair, Mr. Swedish received his then-current rate of base salary and remained eligible to earn a prorated bonus for 2018. Commencing on May 16, 2018, Mr. Swedish remained employed by the Company as Senior Advisor to the Chief Executive Officer, a position he will hold until May 1, 2020. As Senior Advisor to the Chief Executive Officer, Mr. Swedish will receive $4,500,000 per year and remain eligible to participate in the Company’s employee welfare, retirement and perquisite programs. He was not eligible for an equity award in 2018, but his previously granted equity awards continue to vest. In 2018, Mr. Swedish received total compensation of $4,776,959 in connection with his service as Executive Chair and Senior Advisor to the Chief Executive Officer. Components of his total compensation in 2018 included base salary, a prorated cash bonus and other compensation consisting of tax equalization payments, cash as part of the Anthem Directed Executive Compensation Plan, as described under “Compensation Plans – Anthem Directed Executive Compensation Plan,” a Company contribution under the Anthem 401(k) Plan and a Company contribution under the Anthem, Inc. Comprehensive Non-Qualified Deferred Compensation Plan (the “Deferred Compensation Plan”). Mr. Swedish did not receive any compensation for his service as a director in 2018.

Anthem Board of Directors’ Deferred Compensation Plan

Cash fees paid to directors may be deferred under the Board Deferred Compensation Plan, which provides a method of deferring payment until a date selected by the director. Deferred cash fees accrue interest at a declared interest rate, which is determined on January 1 of each year and is the average of the 10‑year U.S. Treasury Note monthly average rates for the 12‑month period ending on September 30 of the previous year, plus 150 basis points, but not to exceed 120% of the applicable federal long-term rate, with compounding. Fees paid to non-employee directors in our common stock may also be deferred under the Board Deferred Compensation Plan for a period longer than the minimum deferral period discussed below, with the cash dividends accruing during the deferral period and paid in cash at the end of the deferral period. Fees paid in stock and deferred under the Board Deferred Compensation Plan are distributed in stock pursuant to their election under the plan.

14	Anthem, Inc. 2019 Proxy Statement

Director Compensation (continued)

Board Equity Compensation and Stock Ownership Guidelines

For 2018, each non-employee director received, subject to the deferral described below, an annual grant, on the date of our annual meeting of shareholders, of the number of shares of our common stock equal to $175,000, with the amount of any fractional share paid in cash. In 2018, each such non-employee director received 753 deferred shares based on the market price of $232.40 per share pursuant to this grant. Each grant of common stock is deferred for a minimum of five years from the date of grant (or in the case of grants made after the annual meeting of shareholders, five years from the date of the annual meeting of shareholders that immediately precedes the date of grant). In connection with their appointment as directors, Mr. Neri also received a pro-rata grant of 341 deferred shares based on the market price of $226.00 on the date of grant, and Ms. Jallal also received a pro-rata grant of 204 deferred shares based on the market price of $243.93 on the date of grant. The shares of common stock, along with the cash dividends accrued thereon, will not be distributed until the earlier of the expiration of such deferral period or the date on which a director ceases to be a member of the Board.

In addition, each non-employee director has an obligation to own at least $625,000 of our common stock by no later than the fifth anniversary of the date such director became a member of the Board. As of December 31, 2018, each non-employee director owned stock in excess of the stock ownership requirements except Mr. Neri and Ms. Jallal, who joined the Board in December 2017 and February 2018, respectively.

Matching Gift Program

Directors are eligible to participate in the Anthem Foundation matching gift program. Under this program, the foundation matches 100% of charitable donations to qualified entities up to a maximum of $10,000 per year for each director.

Anthem, Inc. 2019 Proxy Statement	15

Security Ownership of Certain Beneficial Owners and Management

Stock Held by 5% or More Beneficial Owners

The following table and notes provide information about each person known by us to own beneficially more than five percent of our common stock as of February 1, 2019, except as otherwise indicated.

	Amount and Nature	Percent of
Name and Address of Beneficial Owner	of Beneficial Ownership	Class
BlackRock, Inc.(1)	23,442,432	9.1%
T. Rowe Price Associates, Inc.(2)	19,736,413	7.6%
The Vanguard Group(3)	19,128,045	7.4%

(1)

The amount shown and the following information were provided by BlackRock, Inc. (“BlackRock”) pursuant to a Schedule 13G/A filed with the SEC on February 11, 2019, indicating beneficial ownership as of December 31, 2018. In such filing BlackRock lists its address as 55 East 52nd Street, New York, NY 10055. BlackRock is a parent holding company or control person and has (a) sole power to dispose of or direct the disposition of 23,442,432 shares of our common stock; and (b) sole power to vote or direct the vote of 20,803,589 shares of our common stock.

(2)

The amount shown and the following information were provided by T. Rowe Price Associates, Inc. (“T. Rowe”) pursuant to a Schedule 13G/A filed with the SEC on February 14, 2019, indicating beneficial ownership as of December 31, 2018. In such filing T. Rowe lists its address as 100 E. Pratt Street, Baltimore, MD 21202. T. Rowe is a registered investment advisor and has (a) sole power to dispose of or direct the disposition of 19,736,413 shares of our common stock; and (b) sole power to vote or direct the vote of 6,553,875 shares of our common stock.

(3)

The amount shown and the following information were provided by The Vanguard Group (“Vanguard”) pursuant to a Schedule 13G/A filed with the SEC on February 11, 2019, indicating beneficial ownership as of December 31, 2018. In such filing Vanguard lists its address as 100 Vanguard Boulevard, Malvern, PA 19355. Vanguard is a registered investment advisor and has (a) sole power to dispose of or direct the disposition of 18,765,205 shares of our common stock; (b) shared power to dispose of or direct the disposition of 362,840 shares of our common stock; (c) sole power to vote or direct the vote of 300,394 shares of our common stock; and (d) shared power to vote or direct the vote of 68,880 shares of our common stock.

Stock Held by Directors, Nominees and Executive Officers

Except as otherwise noted, the following table sets forth the number of shares of our common stock beneficially owned as of February 1, 2019, by:

•	each of our directors or nominees,
•	each of our CEO, CFO and the three other most highly compensated executive officers during 2018 and any former executive officers required to be disclosed by SEC rules (collectively, the “NEOs”), and
•	all current directors and executive officers as a group.

Except as otherwise indicated below, each individual directly owns such shares of common stock and has sole investment and sole voting power. In addition, unless otherwise indicated, the address for each person named below is c/o Anthem, Inc., 220 Virginia Avenue, Indianapolis, IN 46204. The table includes shares that may be purchased pursuant to stock options that are currently exercisable or exercisable within 60 days of February 1, 2019 (“exercisable options”) and shares of common stock underlying unvested restricted stock units and unvested performance stock units that will vest within 60 days of February 1, 2019 (“vested restricted stock units” and “vested performance stock units,” respectively). As of February 1, 2019, 268,860,098 shares of our common stock were issued and outstanding.

16	Anthem, Inc. 2019 Proxy Statement

Security Ownership of Certain Beneficial Owners and Management (continued)

		Number of	Total Number
	Number of	Shares	of Shares
	Shares	Supplementally	Beneficially	Percent of
Name	Owned (1)	Owned (2)	Owned	Class
R. Kerry Clark	0	5,809	5,809	*
Robert L. Dixon, Jr.	3,929	5,809	9,738	*
Lewis Hay, III	0	7,676	7,676	*
Julie A. Hill	0	33,827	33,827	*
Bahija Jallal	0	957	957	*
Antonio F. Neri	0	1,094	1,094	*
Ramiro G. Peru	6,267	5,809	12,076	*
George A. Schaefer, Jr.	33,055	5,809	38,864	*
Elizabeth E. Tallett	0	7,061	7,061	*
Gail K. Boudreaux(3)	15,578	3,681	19,259	*
John E. Gallina	36,445	6,188	42,633	*
Peter D. Haytaian	117,443	16,852	134,295	*
Gloria M. McCarthy	76,615	12,963	89,578	*
Thomas C. Zielinski	31,203	13,865	45,068	*
Brian T. Griffin(4)	53,642	0	53,642	*
Other Executive Officers	0	0	0	*
All current directors and executive officers as a group (17 persons)	320,535	127,400	447,935	*

*     Less than 1%

(1)

Includes the following exercisable options to purchase shares of our common stock: Ms. Boudreaux — 15,518; Mr. Gallina — 28,621; Mr. Haytaian —  90,191; Ms. McCarthy — 46,202; Mr. Zielinski — 11,890; and 192,422 for all current directors and executive officers as a group.

(2)

For directors, other than Ms. Boudreaux, this number represents the number of deferred shares which will be converted into common stock upon the lapse of the deferral period, and are considered owned under our stock ownership guidelines for directors. For executive officers, this number represents the following vested restricted stock units: Ms. Boudreaux — 3,681; Mr. Gallina — 3,248; Mr. Haytaian — 4,686; Ms. McCarthy — 3,838; Mr. Zielinski —  3,727; and 19,180 for all current executive officers as a group; and the following vested performance stock units: Ms. Boudreaux — 0; Mr. Gallina — 2,940; Mr. Haytaian — 12,166; Ms. McCarthy — 9,125; Mr. Zielinski —  10,138; and 34,369 for all current executive officers as a group.

(3)	Includes 60 shares held in a revocable trust of which Ms. Boudreaux’s spouse is the trustee.
(4)

Mr. Griffin resigned effective as of May 10, 2018. Information in the above table is as of May 10, 2018 for Mr. Griffin and includes 20,012 shares held in a grantor retained annuity trust (“GRAT”) of which Mr. Griffin is sole trustee and 17,767 shares held in a GRAT of which Mr. Griffin’s spouse is sole trustee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10% of our common stock to file reports of ownership with the SEC. Such persons also are required to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of such forms received by us, or written representations from certain reporting persons, we believe that during 2018, our executive officers, directors, and greater than 10% shareholders complied with all applicable filing requirements relating to our common stock.

Anthem, Inc. 2019 Proxy Statement	17

Proposal No. 1 — Election of Directors

The Board currently consists of ten directors divided into three classes. This classified Board structure is one of the specific requirements imposed by the BCBSA in license agreements with all Blue Cross Blue Shield licensees, including us. The term of one class of directors expires each year. Generally, each director serves until the annual meeting of shareholders held in the year that is three years after such director’s election and until such director’s successor is elected and has qualified. In addition, directors are no longer eligible for election after reaching 72 years of age.

Our Articles of Incorporation provide that the total number of directors should be divided into three classes with each class containing approximately one-third of the total directors. Currently, the classes of 2019 and 2020 contain three directors each, and the class of 2021 contains four directors.

It is the intention of the persons named in the accompanying form of proxy to vote such proxy for the election to the Board of Bahija Jallal and Elizabeth E. Tallett. Mr. Schaefer is not eligible for election, having reached 72 years of age, so only two directors have been nominated for election to hold office for a term to expire at the 2022 annual meeting. Each of the nominees for director is presently a director and each has consented to being named as a nominee in this proxy statement and has indicated a willingness to serve if elected. However, if any such person is unable or unwilling to accept nomination or election, it is the intention of the persons named in the accompanying form of proxy to nominate such other person as director as they may in their discretion determine, in which event the shares will be voted for such other person.

The election of directors will be determined by the vote of a majority of the votes cast on such election, which means that the number of shares voted “for” a director nominee must exceed the number of shares voted “against” such nominee.

Recommendation

The Board of Directors unanimously recommends a vote FOR Proposal No. 1, the election as directors of Bahija Jallal and Elizabeth E. Tallett.

The biographies of each of the nominees and continuing directors contain information regarding the person’s service as a director, business experience, director positions at publicly-held corporations or investment companies registered under the Investment Company Act of 1940 held currently or at any time during the last five years, and the experiences, qualifications, attributes or skills that caused the Governance Committee and the Board to recommend each of the director nominees and to conclude that the continuing directors should serve as members of our Board. Unless otherwise indicated, the principal occupation of each director or nominee has been the same for the last five years. There is no family relationship between any of our directors or executive officers. The ages listed for each director or nominee are as of March 29, 2019.

18	Anthem, Inc. 2019 Proxy Statement

Proposal No. 1 — Election of Directors (continued)

Nominees for Director

Three-year Term to Expire at the 2022 Annual Meeting of Shareholders

BAHIJA JALLAL Age: 57 Director since: 2018 Independent Member of Audit Committee

Bahija Jallal has been a director of the Company since February 2018. Ms. Jallal has served as the Chief Executive Officer of Immunocore Limited (T cell receptor biotechnology company) since January 2019. Prior to that, she served as Executive Vice President of AstraZeneca PLC (“AstraZeneca”) (pharmaceutical and biopharmaceutical business) and President of MedImmune (biotechnology business), a subsidiary of AstraZeneca, since January 2013. She joined MedImmune in 2006 and held various research and development positions, including Executive Vice President, Research and Development, from 2010 to 2013. Ms. Jallal has been a director of Immunocore Limited since January 2019. She is a member of the Board of Trustees of Johns Hopkins University, a director of Viela Bio and UMB Health Sciences Research Park Corporation and President of the Association for Women in Science.

Skills and Qualifications

Ms. Jallal brings extensive healthcare industry experience to the Board gained through her several leadership positions at biopharmaceutical companies that provide new medicines to patients, including her current position of Chief Executive Officer at a multinational biotechnology company. In addition, Ms. Jallal has CEO and finance experience through her current position as CEO of a biotechnology company and her former position of President at a biologic research and development subsidiary of a large public company. Ms. Jallal qualifies as an “audit committee financial expert” under the SEC’s rules.

ELIZABETH E. TALLETT Age: 69 Director since: 2013 Independent Chair of Board Member of Compensation and Governance Committees

Elizabeth E. Tallett has been a director of the Company since October 2013 and became independent Chair of the Board in May 2018. She was a principal of Hunter Partners, LLC (healthcare consulting) from 2002 to 2015. Ms. Tallett continues to operate as a consultant to healthcare companies. Previously, Ms. Tallett was President and Chief Executive Officer of Transcell Technologies, Inc. (specialty pharmaceuticals), President of Centocor Pharmaceuticals (biotechnology), member of the Parke-Davis (pharmaceuticals) Executive Committee and Director of Worldwide Strategic Planning for Warner-Lambert Company (pharmaceuticals). Ms. Tallett has served as a director of Meredith Corporation (magazine publisher) since 2008, Principal Financial Group, Inc. (financial services) since 1992 (as lead director since 2007) and Qiagen, N.V. (biotechnology research equipment manufacturing) since 2011. She previously served as a director of Coventry Health Care, Inc. (health insurance) from 1998 to 2013 (including serving as lead director).

Skills and Qualifications

Ms. Tallett brings significant CEO, finance, healthcare industry, insurance industry and marketing and consumer insights experience to the Board from her chief executive, other management and board positions in several healthcare, insurance and pharmaceutical organizations. These positions also provided her with regulatory and public policy experience due to the highly-regulated nature of these organizations. She also has environmental, social and governance experience, having served as a lead director and as a member of the governance committees of several public companies.

Anthem, Inc. 2019 Proxy Statement	19

Proposal No. 1 — Election of Directors (continued)

Directors Continuing in Office

Terms expiring at the 2020 Annual Meeting of Shareholders

GAIL K. BOUDREAUX Age: 58 Director since: 2017 President and CEO

Gail K. Boudreaux has been a director of the Company since November 2017 when she was appointed our President and Chief Executive Officer. Prior to joining the Company, she served as Chief Executive Officer of GKB Global Health, LLC (healthcare strategy and business advisory firm) from July 2015 to November 2017. Prior thereto, Ms. Boudreaux was Executive Vice President of UnitedHealth Group Incorporated (diversified healthcare company) from May 2008 to February 2015, President of United HealthCare (managed healthcare company), a subsidiary of UnitedHealth Group Incorporated, from May 2008 to January 2011 and Chief Executive Officer of United HealthCare from January 2011 to November 2014. Before joining United HealthCare, she worked at Health Care Services Corporation (“HCSC”) (health insurance company) as Executive Vice President of External Operations from December 2005 to April 2008 and as President of Blue Cross Blue Shield of Illinois from July 2002 to December 2005. Before joining HCSC, Ms. Boudreaux held various positions at Aetna Inc. (managed healthcare company), including Senior Vice President, Group Insurance. Ms. Boudreaux has served as a director of Zimmer Biomet Holdings, Inc. (medical device company) since 2012. She also serves as a director of the BCBSA, the National Institute for Health Care Management, Health Services Foundation, Dartmouth College Board of Trustees, and the Central Indiana Corporate Partnership, and as a member of the Business Roundtable. She previously served as a director of Xcel Energy, Inc. (utility holding company) from 2012 to 2017, Novavax, Inc. (biotechnology company) from 2015 to 2017 and Genzyme Corporation (biotechnology company) from 2004 to 2011.

Skills and Qualifications

Ms. Boudreaux brings significant CEO, healthcare industry, insurance, finance and technology experience to the Board from her chief executive and other executive positions with several healthcare and insurance organizations and participation in numerous associations in the healthcare industry. Ms. Boudreaux’s positions also provided her with regulatory and public policy experience due to the highly-regulated nature of these organizations. She also gained financial and technology experience through her service as a director and as a member of the audit committee and technology operations committee of several public companies, including a medical device company and a biotechnology company.

20	Anthem, Inc. 2019 Proxy Statement

Proposal No. 1 — Election of Directors (continued)

R. KERRY CLARK Age: 66 Director since: 2014 Independent Member of Audit Committee

R. Kerry Clark has been a director of the Company since May 2014. Mr. Clark served as Chairman and Chief Executive Officer of Cardinal Health, Inc. (healthcare products and services), until his retirement in 2009. Mr. Clark joined Cardinal Health, Inc. (“Cardinal Health”) in 2006 as President and Chief Executive Officer and became Chairman in 2007. Prior to joining Cardinal Health, he held various positions at The Procter & Gamble Company (consumer products), including President of P&G Asia; President, Global Market Development and Business Operations; and Vice Chairman of the Board, President Global Family Health. He has served as a director of Avnet, Inc. (industrial distributors of electronic components, enterprise computer and storage products) since 2012, General Mills, Inc. (consumer food products) since 2009 and Textron, Inc. (aircraft, defense, and industrial products) since 2003. He is also a director of Hauser Private Equity LLC (investment firm) and The Christ Hospital in Cincinnati, Ohio (hospital).

Skills and Qualifications

Mr. Clark brings to the Board extensive CEO, healthcare industry, marketing and consumer insights, and finance experience through his positions as Chairman and CEO of a major healthcare services organization, and as a senior executive at an international consumer products company, where he served in several positions involving marketing, advertising and product development of healthcare and other consumer products. Also, he has healthcare experience through his service on a hospital’s board of directors and environmental, social and governance experience through his roles as lead director and chair of the governance committee of a public company. Mr. Clark qualifies as an “audit committee financial expert” under the SEC’s rules.

ROBERT L. DIXON, JR Age: 63 Director since: 2011 Independent Member of Compensation and Governance Committees

Robert L. Dixon, Jr. has been a director of the Company since July 2011. Mr. Dixon  has been the owner of The RD Factor, Inc., a digital and information technology consulting business, since 2016. Prior thereto, he served as Global Chief Information Officer and Senior Vice President of PepsiCo, Inc. (“PepsiCo”) (food and beverages) from 2007 until April 2016 and as Senior Vice President until December 2016. Before joining PepsiCo, Mr. Dixon held various positions with The Procter & Gamble Company (consumer household products) since 1977, including Vice President of Global Business Services from 2005 until 2007. He has served as  a  director of Build-A-Bear Workshop, Inc. (specialty retailer) since 2018. At the Georgia Institute of Technology, Mr. Dixon serves on the Engineering Advisory Board, the President’s Advisory Board, and the Foundation. He previously served on the CIO Advisory Board for International Business Machines Corporation.

Skills and Qualifications

Mr. Dixon has extensive technology experience through his position as Global Chief Information Officer of a large public company, his ownership of a digital and information technology consulting business, and his service on the CIO advisory board for another large public company. He also has significant marketing and consumer insights experience through his senior positions at two large public companies, both of which have global retail consumer product focus.

Anthem, Inc. 2019 Proxy Statement	21

Proposal No. 1 — Election of Directors (continued)

Terms expiring at the 2021 Annual Meeting of Shareholders

LEWIS HAY, III Age: 63 Director since: 2013 Independent Chair of Compensation Committee Member of Compensation and Governance Committees

Lewis Hay, III has been a director of the Company since July 2013. Mr. Hay has served as an operating advisor at Clayton, Dubilier & Rice, LLC (private equity investment firm) since September 2013. Mr. Hay retired as Executive Chairman of NextEra Energy, Inc. (“NextEra Energy”) (electricity-related services and renewable energy generator) in December 2013, having served in that position since July 2012. At NextEra Energy, he served as Chief Executive Officer from June 2001 to July 2012, Chairman from January 2002 to July 2012, and President from June 2001 to December 2006. He also served as Chief Executive Officer of Florida Power & Light Company from January 2002 to July 2008. Mr. Hay has served as a director of Capital One Financial Corporation (financial services) since 2003, Harris Corporation (international communications and information technology) since 2002 and PowerTeam Services, LLC (utilities maintenance company) since 2018. Mr. Hay was a director and chairman of both the Institute for Nuclear Power Operations and the Edison Electrical Institute until 2013. He also served on the Board of Business Advisors for the Tepper School of Business at Carnegie Mellon University and on the Advisory Council of Carnegie Mellon University’s Scott Institute for Energy Innovation until 2017.

Skills and Qualifications

Mr. Hay brings extensive CEO, finance and regulatory and public policy experience to the Board through his positions as CEO, Chairman and CFO of a large utility company which was subject to significant regulation and oversight. He also has environmental, social and governance experience with his management of the utility’s expansion of renewable energy sources. In addition, Mr. Hay has marketing and consumer insights experience from his service as an officer of a large utility company and a director of a financial services company, and technology experience from his service as a director of an information technology company.

JULIE A. HILL Age: 72 Director since: 2004 Independent Chair of Governance Committee Member of Compensation and Governance Committees

Julie A. Hill has been a director of the Company since November 2004. Ms. Hill served on the former WellPoint Health Networks Inc. (“WHN”) board of directors from March 1994 until WHN’s merger with us in November 2004. Since 2002, she has been the owner of The Hill Company (real estate company). From 1998 to 2002, Ms. Hill was the President and owner of Hiram-Hill Development Company (residential real estate development firm). Prior thereto, she was the Chairman, President and Chief Executive Officer of Costain Homes, Inc. (home builders), the U.S. division of Costain Group Plc, a London-based company, from 1988 to 1997. Ms. Hill has served as a director of the Lord Abbett Family of Mutual Funds (mutual funds) since 2005 and UNYQ (provider of orthopedic devices) since 2017. She is chair of the University of California at Irvine (“UCI”) Board of Trustees and chair emeritus of the UCI Paul Merage School of Business Dean’s Advisory Board, and serves as a member of the advisory boards of the Paul Merage School of Business Center for Real Estate, the UC Irvine School of Law Board of Visitors, the School of Social Ecology Dean’s Leadership Council, the Susan Samueli Center of Integrative Medicine, and the Paul Merage School of Business Center for Digital Transformation.

Skills and Qualifications

Ms. Hill brings extensive CEO and finance experience to the Board gained through her ownership and management of several companies. She also has significant marketing and consumer insights experience, having held several positions in sales, marketing, advertising and product development. In addition, Ms. Hill has healthcare industry and environmental, social and governance experience through her many medical school and other university board positions and service with groups promoting environmental, sustainability and other public policy issues.

22	Anthem, Inc. 2019 Proxy Statement

Proposal No. 1 — Election of Directors (continued)

ANTONIO F. NERI Age: 51 Director since: 2017 Independent Member of Audit Committee

Antonio F. Neri has been a director of the Company since December 2017. Mr. Neri has served as President and Chief Executive Officer of Hewlett Packard Enterprise Company (“Hewlett Packard Enterprise”) (technology company) since February 2018. At Hewlett Packard Enterprise, he also served as President from June 2017 to February 2018 and Executive Vice President and General Manager, Enterprise Group from November 2015 to June 2017. Prior to Hewlett Packard Enterprise’s spinoff from HP Inc. (technology company), Mr. Neri held a variety of leadership roles at HP Inc. since 1995, including Senior Vice President and General Manager, Enterprise Group from October 2014 to November 2015, Senior Vice President and General Manager, HP Servers from September 2013 to October 2014 and Senior Vice President and General Manager, HP Technology Services from August 2011 to September 2013. Mr. Neri has served as a director of Hewlett Packard Enterprise since 2018. He was a director of H3C Technologies Co., LTD (information technology company), from 2016 to 2017. From 2012 to 2013, Mr. Neri was a director of Mphasis Limited (cloud technology company).

Skills and Qualifications

Mr. Neri has significant technology and marketing and consumer insights experience, having held several leadership positions at firms that provide technology solutions to the business and public sectors, including his current position of President and CEO of a large, multinational enterprise information technology company. In addition, Mr. Neri brings CEO and finance experience to the Board gained through his positions with Hewlett Packard Enterprise. Mr. Neri qualifies as an “audit committee financial expert” under the SEC’s rules.

RAMIRO G. PERU Age: 63 Director since: 2004 Independent Chair of Audit Committee Member of Audit Committee

Ramiro G. Peru has been a director of the Company since November 2004. Mr. Peru served on the former WHN board of directors from May 2003 until WHN’s merger with us in November 2004. During the second half of 2007, Mr. Peru was Executive Vice President and Chief Financial Officer of Swift Corporation (transportation) and prior thereto was Executive Vice President and Chief Financial Officer of Phelps Dodge Corporation (mining and manufacturing) from 1999 to 2007 (“Phelps Dodge”). Mr.  Peru joined Phelps Dodge in 1979 and held various finance and accounting positions with Phelps Dodge and its affiliates. Mr. Peru has served as a director of SM Energy Company (oil and gas exploration and production company) since 2014, UNS Energy Corporation (electric and gas utility holding company) since 2007 and Bluemedia, Inc. (large format printer) since 2018.

Skills and Qualifications

Mr. Peru brings significant finance experience to the Board as a former chief financial officer of two public companies. Mr. Peru’s positions also included technology experience as Senior Vice President at Phelps Dodge with responsibility for managing both information systems and technology and human resources. Mr. Peru qualifies as an “audit committee financial expert” under the SEC’s rules.

Anthem, Inc. 2019 Proxy Statement	23

Proposal No. 2 — Ratification of the Appointment of Independent Registered Public Accounting Firm

Appointment

The firm of Ernst & Young LLP (“EY”) served as our independent registered public accounting firm for the year ended December 31, 2018. The Audit Committee is responsible for the appointment, compensation and oversight of the Company’s external auditor, and has reviewed the quality of the services and the sufficiency of the resources provided by EY during their tenure as our independent registered public accounting firm.

In evaluating the performance and considering the engagement of the Company’s external auditor, including whether to rotate audit firms, the Audit Committee considers various factors, including the auditor’s capability and expertise in handling the scope and complexity of the audit of our business operations, auditor independence and the appropriateness of fees, together with EY’s tenure as the Company’s auditor, the current level of service and quality provided by EY and the potential impact of changing auditors. Based on these factors, the Audit Committee believes that the continuance of EY as our independent registered public accounting firm is in the best interests of the Company and the shareholders. As a result, the Audit Committee has selected EY to continue in that capacity for 2019 and is submitting this matter to shareholders for their ratification as a matter of good corporate governance. EY has served as our independent registered public accounting firm since our initial public offering in 2001. In the event this proposal is not approved, the Audit Committee will consider whether to select another independent registered public accounting firm.

A representative of EY is expected to be present at the annual meeting, will be given an opportunity to make a statement if he or she desires and is expected to be available to respond to appropriate questions. Notwithstanding ratification by the shareholders, the Audit Committee reserves the right to replace our independent registered public accounting firm at any time.

The ratification of the appointment of our independent registered public accounting firm will be determined by the vote of a majority of the votes cast on the proposal (excluding abstentions), which means that the number of shares voted “for” the proposal must exceed the number of shares voted “against” the proposal for ratification of the appointment.

Recommendation

The Board of Directors unanimously recommends a vote FOR Proposal No. 2, the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2019.

24	Anthem, Inc. 2019 Proxy Statement

Audit Committee Matters

Independent Registered Public Accounting Firm’s Fees

The Audit Committee oversees the negotiation of fees associated with our retention of EY. The following table presents fees billed for all professional services provided by EY for the audit of our consolidated financial statements for the years ended December 31, 2018 and 2017, and fees billed for other services rendered by EY during those periods.

	Fiscal Year
Fee Category	2018	2017
Audit fees(1)	$12,779,000	$12,033,000
Audit-related fees(2)	2,139,000	1,606,000
Tax fees(3)	337,000	327,000
All other fees(4)	15,000	17,000
Total:	$15,270,000	$13,983,000

(1)

Audit fees consisted principally of fees for audit work performed on our consolidated financial statements, the audit of the effectiveness of our internal control over financial reporting as of each respective year-end, review of the quarterly financial statements, insurance statutory audits, other required audits, comfort letter procedures, review of registration statements and periodic reports filed with the SEC and other accounting and reporting consultation.

(2)	Audit-related fees consisted principally of fees for review of service organization controls, regulatory examinations, employee benefit plan audits, due diligence and other audit-related services.
(3)	Tax fees consisted principally of fees for tax compliance and tax advice.
(4)	All other fees represent fees for advisory services related to certain corporate functions and accounting research tools.

The Audit Committee’s Consideration of Independence of Independent Registered Public Accounting Firm

The Audit Committee has reviewed the nature of the non-audit services provided by EY and has concluded that these services are compatible with maintaining the firm’s ability to serve as our independent registered public accounting firm. Additionally, as part of the Audit Committee’s overall review of EY, it is directly involved in the selection of the auditor’s lead engagement partner in conjunction with the periodic, mandated rotation of the lead partner.

Audit Committee Pre-Approval Policy

The Audit Committee of the Board has adopted a policy concerning the pre-approval of audit and non-audit services. Pursuant to this policy, unless a type of service to be provided by the independent registered public accounting firm was approved in connection with the audit engagement letter, such service must be pre-approved by the Audit Committee. In addition, the Audit Committee has delegated its authority to pre-approve engagements of up to $500,000 to the Chair of the Audit Committee. The Chair reports any pre-approval decisions to the Audit Committee at the next regularly scheduled meeting of the Audit Committee. Procedures have been established which require that all requests for pre-approval be submitted to the Audit Committee or Chair by the President and Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or other designated executive. All services performed by EY were approved by the Audit Committee and/or pursuant to the Audit Committee pre-approval policy.

Audit Committee Report

The Audit Committee of the Board is composed of the five members set forth below. The Board has determined that each current member of the Audit Committee is an “independent director” and an “audit committee financial expert” as defined by the SEC’s rules. The Audit Committee operates under a written charter adopted by the Board which details the responsibilities of the Audit Committee.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. The Company’s management is responsible for the Company’s financial statements and reporting process, including the system of internal controls, and has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting

Anthem, Inc. 2019 Proxy Statement	25

Audit Committee Matters (continued)

principles. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s annual consolidated financial statements and expressing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles, as well as expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements with the Company’s management and the independent registered public accounting firm. This review included a discussion of the quality and acceptability of the Company’s financial reporting and controls, including the clarity of disclosures in the consolidated financial statements. The Audit Committee reviewed, and discussed with management and the independent registered public accounting firm, management’s report and the independent registered public accounting firm’s report and audit of the Company’s internal control over financial reporting.

The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable rules of the Public Company Accounting Oversight Board (“PCAOB”), including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence from the Company and its management.

The Audit Committee further discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets periodically with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their audits, their evaluations of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended, and the Board approved, the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10‑K for the year ended December 31, 2018 as filed with the SEC.

Audit Committee

Ramiro G. Peru, Chair
R. Kerry Clark
Bahija Jallal
Antonio F. Neri
George A. Schaefer, Jr.

26	Anthem, Inc. 2019 Proxy Statement

Executive Officers of the Company

Executive Officers

The following is biographical information and ages for our executive officers and Chief Accounting Officer as of March 29, 2019:

Name and Position	Age
Gail K. Boudreaux President and Chief Executive Officer	58	See the biographical information under “Directors Continuing in Office — Terms Expiring at the 2020 Annual Meeting of Shareholders” on page 20.
John E. Gallina EVP and Chief Financial Officer	59

Mr. Gallina has served as our Executive Vice President and Chief Financial Officer since June 2016. Mr. Gallina joined Anthem in 1994 and has held a variety of leadership roles across the organization. Prior to his current role, Mr. Gallina served as Anthem’s Chief Financial Officer for the Commercial and Specialty Business Division from December 2015 to June 2016, and as Senior Vice President and Chief Accounting Officer from December 2013 to December 2015. Other leadership positions held during his tenure include Senior Vice President, Chief Accounting Officer and Chief Risk Officer from May 2011 to December 2013, while also holding the title of Controller from May 2011 to August 2013. Before joining the Company, Mr. Gallina spent 12 years with Coopers & Lybrand in various positions, including as an Audit Senior Manager.

Peter D. Haytaian EVP and President, Commercial and Specialty Business Division	49

Mr. Haytaian has served as our Executive Vice President and President of the Commercial and Specialty Business Division since March 2018. From June 2014 until March 2018, Mr. Haytaian served as our Executive Vice President and President of the Government Business Division. Mr. Haytaian joined the Company in December 2012 with our acquisition of Amerigroup Corporation (“Amerigroup”) and served as President of our Medicaid business from August 2013 until June 2014. From 2005 to 2013, Mr. Haytaian held several leadership positions with Amerigroup, including serving as Chief Executive Officer of the North Region for Amerigroup’s Medicaid business from December 2012 until August 2013. Mr. Haytaian has extensive experience leading Medicare and Medicaid programs with Amerigroup and, prior thereto, with Oxford Health Plans, Inc. (health insurance).

Gloria M. McCarthy EVP and Chief Administrative Officer	66

Ms. McCarthy has served as our Executive Vice President and Chief Administrative Officer since 2013. She also served as Chief Transformation Officer beginning March 2017 and as our Chief of Staff from August 2016 to December 2017. Ms. McCarthy’s efforts as Chief Transformation Officer continue in her role as Chief Administrative Officer. She was Executive Vice President of Enterprise Execution and Efficiency from 2012 to 2013. Prior to that appointment, she served as Executive Vice President, Office of the CEO from February 2012 to October 2012, as Senior Vice President for Operational Excellence from 2008 to February 2012, as Senior Vice President of Service Operations from 2006 to 2008 and as Senior Vice President and Chief Operating Officer of our East Region from 2005 to 2006. Prior to our acquisition of WellChoice, Inc. (“WellChoice”) in 2005, Ms. McCarthy served as Executive Vice President and Chief Operating Officer of WellChoice.

Felicia F. Norwood EVP and President, Government Business Division	59

Ms. Norwood has served as our Executive Vice President and President of the Government Business Division since June 2018. Prior to joining us, she was Director of The Department of Healthcare and Family Services for the State of Illinois from January 2015 to June 2018. Prior to that appointment, Ms. Norwood served as President of the Mid-America Region for Aetna, Inc. (health insurance) from January 2010 until May 2013.

Anthem, Inc. 2019 Proxy Statement	27

Executive Officers of the Company (continued)

Name and Position	Age
Prakash Patel, M.D. EVP and President, Diversified Business Group	52

Dr. Patel has served as our Executive Vice President and President, Diversified Business Group since August 2018. Prior to joining us, Dr. Patel was Chief Operating Officer and President, GuideWell Health for GuideWell Mutual Holding Corporation (not-for-profit mutual holding company) from January 2015 to August 2018. Prior to that, Dr. Patel was Chief Executive Officer of Access MediQuip (AMQ) (provider of surgical implant management solutions) from January 2011 to November 2014. From April 2005 to December 2010, Dr. Patel held various positions with Magellan Health Services (healthcare services), the most recent being Chief Corporate Development Officer.

Leah Stark EVP and Chief Human Resources Officer	42

Ms. Stark has served as our Executive Vice President and Chief Human Resources Officer since January 2019. From July 2016 to June 2018, she held the position of Chief Human Resources Officer and Head of Procurement of General Cable Corporation (telecom cable systems company). Prior to that, beginning in March 2006, Ms. Stark held a variety of leadership roles at Whirlpool Corporation (home appliance company), with her most recent role as Senior Director, Global Human Resources from August 2015 until July 2016 and as Head of Human Resources, North Asia & Whirlpool China Co. Ltd from November 2013 until August 2015.

Thomas C. Zielinski EVP and General Counsel	68

Mr. Zielinski has served as our Executive Vice President and General Counsel since June 2014, and as Interim General Counsel from February 2014 to June 2014. Prior to joining us, Mr. Zielinski was a partner in the law firm of Morgan Lewis & Bockius, LLP since 2013. He served as Executive Vice President and General Counsel of Coventry Health Care, Inc. (health insurance) from 2007 to 2013 and as Senior Vice President and General Counsel from 2001 to 2007. Prior to joining Coventry, Mr. Zielinski spent 19 years at the law firm of Cozen & O’Connor, P.C.

Ronald W. Penczek SVP and Chief Accounting Officer	54

Mr. Penczek has served as our Senior Vice President and Controller since November 2015 and as our Chief Accounting Officer since December 2015. He served as our Vice President and Controller from August 2013 to November 2015. Prior to that appointment, Mr. Penczek served as Vice President and Assistant Controller from January 2008 to August 2013 and in various other roles in our finance department from February 2006 until January 2008. Before joining us, Mr. Penczek was a Staff Vice President with CNA Insurance from 2000 to 2005 and had various positions with PricewaterhouseCoopers LLP from 1992 to 2000, including as a Manager.

28	Anthem, Inc. 2019 Proxy Statement

Proposal No. 3 — Advisory Vote to Approve the Compensation of Our Named Executive Officers

We are asking our shareholders to indicate their support for our NEOs’ compensation as described in this proxy statement and in compliance with Section 14A of the Exchange Act.

Our executive compensation program (the “Total Rewards” program) is designed to attract, engage, motivate and retain a talented team of executive officers and to appropriately reward those executive officers for their contribution to our business, our members and our shareholders. Our Total Rewards program emphasizes performance-based compensation, and the majority of our CEO’s and other NEOs’ compensation is variable based on both individual and overall Company performance. Our Total Rewards program contains financial and strategic goals, and the value of equity-based awards will depend on our long-term stock price performance. In considering your vote, we invite you to read the “Compensation Discussion and Analysis,” along with the tables and narrative discussion, beginning on page 30 for additional details about our executive compensation program, including information about the fiscal year 2018 compensation of our NEOs.

This proposal gives our shareholders the opportunity to express their views on our NEOs’ compensation (“Say-on-Pay”). The Say-on-Pay vote is not intended to approve any specific item of compensation but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. Accordingly, we recommend that our shareholders vote “for” the following resolution at the annual meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2019 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other related disclosures.”

The Say-on-Pay vote is advisory, and therefore not binding on the Company, our Compensation Committee or our Board. Our Board and our Compensation Committee value the opinions of our shareholders and to the extent that there is any significant vote against the NEOs’ compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Recommendation

The Board of Directors unanimously recommends a vote FOR Proposal No. 3, the advisory vote to approve the compensation of our Named Executive Officers.

Anthem, Inc. 2019 Proxy Statement	29

Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion & Analysis (“CD&A”) highlights our executive compensation philosophy and strategy, provides details around the structure of our compensation program, and provides an overview of the specific compensation-related actions and outcomes that occurred relating to 2018, as well as a preview of our executive compensation structure for 2019.

Our 2018 Named Executive Officers (NEOs)

The term “NEOs” refers to the following executive officers whose compensation is described in this proxy statement, pursuant to the requirements of the Securities and Exchange Commission.

Gail K. Boudreaux	President and Chief Executive Officer (CEO)
John E. Gallina	Executive Vice President and Chief Financial Officer (CFO)
Peter D. Haytaian	Executive Vice President, President of Commercial and Specialty Business Division
Gloria M. McCarthy	Executive Vice President and Chief Administrative Officer
Thomas C. Zielinski	Executive Vice President and General Counsel
Brian T. Griffin(1)	Former Executive Vice President, CEO of IngenioRx

(1) Mr. Griffin resigned from the Company effective as of May 10, 2018.

Executive Summary

2018 Performance Highlights

Notable highlights for 2018 include strong financial and operational performance, as evidenced by the following results:

*Please refer to the GAAP Reconciliation table in Annex B for information on Adjusted Net Income and Adjusted Net Income Per Diluted Share (“Adjusted EPS”).

30	Anthem, Inc. 2019 Proxy Statement

Executive Compensation (continued)

Other highlights include:

•

Income before income tax expense increased by almost 28% to approximately $5.1 billion for 2018, as compared to approximately $4.0 billion for 2017, while operating gain increased by 30% to approximately $5.4 billion for 2018, as compared to approximately $4.2 billion for 2017. Please refer to the GAAP reconciliation table in Annex B for information on operating gain.

•

Our closing stock price increased by approximately 17% from $225.01 on December 29, 2017, the last trading day of 2017, to $262.63 on December 31, 2018. Additionally, the Company paid cash dividends totaling $3.00 per share in 2018.

•	Medical membership was steady at approximately 40 million members.
•	Anthem was named to the 2018 Dow Jones Sustainability Index North America.
•	Anthem was recognized in 2018 by Ethisphere as one of the World’s Most Ethical Companies.
•	Anthem was included in the FTSE4Good Developed 100 Index for 2018.
•	Our strong performance is reflected in the compensation that our NEOs earned for 2018.

Executive Compensation Philosophy and Program Objectives

Our compensation program, which we refer to as our Total Rewards program, is designed to attract, engage, motivate and retain a talented team of executives and to appropriately reward those executives for their contributions to our business, our members and our shareholders. We seek to accomplish this goal in a way that is closely aligned with the long-term interests of our shareholders and the expectations of our members.

In order to achieve these objectives, we structure our compensation program in a manner that emphasizes the long-term performance of the Company by focusing on our vision, mission and strategies, while delivering compensation that is commensurate with Company performance and the individual performance of our executives within the context of the external market.

The Compensation Committee of our Board of Directors (the “Committee”) oversees our Total Rewards compensation program for our executives, including the persons identified in the Summary Compensation Table as NEOs, and determines their compensation.

Further, these objectives are extended beyond the executive ranks to include all associates and are intended to promote our culture and enhance teamwork and equitable treatment. To achieve these objectives, the Total Rewards program is designed to reward our associates when they create long-term value for our shareholders through sustained growth in our stock price and meeting or exceeding our annual financial plan, and to achieve our vision, mission and strategies while operating within our values.

Our Total Rewards program emphasizes performance-based compensation in the form of our Annual Incentive Plan (“AIP”) and equity grant programs under our shareholder-approved incentive compensation plan (our “Incentive Plan”). We design our performance metrics to drive year-over-year improvement to support our growth strategy and to reward performance over both the short-term and the long-term. Ninety percent of Ms. Boudreaux’s 2018 target compensation and over 80% of the other NEOs’ 2018 target compensation was delivered through performance-based programs. The AIP and equity grants under the Incentive Plan are tied to our business results and stock performance.

Anthem, Inc. 2019 Proxy Statement	31

Executive Compensation (continued)

Compensation Governance Practices

The Committee maintains what it believes are leading practices for executive compensation, each of which reinforces the Company’s compensation philosophy and objectives. Below is a summary of these practices:

• Rigorous establishment and oversight of incentive metrics, goals and pay/performance relationship
• Say-on-pay advisory vote conducted annually
• Significant director and executive stock ownership requirements
• Pre-established grant dates for equity awards to executive officers
• Limited executive perquisites
• Clawback policy for executive officers’ incentive compensation
• Double-trigger change-in-control provisions
• No re-pricing of stock options or stock appreciation rights without shareholder approval
• No excise tax gross-ups
• No short sales, hedging or pledging of our stock is permitted by our officers or directors
• No guaranteed annual salary increases or bonuses
• No compensation plans which encourage excessive risk taking
• Independent compensation consultant

Shareholder Engagement and Recent Say-on-Pay Results

We have a longstanding practice of engaging with our shareholders on executive compensation matters. During 2018 our management engaged with our largest shareholders, representing a majority of our outstanding shares, and offered to discuss a broad range of topics including executive compensation. The Committee considers comments and input provided by shareholders when determining the compensation of our NEOs. Over the past five years, between 94% and 97% of the shares voted on the advisory vote on the compensation of our NEOs, commonly referred to as the “Say-on-Pay” vote, were voted in favor of the proposal.

The Committee annually reviews a report from our independent compensation consultant on (a) market trends relating to the design of our Total Rewards program, (b) outcomes from the recent Say-on-Pay voting results and proxy advisor policy changes, and (c) other trends in executive compensation. The Committee determined to maintain the design of the Total Rewards program for 2018 because the current design supports the needs of the business, aligns with trends in the market, and has strong shareholder support, as determined by our Say-on-Pay voting results.

When determining how often to hold a Say-on-Pay vote, the Board took into account the strong preference for an annual vote expressed by our shareholders at our 2017 annual meeting. Accordingly, the Board determined that we will hold annual Say-on-Pay votes until the next say-on-pay frequency vote, which will be held at our 2023 annual meeting.

32	Anthem, Inc. 2019 Proxy Statement

Executive Compensation (continued)

Primary Compensation Elements

The following chart shows the primary compensation elements for our NEOs. Additional detail on these compensation elements can be found in “Elements of Total Rewards” in this CD&A.

Total Pay
Base Salary
Annual Incentive
80%
Operating Gain
Annual Financial Performance
20%
Enterprise Performance Indicators
Annual Strategic Performance
Provider Collaboration
Quality – Medicare and Medicaid
Service Excellence
Long-Term Incentive
25%
Stock Options
Stock Price Appreciation
3-year ratable vesting on a semi-annual basis: 10-year term
25%
Restricted Stock Units
Stock Price
3-year ratable vesting on anniversary date of grant
50%
Performance Stock Units
75%: 3-Year Cumulative Adjusted Net Income
25%: 3-Year Cumulative Operating Revenue
3-year cumulative performance and vesting period

Impact of Business Results, Stock Price and Shareholder Returns on Executive Compensation

As indicated in the chart above, the compensation value received by our executives is highly dependent on share price performance and relies on meeting predetermined financial and operational goals approved by the Committee. Consistent with our pay-for-performance philosophy, and based on our financial and operational results in relation to our annual business plan, performance-based variable cash compensation has fluctuated over the years and was paid below target in 2018 and 2015 and above target in 2017, 2016 and 2014.

Our long-term compensation, comprised of performance stock units (“PSUs”), stock options and time-based restricted stock units (“RSUs”), represented 73% and an average of 66% of the 2018 target compensation for Ms. Boudreaux and our other NEOs, respectively. PSUs and RSUs more closely replicate shareholder return, as they gain or lose value as our stock price changes, and earn dividend-equivalents equal to the cash dividend per share amount, which are paid to participants without interest upon vesting and to the extent underlying shares are earned. Stock options gain value when our stock price rises over the grant price.

Elements of Total Rewards

Overview

Our 2018 Total Rewards program for our executives, including the NEOs, is comprised of the following financial elements:

•	base salary;
•	annual performance-based cash incentive awards under the AIP;
•	equity awards in the form of PSUs, time-based RSUs and stock options under the Incentive Plan;

Anthem, Inc. 2019 Proxy Statement	33

Executive Compensation (continued)

•	broad-based employee benefits; and
•	executive benefits and perquisites.

Each year management sets the broad-based employee salary and benefits programs and budgets, and the Committee reviews and approves the executive merit salary increase budget, broad-based AIP design, metrics and scales, equity awards plan, executive perquisites and executive stock ownership guidelines. The Committee bases these decisions on our business needs, best practice information, competitive market data and operating budget constraints.

The Committee reviews the business and individual performance of each executive officer and sets:

•	the AIP award payouts for the prior year pursuant to the formulas previously established;
•	prospective base salary adjustments;
•	prospective adjustments to target AIP award percentages of base salary; and
•	the size and type of equity awards granted to each executive officer.

Independent directors engage in a formal review process annually to evaluate the CEO’s individual performance on numerous factors, including: leadership, corporate culture and values, strategic planning, getting results, external and internal relations and interaction with the Board. Directors are invited to speak directly with the Chair of the Board and the Chair of the Compensation Committee to provide individual feedback, and executive sessions are held at Board meetings throughout the year in which performance input from Board members is sought. The Committee’s 2018 compensation decisions were based on its evaluation of each NEO’s performance (including performance assessments by the CEO for the other executive officers), as well as our 2017 and 2018 achievements, all of which reflect the NEOs’ individual performance. Such determinations are based on the Committee’s assessments after consideration of management recommendations, market-based compensation information and advice of the Committee’s independent compensation consultant. The assessments represent the Committee’s view of how each NEO’s performance contributed to our performance and achievements, as well as other leadership accomplishments.

These decisions are made as part of a unified process so that all components of pay are reviewed in concert with each other, and, as appropriate, decisions about one component can affect decisions regarding the other components of pay. This is intended to ensure that the Total Rewards package for the NEOs fits with our compensation objectives as described above. Additionally, individual performance is rewarded by providing executives with career growth through challenging assignments and, as positions become available, promotional opportunities.

The Committee does not have a specific target for allocating the amount of compensation among the pay elements (base salary, annual incentive and equity grants), but seeks to apply a higher weighting to performance-based variable pay than to fixed pay. In addition, the Committee has weighted the equity grants more heavily toward PSUs than RSUs or stock options. Each NEO’s total compensation opportunity is targeted to the level the Committee considers market competitive and reflective of individual performance.

When setting compensation for 2018, the Committee reviewed prior year compensation and compensation actions to compare year-over-year pay actions relative to year-over-year performance and internal equity factors (how the compensation of the particular executive relates to the other executives).

As additional context, when making pay decisions in early 2018, the Committee also reviewed comprehensive tally sheets for each NEO other than Ms. Boudreaux, whose 2018 compensation was established upon her hire in November 2017, which provided an overview of the last five years of compensation actions, realized equity, and outstanding equity holdings (vested and unvested). Although tally sheets provide good background information for the Committee, the Committee did not base any specific awards for 2018 or any modifications

34	Anthem, Inc. 2019 Proxy Statement

Executive Compensation (continued)

to our compensation program on them. The Committee does review unvested compensation in setting future compensation to determine its likely impact on retention of our executives.

Primary Components of 2018 Target Compensation
(Data for Other NEOs is an Average for Other NEOs Still Serving as of December 31, 2018)

AIP and LTIP percentages are based on achievement of an award equal to 100% of target.

Base Salary

Base salary provides competitive annual compensation that reflects the scope and nature of job responsibilities of our NEOs. The Committee grants merit-based salary increases to our NEOs based on the Committee’s assessment of an individual’s performance, whether the current salary is competitive compared to the median of the market relative to executives in comparable positions at comparator group companies, and our overall merit increase budget for the year. The Committee also grants promotional salary increases to recognize increased job responsibilities.

In March 2018, the Committee approved salary increases for the NEOs ranging from approximately 3.6% to 6.8% to better align their base salaries with competitive market data and to reflect individual performance. The Committee increased salaries for Messrs. Gallina, Haytaian and Griffin by $27,500, for Mr. Zielinski by $30,500 and for Ms. McCarthy by $52,500. The Committee did not increase Ms. Boudreaux’s salary since her 2018 salary was set in connection with her appointment as CEO in November 2017.

AIP

2018 Target AIP

The AIP is designed to motivate and reward the successful completion of our annual performance goals. AIP awards are earned to the extent we meet or exceed annual financial targets and business unit and individual performance goals.

Each NEO is eligible for a target award, denominated as a percentage of base salary paid during the year. NEOs may earn from 0% of the target award under the AIP up to a maximum of 200% of the target award. In setting the target award percentages for the NEOs, the Committee considers competitive data in the comparator group studies (as described under “Compensation Decision Making Process” beginning on page 44), individual

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Executive Compensation (continued)

performance evaluations and internal equity factors. After consideration of the factors described above, the Committee decided in March 2018 to retain the target AIP percentages from 2017 for all NEOs, with the exception of Ms. Boudreaux, who did not participate in the AIP in 2017 and whose 2018 target AIP percentage was set in connection with her hiring in November 2017.

The following chart reflects the 2018 year-end base salary, target AIP percentage and corresponding dollar amounts, and total target cash approved by the Committee in March 2018 for the NEOs still serving as of December 31, 2018. Since salary adjustments are effective as of March 2018, base salary actually received and actual target AIP dollars were slightly less than what is reflected in the chart below. See the Summary Compensation Table for actual amounts earned by the NEOs in 2018.

	Year-End	Target	Target	Total Target
Name	Salary ($)	AIP (%)	AIP ($)	Cash ($)
Gail K. Boudreaux	$1,400,000	175%	$2,450,000	$3,850,000
John E. Gallina	$800,000	100%	$800,000	$1,600,000
Peter D. Haytaian	$800,000	100%	$800,000	$1,600,000
Gloria M. McCarthy	$825,000	100%	$825,000	$1,650,000
Thomas C. Zielinski	$700,000	100%	$700,000	$1,400,000

2018 AIP Awards

For 2018, the AIP was funded based on performance against Operating Gain (80% of the total weighting; see  Annex B for GAAP reconciliation), Provider Collaboration (5% of the total weighting), Quality – Medicare and Medicaid (10% of the total weighting), and Service Excellence (5% of the total weighting). The Committee believes these metrics strengthen our focus on financial results and align with our business strategy in 2018. In addition, the 2018 AIP provided for a modifier for the Committee to utilize negative discretion to reduce the AIP funding up to 20% if management failed to make significant progress on our top 100 business optimization initiatives. The total potential payment under the AIP ranges from 0% to 200% of target, with amounts interpolated for awards between $0, target and maximum.

Each performance metric has specific quantifiable objectives that the Committee considers and approves for threshold, target and maximum performance.  When we complete the acquisition of an entity, the Operating Gain performance metric is adjusted to reflect the modeled financial results of the acquired entity (if not previously included in the metric) so that there is not an undue windfall to participants. Additionally, the Committee defines a set of adjustments to consider when evaluating performance and has the discretion to make adjustments as necessary to reflect management’s core operational performance.

The Company’s performance, computed as discussed above, resulted in a 98.7% outcome based on the following assessment:

•	86.2% weighted payout for Operating Gain performance, as adjusted (actual $5,367M vs. target $5,341M).
•

7.0% weighted payout for Provider Collaboration performance (actual 56.2% vs. target 55.0%). Provider Collaboration measures the percentage of healthcare dollars paid out under value-based provider payment arrangements.

•

5.0% weighted payout for Quality – Medicare and Medicaid performance (actual Medicare performance was below threshold and actual Medicaid performance was at target, with both performance targets requiring substantially meaningful improvement over prior year performance). Quality measures the percentage of membership in 4-STAR or better plans (Medicare) and the percentage of at-risk quality incentives recouped (Medicaid).

•

0.5% weighted payout for Service Excellence performance (actual performance was below the target performance, which required substantially meaningful improvement over prior year performance). Service Excellence measures the percentage of first call resolution achieved and the percentage of consumers who would rate us easy or very easy to do business with.

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Executive Compensation (continued)

The Committee then assessed performance relating to the progress of the top 100 business optimization initiatives, in the aggregate. Given management’s significant progress with regard to the pace of investment activity and execution of these initiatives, the Committee determined not to make any negative adjustment to the funding level based on the business optimization modifier.

After setting the total AIP funding pool, the Committee sets actual AIP amounts for each NEO after reviewing their individual performance.

2018 AIP Metric Rationale

Operating gain was selected because it is a primary metric used by our shareholders to understand and analyze our core operating results and compare them among periods. This metric excludes below the line items such as taxes, interest and financing items. Operating gain is calculated as total operating revenue, less benefit expense and selling, general and administrative expense. We define operating revenue as the total of premiums, administrative fees and other revenues (“Operating Revenue”). In addition, earnings-based metrics are the most prevalent performance metrics used by our direct peers.

Provider Collaboration is a focus on our relationship with providers to promote value, quality and accountability in the healthcare system. Engaging providers in value-based payment arrangements such as shared savings and risk models creates partnerships where incentives are aligned for Anthem to offer technical support and ease administrative burdens for providers, which allows providers to perform better in improving outcomes. The primary measure of our provider collaboration efforts is the percentage of healthcare dollars paid out under value-based provider payment arrangements.

Quality for both Medicare and Medicaid is important because it focuses on a broad set of metrics such as clinical, operational and member satisfaction that could ultimately improve clinical outcomes and lower cost. The Center for Medicare and Medicaid Services (CMS) and many of our state customers utilize these quality and related measurement systems to determine the quality-related component of our revenue as well as preferential assignment of members. Many of these ratings are also publicly displayed, which could be utilized by members during the plan selection process. Funding under the quality metric of the AIP is based on the percentage of our Medicare members in 4-STAR or better plans, as well as the percentage of Medicaid at-risk quality incentives we recoup.

Service Excellence is a focus on the consumer. We want to deliver a consumer experience that is caring, simple, intuitive and gives consumers confidence in their healthcare benefits and us. We also want to reduce the amount of effort that our consumers feel and experience throughout their healthcare journey. One way we deliver on this commitment is by targeting resolution of a high percentage of issues on the first call to us. First call resolution is calculated based on a post-call survey where consumers are asked “Was your question or issue resolved in this call? How many times have you called Anthem about this specific question or issue?” Reducing the amount of effort required by consumers is also important, and we measure this via our consumer effort target. Through this metric we want to see significant improvement in the number of consumers who rate us as “easy” or “very easy” to do business with.

Anthem, Inc. 2019 Proxy Statement	37

Executive Compensation (continued)

The amounts paid to our NEOs for 2018 performance were approved by the Committee in March 2019, based on base salary actually paid, and are set forth in the Summary Compensation Table on page 49 and in the chart below.

	Target	2018 Target	Actual	Payout Award
Name	AIP (%)	AIP Award ($)	AIP ($)	(% of Target)
Gail K. Boudreaux	175%	$2,450,000	$2,418,150	98.7%
John E. Gallina	100%	$794,712	$993,390	125.0%
Peter D. Haytaian	100%	$794,712	$784,381	98.7%
Gloria M. McCarthy	100%	$814,904	$1,018,630	125.0%
Thomas C. Zielinski	100%	$694,135	$685,111	98.7%

Based on the Committee’s review of the NEOs’ individual performance, Mr. Gallina was awarded a payout of 125% of target in recognition of his leadership in driving strong financial results, assuming oversight responsibility of our clinical and network organization, and effective investor engagement. In addition, Ms. McCarthy was awarded a payout of 125% of target in recognition of her leadership of IngenioRx, her interim oversight of our Medicaid business and driving strong business optimization and other administrative cost management discipline results. Mr. Griffin was not eligible for an AIP award since he resigned effective as of May 10, 2018. AIP awards earned by NEOs as a percent of target from 2014 to 2018 have ranged from 86% to 175%, with an average payout of 120% over this same period.

2019 AIP

For our 2019 AIP, the Committee retained the framework of an 80% weighting on an operating gain metric supplemented by strategic metrics that assess the delivery of care and service to our customers. For 2019, the Committee approved the addition of a relative performance modifier to our AIP. The modifier will be based on revenue growth and operating gain growth relative to our direct peer comparator group set forth under “Compensation Decision Making Process” below. The relative performance modifier is being added to assess the degree to which our service offerings are compelling to customers and translate into stable or increased market share and financial performance. The modifier will allow the Committee to adjust AIP funding by +/- 20%.

Long-Term Incentive (“LTIP”) Equity Awards

2018 Target LTIP Grant

The Committee granted regular equity awards, consisting of time-based RSUs, stock options and PSUs, on March 1, 2018 to the NEOs. The grant date of the awards is set in advance and is the first business day of March every year. All of these awards were granted to encourage retention, reward performance, promote a long-term business focus and align the interests of associates and shareholders. In addition, Mr. Haytaian received an additional grant of RSUs on March 1, 2018 that vests in full on March 1, 2021 in connection with his transition to Executive Vice President and President of the Commercial and Specialty Business Division. Mr. Griffin received an additional grant of PSUs on March 1, 2018 in connection with his transition to CEO of IngenioRx. This PSU grant had different performance metrics and different payout parameters than the regular PSU grants made in 2018, and was forfeited upon his resignation. The total value of LTIP awards granted in 2018 to each NEO is shown in the following table and reflects the grant date fair value of the stock options and RSUs granted, plus the grant date fair value of the PSUs granted at the target level of performance:

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Executive Compensation (continued)

		Grant Date Fair Value
		Of Additional Grant	Total Grant Date Fair
	Grant Date Fair Value	On March 1, 2018	Value of
	Of Annual LTIP	In Connection	LTIP Awards Granted
	Award for 2018	With New Position	in 2018 ($)
Gail K. Boudreaux	$10,250,049		$10,250,049
John E. Gallina	$3,250,025		$3,250,025
Peter D. Haytaian	$3,250,025	$1,000,092	$4,250,117
Gloria M. McCarthy	$3,250,025		$3,250,025
Thomas C. Zielinski	$2,500,039		$2,500,039
Brian T. Griffin	$3,250,025	$2,500,231	$5,750,256

Aggregate and Individual Grant Sizes

When determining the aggregate size of our equity awards, the Committee considers the impact of stock-based compensation expense and the share dilution run rate in order to strike a balance between promoting our cost competitiveness and maintaining employee incentives at market-competitive levels. The size or amount of equity awards granted to each NEO is based upon position and job level, Company and individual performance, the importance of retaining the services of the executive and the potential for his or her performance to help us attain our long-term goals.

For 2018, the Committee retained the equity award structure mix for our executives, including our NEOs. One half of the total award continues to be structured as PSUs, and one-quarter of the total awards are delivered in each of stock options and time-based RSUs.

2018 Time-Based Restricted Stock Units - Vesting Schedule and Dividend Equivalents

The RSUs granted are subject to time-based vesting, and vest in three equal annual installments, beginning on the first anniversary of the grant date.

Restricted stock units accrue cash dividend equivalents equal to the cash dividends paid to shareholders during the vesting period. These cash payments are distributed with the underlying shares to the participants upon vesting, and are cancelled if the underlying units do not vest.

To formalize past practice in relation to equity award vesting, effective January 1, 2018, the Incentive Plan was amended to require a minimum vesting schedule of one (1) year for restricted stock awards granted on or after January 1, 2018.

2018 Stock Options

The stock option exercise price is the closing price of our common stock on the NYSE on each grant date. Stock options gain value when our stock price rises over the exercise price. The term of all stock options granted to the NEOs during 2018 was ten years, with vesting in six equal semi-annual installments over the first three years.

To formalize past practice in relation to equity award vesting, effective January 1, 2018, the Incentive Plan was amended to require a minimum vesting schedule of six (6) months for options granted on or after January 1,

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Executive Compensation (continued)

2018. Effective July 1, 2018, the Incentive Plan was further amended to require a minimum vesting schedule of one (1) year for options granted on or after July 1, 2018 to conform to competitive practices.

2018 Performance Stock Units — Metrics, Vesting Schedule and Dividend Equivalents

Prior to 2017, we granted PSUs that provided an opportunity to earn from 0% to 200% of target based on pre-defined three-year cumulative Operating Revenue and Adjusted EPS targets. The threshold, target, and maximum goals in the program were anchored on the Company’s long-term strategic plan (the “baseline performance goals”).

Historical Pay and Performance Schedule (see next section on actual results for the 2016-2018 PSU Cycle):
Performance Metric	Weighting	Threshold	Target	Maximum
Three-year Cumulative Operating Revenue	25%	0%	100%	200%
Three-year Cumulative Adjusted EPS	75%	0%	100%	200%

In 2017 we embarked on a multi-year business optimization initiative designed to create meaningful new revenue opportunities, increase membership revenue through more competitive products, streamline customer service, improve the customer experience, substantially modernize our systems, and achieve cost efficiency.

We identified multiple work streams as part of the process to optimize performance, and while a number of employees have been dedicated to these work streams full-time, many continue to have day-to-day responsibilities in addition to the effort required to produce optimal results. Importantly, the NEOs are responsible for leading the organization and ensuring a successful result by spending substantial time on this intensive initiative and increasing accountability beyond the long-term planning and execution of near term objectives.

Beginning in 2017, the Committee sought to recognize the NEOs’ efforts, and tie this recognition to the success of this business optimization initiative, through adjustments to the PSU cycles that together will span a four-year period (2017 through the end of 2020). The nature and mechanics of the 2018 PSU grants are largely consistent with PSU grants awarded in 2015 and 2016, but, similar to the PSUs granted in 2017, the Committee modified the risk and reward profile for 2018 to align with the results across the multi-year business optimization period. More specifically, the Committee lowered the payout for meeting baseline performance goals, but provided an increased upside opportunity to 400% of target for meeting significant and meaningful business optimization goals.

The Committee believes this approach is reasonable given that the business optimization efforts aim to deliver accretive and incremental revenues, grow the core business through stronger customer satisfaction and improved retention rates, and create a more productive organization to drive sustained profits. In the aggregate, we believe that achieving these outcomes can change the growth and profit profile for the Company and create substantial shareholder value. The 2018 PSU grants will track and measure performance against these goals through the end of 2020.

For the 2018 PSU grants, in February 2018 the Committee reviewed the baseline performance goals. Consistent with the approach to increase the risk and reward profile, the Committee then reduced (i) the payout opportunity to 75% of target for achieving target performance against the baseline performance goals (vs. 100% of target in years prior to 2017) and (ii) the maximum payout opportunity to 150% of target for achieving maximum performance (vs. 200% of target in years prior to 2017). The rationale for this adjustment was to create balance between the expected baseline performance goals and the increased upside. More clearly, this adjustment will result in lower payouts for the NEOs if we do not meet any business optimization goals but meet our baseline performance goals. This process undertaken in 2018 was the same as the process used for the PSUs granted to the NEOs in 2017.

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Executive Compensation (continued)

Payout and Performance Schedule for 2018 PSUs (2018 to 2020 Performance):
Performance Metric	Weighting	Threshold	Target	Maximum
Three-year Cumulative Operating Revenue	25%	0%	75%	150%
Three-year Cumulative Adjusted Net Income	75%	0%	75%	150%

Next, the Committee established an Adjusted Net Income performance gate before any incremental upside opportunity is available. If we do not deliver maximum performance on the Adjusted Net Income baseline performance goals, then no incremental upside opportunity will be earned. Only if we generate incremental performance above maximum Adjusted Net Income baseline performance goals will a business optimization payout opportunity become possible.

Upside Opportunity for Optimal Performance (only if Adjusted Net Income maximum goals are met):
Performance Metric	Weighting	No Business Optimization	Significant Business Optimization
Three-year Cumulative Adjusted Net Income	100%	+0%	+250%

The Committee reviewed several factors when assessing the performance requirement for the additional +250% upside opportunity (for a total maximum opportunity of 400%), including, but not limited to: (1) the relative earnings growth run rate compared to the historical and forward looking expectations of top quartile performance against the S&P100 and our general industry peer group, (2) the potential share price and value creation for shareholders with the underlying incremental earnings with the potential for an expanding multiple, and (3) improvements in the overall cost of care and customer experience. The Committee retains discretion to adjust payouts downward if core strategic business metrics, including overall cost of care and customer experience, are not met.

	Grant Date Fair	Target Number
	Value of Target	Of
	PSU Award Granted	Shares Granted
Name	March 1, 2018	($232.04)
Gail K. Boudreaux	$5,125,067	22,087
John E. Gallina	$1,624,976	7,003
Peter D. Haytaian	$1,624,976	7,003
Gloria M. McCarthy	$1,624,976	7,003
Thomas C. Zielinski	$1,249,999	5,387
Brian T. Griffin	$1,624,976	7,003

The chart above reflects only the annual grant of PSUs, and not the additional PSU grant to Mr. Griffin described previously, both of which were forfeited upon his resignation.

To formalize past practice in relation to equity award vesting, effective January 1, 2018, the Incentive Plan was amended to require a minimum vesting schedule of one (1) year for PSU awards granted on or after January 1, 2018.

Payout of the 2016-2018 PSU Cycle

Prior to 2015, our PSU awards were based on one year’s performance and paid over three years. In 2015, the Committee changed the PSU awards to be based on three-year cumulative Adjusted EPS and three-year cumulative Operating Revenue. The purpose of this change was to better align rewards with our stated long-term strategy, and to balance compensation based upon both short-term and long-term results. Operating

Anthem, Inc. 2019 Proxy Statement	41

Executive Compensation (continued)

Revenue was selected as a measure of growth and success in the marketplace. Adjusted EPS was selected because it demonstrates whether the top-line growth was profitable and is a primary metric considered by many of our shareholders in assessing our ongoing performance. In addition, earnings-based metrics are the most prevalent performance metrics used by our direct peers.

The payout scale for each metric detailed below provided for a minimum award of 0% of the units granted and a maximum award of 200% of the units granted. The targets for each of these metrics were developed based on our 2014-2018 long-term plan, which was communicated to the investment community during March 2014.

Our long-term growth plan includes organic growth and the use of free operating cash flow for financing activities, dividends, and acquisitions. Consequently, the impact of acquisitions to Operating Revenue and Adjusted EPS is included unless the Committee determines that this would result in an undue windfall to participants. The Committee defines a set of adjustments to consider when evaluating performance and has the discretion to make adjustments as necessary to reflect management’s core operational performance.

Due to the timing of the tax reform changes in late 2017 and early 2018 as a result of the U.S. Tax Cuts and Jobs Act, the Committee determined that it was appropriate to retain the original performance goals for the PSUs granted in 2016 on a pre-tax reform basis and apply negative discretion at the end of the performance cycle to mitigate the incremental benefits of tax reform on our 2018 results. In addition, the changes in the individual Affordable Care Act (“ACA”) marketplace resulting from the elimination of the claims stabilization reserve payments caused our management to assess the viability of staying in those markets. Our management and the Board determined it was more appropriate and strategically important to exit these unprofitable markets, which negatively impacted our planned operating results for 2018. As a result, the Committee took into consideration the negative impact this had on our Operating Revenue, but no adjustment was made with respect to the Adjusted EPS performance metric. After reviewing the impact of the tax reform changes and the changes in the individual ACA marketplace, the Committee applied net negative discretion of 55.5 percentage points to reduce the payout percentage for the PSUs granted in 2016 from 162.4% to 106.9% of target.

	Payout Range			Performance Goals			Actual	Metric	Total
Performance Metric	Threshold	Target	Maximum	Threshold	Target	Maximum	Performance	Weighting	Payout
Adjusted EPS	0%	75%	150%	$35.22	$36.56	$37.87	$38.93	75%	150.0%
2016-2018 Cumulative Adjusted EPS (1)
Operating Revenue ($ in billions)	0%	25%	50%	$259.87	$269.37	$278.97	$264.60	25%	12.4%
2016-2018 Cumulative Operating Revenue
Calculated Award									162.40%
Negative Discretion as Described Above									(55.5%)
Total Award	0%	100%	200%						106.9%

(1) See the GAAP Reconciliation table in Annex B for information on Adjusted EPS for the years ended December 31, 2018, 2017 and 2016.

2019 LTIP Grant

For the 2019 LTIP grant, the Committee retained the equity award mix (50% PSUs, 25% RSUs and 25% stock options) and retained the same performance metrics (three-year cumulative Adjusted Net Income and Operating Revenue) as were used in 2018. The PSUs granted in 2019 revert to a payout opportunity of 0% to 200% of the target number of units granted, similar to PSUs granted prior to 2017 and consistent with the Committee’s intent to provide an alternate payout opportunity only for the 2017 and 2018 PSU grants in connection with our business optimization initiatives. See the GAAP Reconciliation table in Annex B for information on Adjusted Net Income.

42	Anthem, Inc. 2019 Proxy Statement

Executive Compensation (continued)

Benefits and Perquisites

Broad-Based Employee Benefits

Our NEOs generally participate in the broad-based employee benefits programs under the same terms and conditions as other associates. These benefit offerings include a medical plan with higher associate contributions for more highly compensated associates such that in 2018, NEOs paid in excess of 50% of the cost of the coverage, as compared with entry level associates who generally paid between 7% and 20% of the cost of their coverage. Other broad-based employee benefits include a dental and vision plan, disability benefits, wellness benefits, life and accidental death and dismemberment insurance, business travel accident insurance, the Anthem 401(k) Plan (the “401(k) Plan”), adoption assistance benefits and paid time off for holidays, vacations, illnesses, bereavement leave, jury duty and military service. Although no longer offered to new associates, company-subsidized retiree healthcare benefits exist for associates who met age and service criteria at the time they were discontinued. A cash balance pension plan was also offered and has been frozen to new participants since December 31, 2005 and to future accruals for all participants as of December 31, 2018. Both Mr. Gallina and Ms. McCarthy have vested benefits in the cash balance pension plan and have vested retiree healthcare benefits.

Executive Benefits

Executives, including the NEOs, participate in a deferred compensation program that is subject to Section 409A of the Tax Code. Under this program, described on page 61, a participant may defer receipt of salary and AIP and continue to receive pension and 401(k) Plan credits for compensation above Tax Code earnings limits. We offer this program to provide executives with the same Company-paid retirement savings opportunities, denominated as a percent of eligible earnings, as the rest of the workforce, and under the same terms and conditions as the underlying all-associate plans. Participants choose among a subset of the market-based investments provided to all associates in the 401(k) Plan, and their account balances increase or decrease in accordance with the performance of the selected investments.

Severance and Change in Control Arrangements

All of our NEOs are eligible for severance benefits pursuant to the Executive Agreement Plan as described beginning on page 63. We believe that a severance program is needed to attract and retain the executives that we need to achieve our business goals. In connection with Ms. Boudreaux’s employment, she received sign-on PSUs which would continue to vest in the event she is terminated without cause or resigns for good reason.

To be eligible for these benefits, executives generally agree to restrictive covenants including non-competition, non-solicitation of associates or customers, non-disparagement and confidentiality provisions, which protect us from the competitive disadvantage that would result from losing executive talent to competitors. Additionally, in order to receive benefits, executives are generally required to release any prior claims against us.

Change in control severance benefits are subject to a double-trigger, which means that to receive such benefits there must be both: (1) a qualifying termination of employment and (2) termination occurring when a change of control is imminent or has occurred as detailed in the Executive Agreement Plan described below and in “Compensation Plans — Executive Severance Arrangements.” The Executive Agreement Plan does not provide for tax gross-up of any regular or excise taxes imposed on severance payments in connection with a change in control pursuant to Section 4999 of the Tax Code.

Perquisites

Executive perquisites are a small part of our competitive executive compensation package. The Committee believes that our perquisite program enables our executive officers to focus on our business with minimal disruption. As described on page 50 in this proxy statement, we offer a limited set of perquisites to all NEOs.

Anthem, Inc. 2019 Proxy Statement	43

Executive Compensation (continued)

Compensation Decision Making Process

Role of the Compensation Consultant

The Committee has selected Semler Brossy Consulting Group LLC (“Semler Brossy”) to act as its independent compensation consultant since 2010. The consultant reports directly to the Committee. The consultant reviews information provided to the Committee by management, develops its own recommendations with respect to CEO compensation decisions and provides advice to the Committee on the compensation decisions affecting all executives, including the NEOs. The consultant regularly attends and participates in Committee meetings and reports on compensation trends and best practices, plan design and the reasonableness of individual compensation awards. The consultant meets with the Committee and/or its members without management present. The consultant also has informal conversations with members of the Committee to determine compensation objectives. The consultant provides expert advice and guidance on the design and implementation of performance-based compensation programs that align with Company strategy, business and market characteristics, talent requirements, culture, management style and performance and Total Rewards strategies. The Committee uses the consultant’s recommendations as one of several factors in designing our executive compensation programs, reviewing and approving annual and long-term incentive plans and metrics, and making the compensation decisions affecting the CEO and other NEOs.

Compensation Consultant Independence

Semler Brossy does not provide any services to us other than those detailed above. At our February 2018 and February 2019 meetings, the Committee determined that no conflicts of interest exist with respect to Semler Brossy continuing to serve as an advisor to the Committee. In making this determination, the Committee considered various factors, including those set forth in the SEC’s and NYSE’s rules. Among other items, the Committee reviewed Semler Brossy’s policy on Consultant Independence, and certifications made by each of our executive officers and directors that he or she did not have a business or personal relationship with Semler Brossy or any of the individuals at Semler Brossy working on our engagement.

Role of Management

In general, the Committee meets with our CEO at the beginning of each year to agree upon the CEO’s performance objectives (both individual and Company) for the year. The Board also reviews these performance objectives. At the beginning of the following year, the CEO provides to the Committee a self-assessment, and the Committee evaluates the CEO’s performance based on this self-assessment and performance updates. The Committee meets in executive session to review the performance of the CEO based on achievement of the agreed-upon objectives, contribution to our performance and other leadership accomplishments. The results of the evaluation by the Committee are an important metric in evaluating CEO performance. This evaluation is shared with the CEO and the compensation consultant and is used by the Committee in setting the CEO’s compensation.

Our CEO and our other executive officers do not set their own compensation nor are they present when the Committee sets their specific individual compensation. Our CEO collects specific feedback from the Board with respect to the performance of our other executive officers, including our NEOs, provides his or her own evaluation of each executive officer’s performance to the Committee, and makes recommendations with respect to base salary and target AIP adjustments, AIP awards and equity awards for each executive officer. This recommendation is considered by the Committee, which makes its own ultimate determinations.

All NEOs participate in the annual and long-term business planning processes and our CEO recommends to the Committee the AIP and performance stock unit metrics and targets that result from these processes. These metrics and targets impact the compensation of the associates who participate in our AIP and who are granted PSUs.

Pay Positioning and Comparator Groups

The Committee has designed our executive compensation program to target total compensation (salary plus target AIP award plus long-term equity grant cost on the date of grant) at the median for comparable positions in our comparator groups, and total compensation is generally aligned with our comparator groups. Individuals

44	Anthem, Inc. 2019 Proxy Statement

Executive Compensation (continued)

new to their roles may be paid below median. High performing individuals who demonstrate superior performance over a long period of time may have pay positioned above the median of the compensation paid by the companies in the comparator groups.

In setting compensation, the Committee compares base salary, annual incentive opportunities and long-term compensation, in addition to target total compensation, for the NEOs to two distinct comparator groups. The first group includes our five largest direct health insurance competitors. The second group represents a sample of 42 similarly-sized companies from general industry based on earnings before income tax (“General Industry Group”), with a filter for market capitalization, and giving consideration to whether they compete with us in the executive labor market. The Committee selects earnings before income tax as a key operating parameter in selecting peer group companies because revenue may overstate our scale and complexity when compared to the general industry. The Committee uses two groups, as there are a limited number of direct industry competitors and many are substantially smaller than us. The Committee determines which companies should be in the comparator groups with the assistance of Semler Brossy. The comparator groups for 2018 were as follows:

(1)	Our five largest direct health insurance peers:

Aetna Inc.	Humana Inc.
Cigna Corporation	UnitedHealth Group Incorporated
Centene Corporation

(2)	General Industry Group:

Accenture Plc	Lowe's Companies, Inc.
Aetna Inc.	LyondellBasell Industries N.V.
Aflac Incorporated	MetLife, Inc.
American Airlines Group Inc.	Morgan Stanley
American Express Company	Nike, Inc.
American International Group, Inc.	Prudential Financial, Inc.
BlackRock, Inc.	QUALCOMM Incorporated
Capital One Financial Corporation	Target Corporation
Chubb Limited	Texas Instruments Incorporated
CVS Health Corporation	The Bank of New York Mellon Corporation
Delta Air Lines, Inc.	The Goldman Sachs Group, Inc.
DowDuPont Inc.	The PNC Financial Services Group, Inc.
Duke Energy Corporation	The Southern Company
Express Scripts Holding Company	The Travelers Companies, Inc.
Ford Motor Company	Time Warner Inc.
General Dynamics Corporation	Twenty-First Century Fox, Inc.
General Motors Company	Union Pacific Corporation
Gilead Sciences, Inc.	U.S. Bancorp
HCA Healthcare, Inc.	Valero Energy Corporation
HP Inc.	United Continental Holdings, Inc.
Lockheed Martin Corporation	Walgreens Boots Alliance, Inc.

In setting 2018 compensation, the Committee reviewed the available competitive market data from each of these comparator groups to better understand the pay practices and levels of companies in our size category and our direct peers. Where possible, the data that was used to make compensation decisions in March 2018 was taken from surveys of 2017 compensation of our comparator groups prepared by third-party survey companies and from the latest annual proxy statements and other public filings of these companies. In instances where a company listed above did not participate in the surveys or pay data was not available for a comparable position, the company was not included in the comparator group data for that position. In instances where our positions are structured in ways that do not match well with survey positions, the Committee compares based on target annual compensation pay rank, instead of role, as reported in the surveys.

Anthem, Inc. 2019 Proxy Statement	45

Executive Compensation (continued)

Competitive market data is only one of several resources made available to the Committee to assist it in setting executive compensation levels. The Committee’s consultant either reviews or develops the competitive market data for the benefit of the Committee. The Committee does not use the median described above as a formula to determine compensation or as a fixed target.

The Committee establishes an individual target opportunity for each NEO based on the Committee’s evaluation of the executive’s experience, level and scope of responsibility and individual performance. Actual cash compensation may be more or less than the target opportunity as a result of performance under the AIP. Realized compensation from our equity-based awards may be more or less than the target opportunity as a result of our performance relative to the PSU metrics and our stock price performance.

The Committee reviews actual base salaries, as well as target and actual prior year annual incentive awards to compare total target and actual cash compensation. The Committee also reviews actual ASC Topic 718 expense of the equity grants as the metric comparing long-term compensation with comparable positions, as well as the value of unvested equity awards held by the NEOs.

Benefits and perquisites represent a small proportion of the Total Rewards program for our NEOs.

Additional Compensation Policies

Stock Ownership Guidelines and Holding Requirements

We have stock ownership guidelines for all executive officers, including the NEOs, which is a multiple of the executive’s base salary. An executive has five years to meet the guideline, and the sale of our stock is restricted for executives who have not met their ownership requirements. The stock ownership guideline is six times base salary for the CEO, and three times base salary for the other NEOs. For the purposes of this program, all shares directly owned and unvested RSUs are included in the calculation. Unexercised stock options and unvested PSUs are not included in the calculation. The Committee reviews the extent to which our executive officers have complied with the guidelines. With the exception of Ms. Boudreaux, who was hired during 2017 and has five years to meet the guideline, our NEOs still serving as of December 31, 2018 each owned sufficient shares to meet his or her ownership guidelines as of year-end, based on the average closing stock price of $250.31 during 2018.

	Number of					Actual
	Shares	Value of Shares				Ownership as a
	Beneficially	Beneficially	Year-End	Required	Excess	Multiple of
Named Executive Officer	Owned	Owned	Salary	Holding	Holding	Base Salary
Ms. Boudreaux	11,104	$2,779,442	$1,400,000	$8,400,000	—	2.0
Mr. Gallina	15,659	$3,919,604	$800,000	$2,400,000	$1,519,604	4.9
Mr. Haytaian	40,206	$10,063,964	$800,000	$2,400,000	$7,663,964	12.6
Ms. McCarthy	38,756	$9,701,014	$825,000	$2,475,000	$7,226,014	11.8
Mr. Zielinski	26,084	$6,529,086	$700,000	$2,100,000	$4,429,086	9.3

See “Director Compensation — Board Equity Compensation and Stock Ownership Guidelines” on page 15 for a discussion of our directors’ stock ownership requirements.

Hedging and Pledging Restrictions and Trading Windows

All associates, including our NEOs, are prohibited from conducting any transactions that would permit the individual to continue to own our stock without the full risks and rewards of ownership. Prohibited transactions include short sales, publicly traded options transactions, hedging transactions, including zero cost collars and prepaid forward contracts, and margin accounts and pledges involving our stock. Designated associates, including all NEOs, are also prohibited from engaging in transactions in our stock during the quarterly period commencing on the fifteenth day of the last month of each calendar quarter and ending one full business day after the release of quarterly earnings.

46	Anthem, Inc. 2019 Proxy Statement

Executive Compensation (continued)

Recoupment Policy

We operate under a clawback/recoupment policy for incentive compensation. This policy provides that if we are required to restate our financial statements as a result of material noncompliance with a financial reporting requirement due to misconduct, the CEO, CFO and all other Section 16 officers (our executive officers and the Chief Accounting Officer) must repay any bonus or other incentive-based or equity-based compensation received during the 12 months after the inaccurate reporting, and any profits realized from the sale of stock during that 12‑month period. In 2018, the policy was amended to provide for the recoupment of any incentive-based compensation received in the prior 12 months if any officer who is subject to the reporting obligations of Section 16 of the Exchange Act violates a restrictive covenant (e.g., confidentiality, non-competition, non-solicitation and/or non-disparagement.) The Board of Directors will determine, on a case by case basis, if it is in the best interest of the Company and our shareholders to pursue recoupment in individual cases.

Tax Treatment of Compensation

The Patient Protection and Affordable Care Act amended the Tax Code to add Section 162(m)(6), which limits the amount that certain healthcare insurers, including the Company, may deduct for tax years starting after 2012. Section 162(m)(6) limits the tax deduction to $500,000 per individual, and makes no exception for performance-based compensation or commissions. In addition, the limit applies to compensation, including deferred compensation, paid to all current and former employees and most independent contractors, not just to compensation paid to a narrow group of current top executives. The rule became effective for employer tax years beginning after December 31, 2012. Consequently, the Company is limited to a $500,000 deduction for compensation paid to each NEO in 2018.

Section 409A of the Tax Code provides certain requirements for deferred compensation arrangements. Those requirements, among other things, limit flexibility with respect to the time and form of payment of deferred compensation. If a payment or award constitutes deferred compensation subject to Section 409A and the applicable requirements are not satisfied, the recipient could be subject to tax on the award and all other deferred compensation of the same type, and an additional 20% tax and interest at the underpayment rate plus 1%, at the time the legally binding right to the payment or award arises or, if later, when that right ceases to be subject to a substantial risk of forfeiture. Payments or awards under our plans and arrangements either are intended to not constitute “deferred compensation” for Section 409A purposes (and would thereby be exempt from Section 409A’s requirements) or, if they constitute “deferred compensation,” are intended to comply with the Section 409A statutory provisions and final regulations.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on the review and discussions with management, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report on Form 10‑K for the year ended December 31, 2018.

Compensation Committee

Lewis Hay, III, Chair
Robert L. Dixon, Jr.
Julie A. Hill
Elizabeth E. Tallett

Anthem, Inc. 2019 Proxy Statement	47

Executive Compensation (continued)

Assessment of Compensation-Related Risks

In January 2019, several members of our management team, including our Chief Accounting Officer and our Chief Risk Officer, conducted an assessment of the risks related to or arising from our compensation policies and practices, assisted by human resources personnel. The management team reviewed and discussed the various incentive designs, plan governance and associated behaviors, together with the performance metrics of our Company-wide compensation policies and programs. This group also reviewed the approval mechanisms of all Total Rewards programs for all associates, including salaries, incentive plans, sales incentives, stock options, performance stock units and restricted stock units. In its review and assessment, the team took into consideration the elements of our Total Rewards program for our senior executives, including the performance metrics used for the AIP, performance stock unit awards and other incentive compensation arrangements, and the elements of our compensation programs for our other employees.

In February 2019, the Compensation Committee reviewed and discussed the management team’s risk assessment. As part of its review, the Compensation Committee also noted the following factors that reduce the likelihood of excessive risk-taking by executives:

•	Our overall compensation levels are competitive with the market.
•

Our compensation mix is balanced among (i) fixed components like salary and benefits, (ii) annual incentives that reward total Company financial performance and individual performance, and (iii) a portfolio approach for stock awards with a balance among stock options, performance stock units and time-based restricted stock units.

•

We retained the three-year measurement period for our performance stock unit awards to balance compensation based on short- and long-term results. Having a mix of short- and long-term goals allows us to better align our compensation program with the interests of our shareholders.

•

A significant portion of our executive compensation is tied to how our stock price performs over a period of multiple years. Equity-based awards generally vest over three years and stock options have terms of ten years starting in 2015. This minimizes the benefit of a temporary spike in stock price.

•	Our recoupment policy covers all of our executive officers subject to Section 16 of the Exchange Act.
•	The Compensation Committee has discretion to reduce performance-based awards when it determines that such adjustments would be appropriate based on our interests and the interests of our shareholders.
•

Incentive programs use financial metrics with sliding scales, with amounts interpolated for awards between $0, target and maximum. Awards are capped for all annual incentives and performance stock units.

•	Funding, if applicable, for the AIP and performance stock units are based on results audited by the Internal Audit department.
•	Executive officers are subject to Stock Ownership Guidelines, holding requirements and our prohibition on hedging, pledging stock and short sales.

Based on its review and discussion of the assessment, the Compensation Committee determined that any risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company.

48	Anthem, Inc. 2019 Proxy Statement

Executive Compensation (continued)

Summary Compensation Table

The following table sets forth the compensation paid to or earned by each of our NEOs for the years ended December 31, 2018 and, where applicable, December 31, 2017 and December 31, 2016.

						Change in
						Pension
						Value &
					Non-Equity	Non-qualified
					Incentive	Deferred
					Plan	Compensation	All Other
		Salary	Stock	Option	Compensation	Earnings	Compensation	Total
Name & Principal Position	Year	($)	Awards ($) (1)	Awards ($) (2)	($) (3)	($) (4)	($) (5)	($)
Gail K. Boudreaux	2018	$1,400,000	$7,687,717	$2,562,332	$2,418,150	$0	$116,077	$14,184,276
President and	2017	$161,538	$2,000,215	$0	$0	$0	$4,500	$2,166,253
Chief Executive Officer
John E. Gallina	2018	$794,712	$2,437,580	$812,445	$993,390	$0	$115,739	$5,153,866
EVP and	2017	$768,173	$2,629,315	$812,445	$1,172,232	$11,190	$85,628	$5,478,983
Chief Financial Officer	2016	$623,918	$1,293,813	$431,215	$601,511	$4,429	$69,123	$3,024,009
Peter D. Haytaian	2018	$794,712	$3,437,672	$812,445	$784,381	$0	$107,333	$5,936,543
EVP and President,	2017	$768,170	$2,629,315	$812,445	$1,172,227	$0	$40,800	$5,422,957
Commercial and	2016	$740,371	$2,250,090	$749,918	$803,154	$0	$40,600	$4,584,133
Specialty Business Division
Gloria M. McCarthy	2018	$814,904	$2,437,580	$812,445	$1,018,630	$146,326	$206,902	$5,436,787
EVP and Chief	2017	$758,557	$2,629,442	$812,394	$1,327,476	$136,880	$151,937	$5,816,686
Administrative Officer	2016	$699,999	$1,875,112	$624,905	$759,359	$142,838	$130,299	$4,232,512
Thomas C. Zielinski	2018	$694,135	$1,875,115	$624,924	$685,111	$0	$98,354	$3,977,639
EVP and
General Counsel
Brian T. Griffin(6)	2018	$302,404	$4,937,811	$812,445	$0	$0	$13,500	$6,066,160
Former EVP and Chief	2017	$768,169	$2,629,315	$812,445	$1,172,226	$0	$30,000	$5,412,155
Executive Officer,	2016	$740,368	$2,250,090	$749,918	$803,152	$0	$30,000	$4,573,528
IngenioRx

(1)

The amounts in this column reflect the grant date fair value of stock awards issued during the respective fiscal years pursuant to our Incentive Plan (except disregarding the estimated forfeitures related to service-based vesting conditions) in accordance with ASC Topic 718. The grant date fair value of any performance-based awards was computed based on the level of performance that was deemed probable on the grant date.

The amounts in the "Stock Awards" column include the grant date fair values for time-based RSUs and PSUs. The grant date fair value for the PSUs was computed based on the target level of performance being achieved. The table below sets forth the grant date fair value of the RSUs granted in 2018 and the PSUs granted in 2018 at the target level of performance and the maximum level of performance.

	Restricted Stock	Performance Stock Units
Name	Units Granted	Target	Maximum
Gail K. Boudreaux	$2,562,650	$5,125,067	$20,500,270
John E. Gallina	$812,604	$1,624,976	$6,499,904
Peter D. Haytaian	$1,812,696	$1,624,976	$6,499,904
Gloria M. McCarthy	$812,604	$1,624,976	$6,499,904
Thomas C. Zielinski	$625,116	$1,249,999	$4,999,998
Brian T. Griffin	$812,604	$4,125,207	$11,500,366

(2)

The amounts in the "Option Awards" column reflect the grant date fair value of stock option awards issued during the respective fiscal years pursuant to our equity incentive plans (except disregarding the estimated forfeitures related to service-based vesting conditions) in accordance with ASC Topic 718.

The assumptions used in the calculation of the grant date fair value of the stock options are included in Note 14 to our audited consolidated financial statements included in Part II, Item 8 of our 2018 Annual Report on Form 10-K filed with the SEC on February 20, 2019.

(3)

The amounts in the "Non-Equity Incentive Plan Compensation" column represent cash AIP awards earned during the reported year, but paid in the following year. Based on Company performance and individual performance, the awards earned as a percentage of their respective target awards

Anthem, Inc. 2019 Proxy Statement	49

Executive Compensation (continued)

for 2018 (and paid in 2019) were 98.7% for each of Messrs. Haytaian and Zielinski and Ms. Boudreaux, and 125% for Mr. Gallina and Ms. McCarthy. Mr. Griffin resigned from the Company effective as of May 10, 2018 and was not eligible to receive a payout under the AIP for 2018.

(4)

The amounts in the "Change in Pension Value and Nonqualified Deferred Compensation Earnings" column reflect the increase in the actuarial present value of the NEO’s benefits under all pension plans established by us between such pension plans’ applicable measurement dates used for financial statement reporting purposes with respect to our audited financial statements. The value of Mr. Gallina’s benefits under such pension plans decreased by $989 in 2018. These amounts were determined using discount rate, lump sum interest rate, post-retirement mortality rate and payment distribution assumptions consistent with those used in our financial statements and include amounts which the NEOs may not currently be entitled to receive because such amounts are not vested. We do not provide any above market returns on deferred compensation so no deferred compensation earnings are included.

(5)	The amounts in the "All Other Compensation" column for 2018 include:
•

tax equalization payments of $8,989 and $4,475 for Messrs. Gallina and Zielinski, respectively, to reimburse them for the additional non-resident state income taxes owed outside their home states for time worked in other states, and to offset the increased tax liability to the executives as a result of the state income tax reimbursements;

•	$1,561 for the cost of an executive physical for Mr. Gallina;
•	$54,615 in relocation benefits provided to Ms. Boudreaux related to her relocation to Indianapolis;
•	a supplemental pension benefit contribution to the Deferred Compensation Plan for Ms. McCarthy in the amount of $92,662 in addition to the deferred compensation match shown in the table below; and
•

cash as part of the Anthem Directed Executive Compensation Plan (“DEC”), as described under “Compensation Plans – Anthem Directed Executive Compensation Plan,” and matching contributions made by us under the applicable 401(k) Plan, including a $1,000 discretionary Company contribution made to all employees in March 2018, and Deferred Compensation Plan in 2018 as follows:

	DEC		Deferred Comp
Name	Cash	401 (k) Match	Match
Gail K. Boudreaux	$54,000	$7,462	$0
John E. Gallina	$30,000	$12,000	$63,189
Peter D. Haytaian	$30,000	$12,000	$65,333
Gloria M. McCarthy	$30,000	$12,000	$72,240
Thomas C. Zielinski	$30,000	$12,000	$51,879
Brian T. Griffin	$12,500	$1,000	$0

Ms. Boudreaux also occasionally had family members accompany her on business travel on the corporate aircraft at no additional incremental cost to us.

(6)	Mr. Griffin resigned from the Company effective as of May 10, 2018 and forfeited all unvested equity awards including all equity awards granted in 2018.

50	Anthem, Inc. 2019 Proxy Statement

Executive Compensation (continued)

Grants of Plan Based Awards

									All Other	All Other
									Stock	Option	Exercise	Grant Date
			Estimated Future Payouts			Estimated Future Payouts			Awards: # of	Awards: # of	Price of	Fair Value
			Under Non-Equity Incentive			Under Equity Incentive			Shares of	Securities	Option	of Stock
			Plan Awards ($) (1)			Plan Awards (#)			Stock or	Underlying	Awards	and Option
Name	Grant Date		Threshold	Target	Maximum	Threshold	Target	Maximum	Units (#)	Options (#)	($/Share) (2)	Awards (3)
Gail K. Boudreaux			$0	$2,450,000	$4,900,000
	3/1/2018	(4)				0	22,087	88,348				$5,125,067
	3/1/2018	(5)							11,044			$2,562,650
	3/1/2018	(6)								46,554	$232.04	$2,562,332
John E. Gallina			$0	$794,712	$1,589,424
	3/1/2018	(4)				0	7,003	28,012				$1,624,976
	3/1/2018	(5)							3,502			$812,604
	3/1/2018	(6)								14,761	$232.04	$812,445
Peter D. Haytaian			$0	$794,712	$1,589,424
	3/1/2018	(4)				0	7,003	28,012				$1,624,976
	3/1/2018	(5)							3,502			$812,604
	3/1/2018	(6)								14,761	$232.04	$812,445
	3/1/2018	(7)							4,310			$1,000,092

Gloria M. McCarthy			$0	$814,904	$1,629,808
	3/1/2018	(4)				0	7,003	28,012				$1,624,976
	3/1/2018	(5)							3,502			$812,604
	3/1/2018	(6)								14,761	$232.04	$812,445
Thomas C. Zielinski			$0	$694,135	$1,388,270
	3/1/2018	(4)				0	5,387	21,548				$1,249,999
	3/1/2018	(5)							2,694			$625,116
	3/1/2018	(6)								11,354	$232.04	$624,924
Brian T. Griffin			$0	$794,712	$1,589,424
	3/1/2018	(4)				0	7,003	28,012				$1,624,976
	3/1/2018	(5)							3,502			$812,604
	3/1/2018	(6)								14,761	$232.04	$812,445
	3/1/2018	(8)				0	10,775	21,550				$2,500,231

(1)

These columns show the range of payouts targeted for 2018 performance under the AIP. The cash payouts for 2018 performance were made in March 2019 and are shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.” Mr. Griffin was not eligible for an AIP award due to his resignation. The plan includes various metrics to measure our performance, which each have a different weight and independent threshold, target and maximum performance levels. Operating gain is weighted at 80%, Provider Collaboration is weighted at 5%, Quality – Medicaid and Medicare is weighted at 10% and Service Excellence is weighted at 5%. Each metric is funded from 0% to 100% for performance between the threshold and target level and up to 200% for maximum performance. Payouts may reflect an adjustment up or down based on individual performance. The maximum total payment is 200% of target.

(2)	All options were granted at an exercise price equal to the fair market value based on the closing market value of our common stock on the NYSE on the date of grant.
(3)

The grant date fair value of these awards was calculated in accordance with ASC Topic 718. There is no assurance that the value realized by an executive, if any, will be at or near the amounts shown in this column.

(4)

Represents the PSUs granted to each NEO under the Incentive Plan. The final number of shares received depends on our performance versus our 3-year performance goals, as detailed in the CD&A beginning on page 30. The final number of shares received will be from 0% to 75% of target for performance between the threshold and target level (additional stretch performance is required to receive 100% of target as discussed in the CD&A) and up to 400% of target for maximum performance. These shares vest on March 1, 2021. The Compensation Committee will determine the payout, based on our performance against the performance goals, after the end of the 2018-2020 performance period.

(5)	Represents the number of RSUs granted to each NEO on the date shown under the Incentive Plan. The shares will vest in equal installments on the first three anniversaries of the grant date.
(6)

Represents the number of stock options granted to each NEO as an annual grant under the Incentive Plan. These shares vest in equal semi-annual installments at the end of each six-month period following the grant date.

(7)	Represents the number of RSUs granted to Mr. Haytaian in recognition of his change in responsibilities. The shares will vest in full on March 1, 2021.
(8)	Represents the number of PSUs granted to Mr. Griffin in recognition of his change in responsibilities. Upon Mr. Griffin’s resignation, the PSUs were forfeited.

Anthem, Inc. 2019 Proxy Statement	51

Executive Compensation (continued)

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
								Equity
							Equity	Incentive Plan
							Incentive Plan	Awards:
							Awards:	Market or Payout
	Number of	Number of				Market	Number of	Value of
	Securities	Securities			Number of	Value of	Unearned	Unearned
	Underlying	Underlying			Shares or	Shares or	Shares, Units or	Shares, Units or
	Unexercised	Unexercised	Option		Units of Stock	Units of Stock	Other Rights	Other Rights
	Options	Options	Exercise	Option	That Have Not	That Have	That Have Not	That Have Not
	Exercisable	Unexercisable	Price	Expiration	Vested	Not Vested	Vested	Vested
Name	(#)	(#)(1)	($/Share)	Date	(#)(2)	($)(3)	(#)(2)	($)(3)
Gail K. Boudreaux					11,044	$2,900,486	30,696	$8,061,690
	7,759	38,795	$232.04	3/1/28
John E. Gallina					7,835	$2,057,706	23,258	$6,108,249
	5,775	0	$146.93	3/2/25
	981	981	$131.80	3/1/26
	2,692	1,346	$132.51	6/1/26
	9,954	9,954	$166.97	3/1/27
	2,460	12,301	$232.04	3/1/28
Peter D. Haytaian					12,954	$3,402,109	28,116	$7,384,105
	3,762	0	$61.88	3/1/20
	11,409	0	$89.44	3/3/21
	10,127	0	$100.77	5/1/21
	22,353	0	$146.93	3/2/25
	20,290	4,058	$131.80	3/1/26
	9,954	9,954	$166.97	3/1/27
	2,460	12,301	$232.04	3/1/28
Gloria M. McCarthy					8,343	$2,191,122	26,288	$6,904,017
	16,762	0	$146.93	3/2/25
	15,217	3,044	$131.80	3/1/26
	1,449	726	$122.90	10/3/26
	7,656	7,658	$166.97	3/1/27
	2,302	2,304	$166.49	4/3/27
	2,460	12,301	$232.04	3/1/28
Thomas C. Zielinski					6,771	$1,778,268	22,357	$5,871,619
	4,064	0	$108.35	6/2/21
	0	3,382	$131.80	3/1/26
	0	7,658	$166.97	3/1/27
	0	9,462	$232.04	3/1/28
Brian T. Griffin (4)	0	0			0	$0	0	$0

(1)	The vesting schedule is shown below based on the expiration dates of the above grants:

Option
Expiration Date	Vesting Schedule
3/1/26	All shares vest on March 1, 2019
6/1/26	All shares vest on June 1, 2019
10/3/26	Vest in equal installments on April 3, 2019 and October 3, 2019
3/1/27	Vest in equal installments on March 1, 2019, September 1, 2019 and March 1, 2020
4/3/27	Vest in equal installments on April 3, 2019, October 3, 2019 and April 3, 2020
3/1/28	Vest in equal installments on March 1, 2019, September 1, 2019, March 1, 2020, September 1, 2020 and March 1, 2021

52	Anthem, Inc. 2019 Proxy Statement

Executive Compensation (continued)

(2)	The amounts in the "Number of Shares or Units of Stock That Have Not Vested" column represent the number of shares of common stock underlying unvested RSUs granted in 2016, 2017 and 2018.

The amounts in the "Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested" column represent the target number of PSUs granted to our NEOs in 2016, 2017 and 2018. The final number of shares earned will depend on our performance versus our performance goals over a three-year period, as detailed in the CD&A beginning on page 30. The payout of the 2016-2018 PSU Cycle is described on page 41, and resulted in the following PSUs, adjusted for performance, being earned at 106.9% of target: Mr. Gallina – 6,973; Mr. Haytaian – 12,166; Ms. McCarthy – 10,212; and Mr. Zielinski – 10,138. These unvested stock grants are detailed by vesting date in the table below.

		Restricted	Performance Stock	Performance Stock	Performance Stock
Name	Vesting Date	Stock Units	Units Granted in 2016	Units Granted in 2017	Units Granted in 2018
Gail K. Boudreaux	3/1/2019	3,681	—	—	—
	3/1/2020	3,681	—	—	—
	12/1/2020	—	—	8,609	—
	3/1/2021	3,682	—	—	22,087
John E. Gallina	3/1/2019	3,248	2,750	—	—
	6/1/2019	629	3,773	—	—
	3/1/2020	2,790	—	9,732	—
	3/1/2021	1,168	—	—	7,003
Peter D. Haytaian	3/1/2019	4,686	11,381	—	—
	3/1/2020	2,790	—	9,732	—
	3/1/2021	5,478	—	—	7,003
Gloria M. McCarthy	3/1/2019	3,838	8,536	—	—
	4/3/2019	376	—	—	—
	10/3/2019	170	1,017	—	—
	3/1/2020	2,415	—	7,486	—
	4/3/2020	376	—	2,246	—
	3/1/2021	1,168	—	—	7,003
Thomas C. Zielinski	3/1/2019	3,727	9,484	—	—
	3/1/2020	2,146	—	7,486	—
	3/1/2021	898	—	—	5,387

(3)	These amounts are calculated by multiplying $262.63, the closing price of our common stock on December 31, 2018, by the applicable number of shares.
(4)

Mr. Griffin resigned from the Company effective as of May 10, 2018. Under his award agreements, all unvested equity awards were forfeited upon his resignation, and Mr. Griffin held no outstanding equity awards as of December 31, 2018.

Anthem, Inc. 2019 Proxy Statement	53

Executive Compensation (continued)

Option Exercises and Stock Vested in 2018

	Option Awards		Stock Awards(1)
	Number of Shares	Value	Number of Shares	Value
	Acquired on Exercise	Realized Upon Exercise	Acquired on Vesting	Realized On Vesting
Name	(#)	($)	(#)	($) (2)
Gail K. Boudreaux	0	$0	0	$0
John E. Gallina	18,371	$2,347,809	7,361	$1,752,740
Peter D. Haytaian	1,936	$406,270	21,525	$5,168,268
Gloria M. McCarthy	0	$0	16,721	$4,018,054
Thomas C. Zielinski	28,281	$2,755,500	16,334	$3,921,274
Brian T. Griffin	59,421	$6,372,608	9,551	$2,283,970

(1)	The table includes the following shares:
•

Shares that vested pursuant to the 2015 annual grant: Mr. Gallina – 440 RSUs and 4,211 PSUs; Mr. Haytaian – 1,702 RSUs and 16,304 PSUs; Ms. McCarthy –1,277 RSUs and 12,228 PSUs; Mr. Zielinski – 1,277 RSUs and 12,228 PSUs; Mr. Griffin – 570 RSUs and 5,462 PSUs.

•	Shares that vested pursuant to the 2016 annual grant: Mr. Gallina – 459 RSUs; Mr. Haytaian – 1,897 RSUs; Ms. McCarthy – 1,423 RSUs; Mr. Zielinski – 1,581 RSUs; Mr. Griffin – 1,897 RSUs.
•	Shares that vested pursuant to the 2017 annual grant: Mr. Gallina – 1,622 RSUs; Mr. Haytaian – 1,622 RSUs; Ms. McCarthy – 1,248 RSUs; Mr. Zielinski – 1,248 RSUs; Mr. Griffin – 1,622 RSUs.
•	Ms. McCarthy had 170 RSUs vest pursuant to a 2016 promotion grant and 375 RSUs vested pursuant to a 2017 promotion grant.
•	Mr. Gallina had 629 RSUs vest pursuant to a 2016 promotion grant.
(2)

Amounts are calculated by multiplying the number of shares vesting by the market value of our common stock on the vesting date. The amounts also include dividend equivalents, if any, paid upon vesting.

Pension Benefits

The table below shows the present value of accumulated benefits payable to each of our NEOs, including the number of years of service credited to each such NEO, under each of the specified plans, computed as of December 31, 2018, the same pension plan measurement date used for financial reporting purposes with respect to our 2018 audited financial statements. Information regarding the specified plans can be found under the heading “Compensation Plans” beginning on page 59.

		Number of		Payments
		Years of	Present Value of	During the
		Credited	Accumulated	Last
Name	Plan Name	Service (#)	Benefit ($) (1)	Fiscal Year ($)
Gloria M. McCarthy	Anthem Cash Balance Plan B	44.58	$1,323,511	—
	Empire Blue Cross and Blue Shield Supplemental Cash Balance Pension Plan	44.58	$2,207,647	—
	Total		$3,531,158	—
John E. Gallina	Anthem Cash Balance Plan A(2)	11.58	$187,823	—
	Total		$187,823	—

(1)

Assumptions used in the calculation of the amounts in this column are included in Note 10 to our audited consolidated financial statements for the year ended December 31, 2018 included in our 2018 Annual Report on Form 10-K filed with the SEC on February 20, 2019.

(2)

The NEO’s years of actual service are greater than the credited service because the predecessor plans were frozen for certain participants. There is no resulting increase in benefits, because the NEO did not meet the Rule of 65.

54	Anthem, Inc. 2019 Proxy Statement

Executive Compensation (continued)

Nonqualified Deferred Compensation

	Executive	Anthem	Aggregated		Aggregated
	Contributions in	Contributions in	Earnings in	Aggregated	Balance at
	Last Fiscal	Last Fiscal	Last Fiscal	Withdrawals/	Last Fiscal
Name	Year (1)	Year (2)	Year	Distributions	Year End (3)
Gail K. Boudreaux	$142,154	$—	$(14,742)	—	$127,412
John E. Gallina	$276,918	$63,189	$(83,268)	—	$1,852,102
Peter D. Haytaian	$138,458	$65,333	$(6,463)	—	$197,328
Gloria M. McCarthy	$347,807	$164,902	$(161,232)	—	$6,718,008
Thomas C. Zielinski	$62,378	$51,879	$(15,598)	—	$336,686
Brian T. Griffin	$—	$—	$—	—	$—

(1)	These amounts are also included in the "Salary" and "Non-Equity Incentive Plan Compensation" columns of the Summary Compensation Table.
(2)	These amounts are also included in the "All Other Compensation" column of the Summary Compensation Table.
(3)

Amounts in this column reflect all nonqualified deferred compensation for each NEO. Portions of such amounts are included in the "Salary", "Non-Equity Incentive Plan Compensation" and "All Other Compensation" columns of the Summary Compensation Table for all applicable years for each NEO.

Potential Payments Upon Termination or Change in Control

The following table describes the potential additional payments and benefits under our compensation and benefit plans and arrangements to which the NEOs would be entitled upon termination of employment. The NEOs would also be entitled to vested benefits and generally available benefits under our various plans and arrangements, as discussed after the following table. The following includes the various types of circumstances that would trigger payments and benefits under plans, agreements and arrangements currently in effect, but it is always possible that different arrangements could be negotiated in connection with an actual termination of employment or change in control. Further, the amounts shown are estimates and are based on numerous assumptions, including that employment terminated on December 31, 2018. Therefore, the actual amounts of the payments and benefits that would be received by the NEOs could be more or less than the amounts set forth below, and can only be determined at the time of an actual termination of employment event.

Anthem, Inc. 2019 Proxy Statement	55

Executive Compensation (continued)

			Acceleration or				Total Post
		AIP Award	Continuation of	Continuation of	Continuation of	Post	Termination
	Cash	for Year of	Equity	Executive	Health & Life	Termination	Payment &
	Severance	Termination	Awards (1)	Benefits	Coverage (2)	Benefits (3)	Benefit Value
Gail K. Boudreaux
Company initiated (not for cause) or good reason termination by employee following a change in control(4)	$12,012,000	$2,450,000	$12,148,915	$162,000	$32,544	$14,210	$26,819,669
Company initiated (not for cause) or good reason termination by employee(5)	$7,700,000	$2,418,150	$2,260,982	$108,000	$21,696	$14,210	$12,523,038
Retirement(6)	$0	$0	$0	$0	$0	$0	$0
Resignation(7)	$0	$0	$0	$0	$0	$0	$0
Death	$0	$2,418,150	$12,148,915	$0	$0	$0	$14,567,065
Long Term Disability	$0	$2,418,150	$12,148,915	$0	$0	$0	$14,567,065
For Cause	$0	$0	$0	$0	$0	$0	$0
John E. Gallina
Company initiated (not for cause) or good reason termination by employee following a change in control(4)	$4,992,000	$993,390	$9,797,928	$90,000	$32,544	$14,210	$15,920,072
Company initiated (not for cause) or good reason termination by employee(5)	$3,200,000	$993,390	$9,797,928	$60,000	$21,696	$14,210	$14,087,224
Retirement(6)	$0	$993,390	$9,797,928	$0	$0	$0	$10,791,318
Resignation(7)	$0	$993,390	$9,797,928	$0	$0	$0	$10,791,318
Death	$0	$993,390	$9,797,928	$0	$0	$0	$10,791,318
Long Term Disability	$0	$993,390	$9,797,928	$0	$0	$0	$10,791,318
For Cause	$0	$0	$0	$0	$0	$0	$0
Peter D. Haytaian
Company initiated (not for cause) or good reason termination by employee following a change in control(4)	$4,992,000	$800,000	$12,645,609	$90,000	$32,544	$14,210	$18,574,363
Company initiated (not for cause) or good reason termination by employee(5)	$3,200,000	$784,381	$4,202,868	$60,000	$21,696	$14,210	$8,283,155
Retirement(6)	$0	$0	$0	$0	$0	$0	$0
Resignation(7)	$0	$0	$0	$0	$0	$0	$0
Death	$0	$784,381	$12,645,609	$0	$0	$0	$13,429,990
Long Term Disability	$0	$784,381	$12,645,609	$0	$0	$0	$13,429,990
For Cause	$0	$0	$0	$0	$0	$0	$0
Gloria M. McCarthy
Company initiated (not for cause) or good reason termination by employee following a change in control(4)	$5,395,500	$1,018,630	$10,925,188	$90,000	$32,544	$14,210	$17,476,072
Company initiated (not for cause) or good reason termination by employee(5)	$3,300,000	$1,018,630	$10,925,188	$60,000	$21,696	$14,210	$15,339,724
Retirement(6)	$0	$1,018,630	$10,925,188	$0	$0	$0	$11,943,818
Resignation(7)	$0	$1,018,630	$10,925,188	$0	$0	$0	$11,943,818
Death	$0	$1,018,630	$10,925,188	$0	$0	$0	$11,943,818
Long Term Disability	$0	$1,018,630	$10,925,188	$0	$0	$0	$11,943,818
For Cause	$0	$0	$0	$0	$0	$0	$0
Thomas C. Zielinski
Company initiated (not for cause) or good reason termination by employee following a change in control(4)	$4,368,000	$700,000	$9,114,361	$90,000	$32,544	$14,210	$14,319,115
Company initiated (not for cause) or good reason termination by employee(5)	$2,800,000	$685,111	$9,114,361	$60,000	$21,696	$14,210	$12,695,378
Retirement(6)	$0	$685,111	$9,114,361	$0	$0	$0	$9,799,472
Resignation(7)	$0	$685,111	$9,114,361	$0	$0	$0	$9,799,472
Death	$0	$685,111	$9,114,361	$0	$0	$0	$9,799,472
Long Term Disability	$0	$685,111	$9,114,361	$0	$0	$0	$9,799,472
For Cause	$0	$0	$0	$0	$0	$0	$0
Brian T. Griffin
Resignation(8)	$0	$0	$0	$0	$0	$0	$0

(1)

For all NEOs, all unvested equity awards vest immediately upon termination following a change in control or due to death or long-term disability. Upon an eligible retirement, unvested equity awards generally continue to vest on the existing vesting schedule. Mr. Gallina, Ms. McCarthy and Mr. Zielinski are currently retirement eligible under the Incentive Plan. The amounts in this column represent (1) for stock option awards, the amount that could be realized from the exercise of all unvested stock options held by the NEO that would immediately vest or continue to vest upon the indicated termination, which is calculated by subtracting the exercise price of the option from the market price of a share of our common stock on December 31, 2018, and multiplying the result by the total number of shares that could be acquired on exercise at that exercise price, and (2) for RSUs and PSUs, the value of the unvested RSUs held by the NEO that would vest or continue to vest upon the indicated termination, which is calculated by multiplying the number of such units by the market price of a share of our common stock on December 31, 2018.

(2)	Estimate based on the average Company cost per employee for these coverages.

56	Anthem, Inc. 2019 Proxy Statement

Executive Compensation (continued)

(3)	Represents outplacement services available under our policy.
(4)

These amounts apply to a termination following a change in control that is a Company initiated termination not for cause, or a good reason termination by the employee, as defined in our Executive Agreement Plan. All current NEOs are participants in the Executive Agreement Plan, which provides the following benefits for this termination event: (1) a severance benefit of 300% of annual base salary plus target AIP award, (2) a payment equal to 4% of this amount to cover the value of the Company match under the 401(k) Plan and supplemental plan on this payment for all NEOs except Ms. McCarthy, who is eligible for a payment equal to 9% of this amount to cover the value of the Company match under the 401(k) Plan, pension contribution and supplemental plan contributions on this payment, (3) an annual AIP award equal to the greater of the annual target AIP award or AIP award earned under the normal terms of the AIP plan for the year, (4) a payment equal to 300% of the annual value of executive benefits, and (5) a three-year continuation of health and life insurance coverage.

(5)

Executive is a participant in our Executive Agreement Plan, which provides the following benefits for this termination event: (1) a severance benefit of 200% of annual base salary plus target AIP award, (2) a two-year continuation of health and life insurance coverage, and (3) a payment equal to 200% of the annual value of executive benefits. The acceleration or continuation of equity awards is dependent on the terms of the grant. Messrs. Gallina and Zielinski and Ms. McCarthy are eligible for retirement and their outstanding grants as of December 31, 2018 would continue to vest upon this termination event. In accordance with Ms. Boudreaux’s employment agreement, her sign-on PSU grant will continue to vest in accordance with the terms of the grant for this termination event. Mr. Haytaian would be eligible for partial vesting of his 2016 and 2017 PSU grants based on this termination event.

(6)	Mr. Gallina, Ms. McCarthy and Mr. Zielinski are eligible for retirement treatment under the AIP and Incentive Plan. No other NEOs are currently retirement eligible.
(7)

Beginning in 2018, participants in the AIP plan are eligible for a payment only if they remain employed through the date of the AIP payout with certain exceptions. If the executives resign after December 31, 2018 but prior to the payout, they will not receive a payout under the AIP unless they meet retirement eligibility criteria. Since this table assumes a resignation on December 31, 2018, a payout under the AIP is earned only by Mr. Gallina, Ms. McCarthy and Mr. Zielinski who are each retirement eligible under the AIP plan.

(8)	Mr. Griffin resigned from the Company effective as of May 10, 2018. As shown, he received no post-termination pay or benefits.

The NEOs would also be entitled to the vested benefits included in the Outstanding Equity Awards at Fiscal Year-End table, the Nonqualified Deferred Compensation table and the Pension Benefits table. In addition, the amounts shown in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include accrued salary, health benefits and distribution of account balances under the 401(k) Plan.

CEO Pay Ratio

We are providing the following information about the relationship of the annual total compensation of our median employee and the annual total compensation of our Chief Executive Officer (CEO).

For 2018:

•	The annual total compensation of the median employee of our Company, as described below, was $72,308.
•	The annual total compensation of our CEO as reported in the Summary Compensation Table included on page 49 of this proxy statement was $14,184,276.
•

Based on this information for 2018, we reasonably estimate that the ratio of our CEO’s annual total compensation to the annual total compensation of our median employee was 196:1. Our pay ratio estimate has been calculated in a manner consistent with Item 402(u) of Regulation S-K.

While performing our 2018 pay ratio analysis, we determined that our previously identified median employee was no longer employed by Anthem as of December 31, 2018, so we concluded that we should re-identify a new median employee using the calculation set forth below. The calculation uses the same methodologies, material assumptions, adjustments and estimates as we used in our pay ratio disclosure for 2017.

As of December 31, 2018, our employee population, including all full-time, part-time and temporary workers, consisted of approximately 64,011 individuals. We elected to exclude all of our employees in India (1,290 employees) and Ireland (124 employees) from our determination of the median employee. The median employee was selected from an adjusted employee population of 62,596 employees in the United States (excluding our CEO), who were employed on December 31, 2018. This includes 61,837 full-time, 627 part-time and 132 temporary workers.

Anthem, Inc. 2019 Proxy Statement	57

Executive Compensation (continued)

To identify the median employee we used the following methodology and consistently applied material assumptions, adjustments and estimates:

•	We identified the median compensated employee based on payroll data as of December 31, 2018.
•

We compared the payroll data for the 62,596 employees described above using a compensation measure consisting of total base pay related wages paid during 2018. Base pay related wages include the amount of base salary the employee received during the year and all other pay elements related to base pay including, but not limited to, holiday pay, paid time off, overtime and shift differentials. We did not include cash bonuses, commissions, equity grants or any adjustment for the value of benefits provided.

•

Based on the total base pay related wages of each employee, we identified a cohort of 101 employees, consisting of the median employee and the 50 employees above and the 50 employees below the median base pay value. After evaluating the pay characteristics of each employee in the cohort, we removed employees who appeared to have anomalous pay characteristics (such as a hire date during the year, grandfathered in a pension benefit not offered to new hires, or recipient of a one-time bonus that is not expected in future years) that could significantly distort the pay ratio calculation.

•

We then selected the employee with total base pay related wages closest to the median compensated employee who did not have anomalous pay characteristics, and used that employee as our identified median employee for purposes of calculating the CEO pay ratio.

Using the identified median employee, we calculated that employee’s annual total compensation, including any perquisites and other benefits, in the same manner that we determine the annual total compensation of our named executive officers for purposes of the Summary Compensation Table disclosed above.

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

58	Anthem, Inc. 2019 Proxy Statement

Compensation Plans

Annual Incentive Plan

Under the Annual Incentive Plan (the “AIP”), participants are eligible to receive awards of cash or shares of restricted stock based upon the achievement of performance metrics established by the Compensation Committee. Such awards are stated as a percentage of earnings payable to the eligible associates, with a range of targets from 2.5% to 175%. The Compensation Committee retains the discretion to adjust these earned awards to reflect individual performance. The maximum award is 200% of target. In 2018, the amounts earned by our NEOs under the AIP were paid in cash under the 2017 Anthem Incentive Compensation Plan (the “Incentive Plan”). Amounts payable under the AIP are paid during the year immediately following the performance year and are payable only upon approval of the Compensation Committee. Participants must have been employed on or before October 1st of the performance year in order to receive a payment under the AIP. Also, beginning with AIP payments for the 2018 performance year paid in early 2019, participants must be actively employed by us on the payment date of the AIP award to receive an award. In the event a non-executive participant is part of a reduction in force after September 30th of a particular year or an executive participant is terminated by us after September 30th of such year and is receiving a severance benefit, or in the event of a death, qualified retirement or an approved disability of a participant during a plan year, a prorated amount may be payable.

2017 Anthem Incentive Compensation Plan

In May 2017, our shareholders approved the Incentive Plan. The Incentive Plan gives the authority to the Compensation Committee to make incentive awards consisting of stock options, restricted stock, restricted stock units, cash-based awards, stock appreciation rights, performance shares, performance units and other stock-based awards. The Compensation Committee selects the participants from our non-employee directors, employees and consultants and determines whether to grant incentive awards, the types of incentive awards to grant and any requirements and restrictions relating to incentive awards. The Compensation Committee is also authorized to grant shares of restricted and unrestricted common stock in lieu of obligations to pay cash under other plans and compensatory arrangements, including the AIP.

The Incentive Plan reserved for issuance for incentive awards to non-employee directors, employees and consultants a maximum of 37,500,000 shares, which represents the sum of 16,000,000 new shares authorized under the Incentive Plan, plus up to 14,000,000 shares that have previously been approved by our shareholders for issuance under the Anthem Incentive Compensation Plan, which was approved by our shareholders in May 2006, as subsequently amended (the “2006 Stock Plan”) but have not been awarded, plus up to 7,500,000 shares which are subject to outstanding awards under the 2006 Stock Plan which may be available for the grant of awards under the Incentive Plan to the extent the shares underlying such outstanding awards are not issued due to expiration, forfeiture, cancellation, settlement in cash in lieu of shares or otherwise on or after May 18, 2017. From and after May 18, 2017, no further grants or awards were made under the 2006 Stock Plan.

Amerigroup 2009 Equity Incentive Plan

The Amerigroup Corporation 2009 Equity Incentive Plan (the “Amerigroup Plan”) was approved by Amerigroup’s shareholders in May 2009. Under the Amerigroup Plan, associates of Amerigroup and its subsidiaries received equity-based compensation, including restricted stock and stock options. Pursuant to the merger agreement between Amerigroup and us, all equity awards for Amerigroup common stock outstanding at the close of the merger were converted into equity awards for our common stock and were assumed by us. No new equity awards can be made under the Amerigroup Plan.

Employee Stock Purchase Plan

In May 2009, shareholders approved the amended and restated Employee Stock Purchase Plan (the “Stock Purchase Plan”), which is intended to comply with Section 423 of the Internal Revenue Code of 1986, as amended (the “Tax Code”) and to provide a means by which to encourage and assist associates in acquiring a stock ownership interest in us. The Stock Purchase Plan is administered by the Compensation Committee and amended and restated a previously approved employee stock purchase plan. The Compensation Committee

Anthem, Inc. 2019 Proxy Statement	59

Compensation Plans (continued)

has complete discretion to interpret and administer the Stock Purchase Plan and the rights granted under it and determines the terms of each offering that permits purchases of our common stock. Any of our associates are eligible to participate, as long as the associate does not own stock totaling 5% or more of our voting power or value. No associate is permitted to purchase more than $25,000 worth of stock in any calendar year, determined in accordance with Section 423 of the Tax Code. Based on the current terms of the Stock Purchase Plan, this value is determined based on the lesser of the fair market value of the stock on the first or last trading day of each plan offering period. The Stock Purchase Plan reserved 14,000,000 shares of stock for issuance and purchase by associates.

Associates become participants by electing payroll deductions from 1% to 15% of gross compensation. Payroll deductions are accumulated during each plan offering period and applied toward the purchase of stock on the last trading day of each plan offering period. Effective January 1, 2019, the purchase price per share equals 90% (or such higher percentage as may be set by the Compensation Committee) of the lesser of the fair market value of a share of common stock on the first or last trading day of the plan offering period. Once purchased, the stock is accumulated in the associate’s investment account and must be held for one year from the purchase date as long as the associate is still actively employed by us.

Prior to January 1, 2019, the purchase price was 95% of the fair market value of a share of common stock on the last trading day of the plan offering period. Shares purchased prior to January 1, 2019 are not subject to the one-year holding period.

Securities Authorized for Issuance under Equity Compensation Plans

Securities authorized for issuance under our equity compensation plans as of December 31, 2018 are as follows:

Number of securities
	to be issued upon	Weighted-average	Number of securities
	exercise of	exercise price of	remaining available for
	outstanding options,	outstanding options,	future issuance under equity
Plan Category(1)	warrants and rights (2)	warrants and rights	compensation plans (3)
Equity compensation plans approved by security holders as of December 31, 2018	3,675,937	$ 149.75	31,965,981

(1)	We have no equity compensation plans pursuant to which awards may be granted in the future that have not been approved by security holders.
(2)

Excludes 3,820 shares to be issued upon the exercise of outstanding stock options under the Amerigroup Plan assumed by us as part of the acquisition of Amerigroup as of December 31, 2018. The weighted average exercise price of these excluded options was $60.15. Including all such assumed options and the outstanding options shown in the table, there were a total of 3,679,757 shares to be issued upon the exercise of outstanding stock options as of December 31, 2018. The weighted average exercise price of these options was $149.66. We also had 1,735,325 unvested shares of restricted stock outstanding as of December 31, 2018.

(3)

Excludes securities reflected in the first column, “Number of securities to be issued upon exercise of outstanding options, warrants and rights.” Includes 26,922,746 shares at December 31, 2018 available for issuance as stock options, restricted stock awards, performance stock awards, performance unit awards and stock appreciation rights under the Incentive Plan. Includes 5,043,235 shares of common stock at December 31, 2018 available for issuance under the Stock Purchase Plan.

Anthem Directed Executive Compensation Plan

The Anthem Directed Executive Compensation Plan (the “DEC”) is a plan that provides our officers with flexibility to tailor certain personal benefits or perquisites to meet their needs using cash credits. The amount of cash credits the executive receives is based upon his or her position with us, with the Chief Executive Officer receiving $54,000 per year in cash credits, executive vice presidents receiving $30,000 per year in cash credits and senior vice presidents and vice presidents receiving $12,000 per year in cash credits. Cash credits under the DEC are paid to the executive in cash and are in lieu of executive perquisites such as the following: automobile-related benefits, airline clubs, savings or retirement accounts and additional life insurance or long-term disability insurance.

Effective January 1, 2019, the DEC was converted from a cash credit program to a reimbursement program. The annual credits will be available to reimburse the officer for services such as financial planning, investment advice, estate planning, tax preparation and related legal fees associated with the above services.

Newly hired or promoted executives will participate in the program at the beginning of the month following their hire date or the effective date of their promotion and receive a prorated amount of credits for the year.

60	Anthem, Inc. 2019 Proxy Statement

Compensation Plans (continued)

Anthem, Inc. Executive Salary Continuation Plan

We maintain the Anthem, Inc. Executive Salary Continuation Plan for vice presidents, senior vice presidents, and executive vice presidents. Salary continuation is provided at no cost to the executive and pays a benefit equal to 100% of base salary and is payable on the first day of a covered disability, for up to 180 days.

Anthem 401(k) Plan

We maintain the Anthem 401(k) Plan (the “401(k) Plan”). The 401(k) Plan is sponsored by ATH Holding Company, LLC and is designed to provide all of our associates with a tax-deferred, long-term savings vehicle. During 2018, we made matching contributions in an amount equal to 100% of the first 3% and 50% of the next 2% of an associate’s eligible earnings that he or she contributed. Eligible earnings for executives are base salary, AIP cash awards and cash bonuses. Eligible earnings for associates are generally base salary, overtime, commissions, AIP cash awards and other cash bonuses. Associates are eligible to participate upon hire and our matching contributions begin following one year of service. None of our matching contributions is in the form of our common stock. During 2018, associates could contribute 1% to 60% of his or her eligible earnings. In addition, participants who are age 50 by the end of a plan year can contribute an additional amount (a “catch-up contribution”), up to the limit described in Section 414(v) of the Tax Code as in effect for the plan year in which the contribution is made. We offer 27 investment funds for participants to invest their contributions. Our common stock is an investment option under the 401(k) Plan. Another investment option is the Vanguard Brokerage Option, which offers 401(k) Plan participants the opportunity to invest in over 10,000 mutual funds of their choice. A participant in the 401(k) Plan can change his or her election at any time (24 hours a day, seven days a week). A participant can also change how he or she wants his or her future contributions and earning on those contributions invested in multiples of 1%, and can transfer or reallocate current investments in multiples of 1% or in flat dollar amounts. Associate contributions and our matching contributions vest immediately for associates hired on or before January 1, 2019.

Effective January 1, 2019, the matching contribution formula was increased to 100% of the first 3% and 50% of the next 3% of an associate’s eligible earnings that he or she contributes. Associates hired after January 1, 2019, are eligible to participate in the 401(k) Plan 30 days after their hire date and are subject to a two-year vesting period on our matching contributions.

Anthem, Inc. Comprehensive Non-Qualified Deferred Compensation Plan

Eligible participants may begin participation in the Anthem, Inc. Comprehensive Non-Qualified Deferred Compensation Plan (the “Deferred Compensation Plan”) once the participant reaches the maximum contribution amount for the 401(k) Plan. An eligible participant may defer a percentage not to exceed 60% of his or her eligible earnings and may defer a percentage of his or her award under the AIP, but only to the extent that his or her aggregate base salary and AIP award deferral does not exceed 80% of his or her compensation, into the Deferred Compensation Plan. Those contributions were matched by us at the same rate as they would have been in the 401(k) Plan. The annual incentive deferral option allows an additional deferral of amounts under the AIP and is matched at the same rate as the rate for the 401(k) Plan.

Investment options for the Deferred Compensation Plan mirror those for the 401(k) Plan other than our common stock and the Vanguard Brokerage Option are not available. The frequency and manner of changing investment options also mirrors the 401(k) Plan.

The Deferred Compensation Plan includes a supplemental pension benefit contribution program which in general credits eligible participants quarterly with a contribution equal to the difference between the amount which was actually credited to his or her account under the Anthem Cash Balance Plan (the “Pension Plan”) and the amount which would have been credited to his or her account had the amount not been limited as a result of Section 401(a)(17) or Section 415 of the Tax Code. None of the NEOs received contributions under either the Pension Plan or the supplemental pension provision of the Deferred Compensation Plan except Ms. McCarthy.

Account balances in the Deferred Compensation Plan are payable at the election of the participant in a single lump sum or installments.

Anthem, Inc. 2019 Proxy Statement	61

Compensation Plans (continued)

All supplemental pension benefit contributions were frozen effective December 31, 2018, in connection with the freezing of the pension benefit contributions under the Pension Plan as described below. Interest will still be credited on existing account balances.

Empire Blue Cross and Blue Shield 2005 Executive Savings Plan

The Empire Blue Cross and Blue Shield 2005 Executive Savings Plan (the “2005 Executive Savings Plan”) enabled eligible executives to defer a portion of their base salaries or incentive compensation and to receive the benefit of a matching contribution from us. Effective December 31, 2006, the 2005 Executive Savings Plan was frozen, and no new contributions will be permitted to be made to this plan. Key employees, as defined in the Tax Code, were eligible to participate in this unfunded, non-qualified executive savings plan based upon a qualifying salary range which is adjustable on a yearly basis. In 2006, associates who had an annual base salary of at least $100,000, as of December 1, 2005 (or date of hire if a newly-hired associate) or total compensation earned from January 1 through December 1, 2005 of at least $140,000, could participate in the 2005 Executive Savings Plan.

Participation in the 2005 Executive Savings Plan was voluntary, and participants could make whole-year and make-up elections. A whole-year election was effective for the entire plan year and must have specified a deferral percentage between 5% and 80% of base salary of any incentive award under the annual Executive Incentive Compensation Plan, and of other performance-based awards as defined in the 2005 Executive Savings Plan. The maximum deferral percentage was subject to adjustment in our discretion. A make-up election became effective once total compensation for the plan year reached the maximum amount that would be recognized in that plan year under applicable tax laws for purposes of our 401(k) Plan. As of January 1, 2006, the maximum amount was $215,000. A make-up election was for any whole percentage up to 6% of total compensation in excess of $215,000. We credited the associate’s account with an employer match up to 50% of the amount of the total compensation deferred pursuant to the make-up election. The vesting period for the employer match was three years of service.

The participant may designate, from among the investment funds available for selection under the 2005 Executive Savings Plan, which are actively managed by an independent investment manager, the fund or funds to be used to attribute hypothetical investment performance to amounts added to his or her account during the plan year. Nothing in the 2005 Executive Savings Plan requires the employer to invest, earmark, or set aside its general assets in any specific manner.

The fund or funds selected are subject to market fluctuations and, as such, there are no above-market or preferential earnings on deferred compensation paid during the fiscal year, but deferred at the election of the executive.

Anthem Cash Balance Plan

We maintain the Pension Plan, which continues to be sponsored by ATH Holding Company, LLC. It is a non-contributory pension plan for certain associates that is qualified under Section 401(a) of the Tax Code and is subject to the Employee Retirement Income Security Act of 1974, as amended. On January 1, 1997, we converted the Pension Plan from a final average compensation pension plan into a cash balance pension plan. The Pension Plan covered substantially all full-time, part-time and temporary associates, including executive officers, and provides a set benefit at age 65, the normal retirement age under the Pension Plan. Effective January 1, 2006, participation was frozen. The Pension Plan applies only to participants who were active as of that date. Active participants whose sum of age (in complete years) and years of service as defined by the Pension Plan (in complete years) equaled or exceeded 65 (“Rule of 65 Participants”), including executives, were eligible to continue to accrue benefits under the Pension Plan formula. None of the NEOs is a Rule of 65 Participant, except for Ms. McCarthy. Effective January 1, 2011, we spun out the Rule of 65 Participants into a new plan, the WellPoint Cash Balance Pension Plan B, which has been renamed the Anthem Cash Balance Plan B. Effective January 1, 2012, the Pension Plan was renamed the Anthem Cash Balance Plan A.

Under the Pension Plan, at the end of each calendar quarter, a bookkeeping account for each participant is credited with interest. Effective January 1, 2016, interest is calculated based on the average yield for the 10‑year U.S. Treasury Constant Maturity Bond for the month of September of the preceding plan year but not

62	Anthem, Inc. 2019 Proxy Statement

Compensation Plans (continued)

lower than 3.85%. Account balances are payable in a single lump sum or an actuarially-equivalent annuity commencing on the first of any month following termination of employment.

Effective December 31, 2018, all benefit accruals under the Pension Pan were frozen. Interest will still be credited on existing account balances.

Empire Blue Cross and Blue Shield Supplemental Cash Balance Pension Plan

WellChoice provided a supplemental cash balance pension plan (the “Empire Supplemental Pension Plan”), which was assumed by us when we acquired WellChoice. Effective December 31, 2006, the Empire Supplemental Pension Plan was frozen. Interest is still credited on existing account balances. The Empire Supplemental Pension Plan is not tax-qualified. The purpose of this plan was to replace pension benefits which were lost through the Empire Pension Plan because of an executive’s elective deferral of compensation or because of the limitations on benefits or includible compensation imposed for highly-compensated employees by the Tax Code. The supplemental retirement benefit paid to each participant in the Empire Supplemental Pension Plan was equal to the difference between the participant’s benefit under the Empire Pension Plan and what the participant’s benefit under that plan would have been if the participant’s elective deferrals and the participant’s compensation in excess of the Tax Code’s limitations were included in the definition of compensation under the Empire Pension Plan. The supplemental retirement benefit is calculated pursuant to the provisions of the Empire Supplemental Pension Plan and paid in a single sum. Also, in the event of the death of a participant prior to the participant’s benefit payment date, a single sum, or payments made in installments, in accordance with the participant’s election, calculated pursuant to the provisions of the plan, is paid to the participant’s beneficiary. Benefits under this plan are paid only to the extent they are vested. A participant with a vested benefit under the Empire Pension Plan is paid the supplemental retirement benefit according to the schedule set forth in the plan or as soon as administratively practicable thereafter.

Executive Severance Arrangements

Anthem, Inc. Executive Agreement Plan

The Anthem, Inc. Executive Agreement Plan (the “Executive Agreement Plan”) is intended to protect our key executive employees and key employees of our subsidiaries and affiliates against an involuntary loss of employment (without cause) so as to attract and retain such employees and to motivate them to enhance our value. The Executive Agreement Plan is administered by a committee appointed by our Chief Human Resources Officer.

Our key executive employees and key employees of our subsidiaries and affiliates, including each vice president, senior vice president, executive vice president and any other key executive selected by our Chief Executive Officer, are eligible to participate in the Executive Agreement Plan. An eligible executive will only become a participant in the Executive Agreement Plan upon his or her execution of an employment agreement with us. In general, the terms of the Executive Agreement Plan will replace a participant’s pre-existing agreements for employment, severance or change in control benefits, or restrictive covenants.

Severance pay and benefits are triggered under the Executive Agreement Plan upon a termination of a participant’s employment by us for any reason other than death, disability (each as defined in the Executive Agreement Plan), “cause” (as defined below) or a “transfer of business” (as defined below). Severance pay and benefits will also be provided under the Executive Agreement Plan (at enhanced levels for each participant who is an executive vice president) upon a termination of a participant’s employment (1) by us for any reason other than death, disability, cause, or a transfer of business, during certain periods prior to, or the 36‑month period after, a “change in control” (as defined in the Executive Agreement Plan), or (2) by the participant for “good reason” (as defined below), during the 36‑month period after a change in control.

Anthem, Inc. 2019 Proxy Statement	63

Compensation Plans (continued)

Under the Executive Agreement Plan, “cause” means any act or failure to act which constitutes:

(1)	fraud, embezzlement, theft or dishonesty against us;
(2)	a material violation of law in connection with or in the course of the participant’s duties or employment;
(3)	commission of any felony or crime involving moral turpitude;
(4)	any violation of any of the restrictive covenants contained in the Executive Agreement Plan;
(5)	any other material breach of the related employment agreement;
(6)	a material breach of any of our written employment policies;
(7)	conduct which tends to bring us into substantial public disgrace or disrepute; or
(8)	a material violation of our Standards of Ethical Business Conduct,

except that with respect to a termination of employment during the period beginning on the date of the public announcement or the making of a proposal or offer which if consummated would be a change in control, or the approval by our Board or our shareholders of a transaction that upon closing would be a change in control, and ending on the earlier to occur of the termination, abandonment or occurrence of the change in control or the first anniversary of the beginning of the period (the “Change in Control Period”), or within the 36‑month period after a change in control, clause (6) and (8) will apply only if such material breach or violation is grounds for immediate termination under the terms of such written employment policy or standard of ethical business conduct; and clauses (4), (5), (6), and (7) will apply only if such violation, breach or conduct is willful. In addition, “transfer of business” means a transfer of the participant’s position to another entity, as part of either (1) a transfer to such entity as a going concern of all or part of our business function(s) in which the participant was employed, or (2) an outsourcing to another entity of our business function(s) in which the participant was employed.

Any participant who is a vice president, senior vice president or executive vice president may terminate his or her employment for “good reason” under the Executive Agreement Plan upon (a) the occurrence of the events set forth in clauses (2) or (5) below within the 36‑month period after a change in control, (b) the occurrence of the events set forth in clauses (1), (3) or (4) below at any time before or after a change in control:

(1)

a material reduction during any 24 consecutive month period in the participant’s salary, or in the annual total cash compensation (including salary and target bonus), but excluding in either case any reduction both (A) applicable to management employees generally, and (B) not implemented during a Change in Control Period or within the 36‑month period after a change in control;

(2)

a material adverse change without the participant’s prior consent in the participant’s position, duties, or responsibilities, except in connection with a transfer of business if the position offered by the transferee is substantially comparable and is not in violation of the participant’s rights under the employment agreement;

(3)	a material breach of the employment agreement by us;
(4)	a change in the participant’s principal work location to a location more than 50 miles from the participant’s prior work location and from the participant’s principal residence; or
(5)	the failure of any successor of ours to assume our obligations under the Executive Agreement Plan (including any employment agreements).

If a vice president, senior vice president or executive vice president terminates his or her employment without “good reason,” he or she is not entitled to any severance benefits under the Executive Agreement Plan.

In the event that severance pay and benefits are triggered, an eligible vice president, senior vice president or executive vice president will be entitled to receive severance pay in an amount equal to the participant’s applicable severance multiplier times the sum of the participant’s annual salary and annual target bonus, payable in equal installments over the participant’s applicable severance period; continued participation in our health and life insurance benefit plans during the severance period; continuation of certain executive

64	Anthem, Inc. 2019 Proxy Statement

Compensation Plans (continued)

compensation perquisite payments and benefits during the severance period; outplacement services; and for participants who were executives prior to May 15, 2018, continued financial planning services, if available to current executives. For participants who are executive vice presidents, the applicable severance multiplier is two and the severance period is two years. For participants who were executive vice presidents before May 15, 2018, the applicable severance multiple when enhanced severance is paid in circumstances relating to a change in control is three and the severance period when the enhanced severance is paid is three years.

Other severance benefits payable to vice presidents, senior vice presidents and executive vice presidents triggered by qualifying terminations of employment after a change in control include a pro-rata bonus for the year of termination; cash payments equivalent to our tax-qualified retirement and supplemental retirement plan contributions for the participant during the severance period; and accelerated vesting of equity grants which were outstanding on both the date of the change in control and the date of termination of employment. The annual bonus of each executive participant for the year of a change in control is guaranteed to be the greater of the participant’s target bonus for that year or the amount earned under the bonus plan formulas. The Executive Agreement Plan further provides that, in the event of certain corporate transactions, if an acquiring company does not assume our equity grants, the grants will vest and become payable upon the corporate transaction. Finally, the Executive Agreement Plan provides that in the event of a change in control, our NEOs are entitled to receive either (i) the full benefits payable in connection with a change in control under the Executive Agreement Plan or (ii) a reduced amount sufficient to avoid the imposition of any excise taxes under Section 4999 of the Tax Code or any similar tax payable under any United States federal, state, local or other law, whichever amount provides the greater after-tax value for the executive.

The Executive Agreement Plan payments and benefits of each participant are conditioned upon the participant’s compliance with restrictive covenants and execution of a release of claims against us. The Executive Agreement Plan provides that if a participant breaches any restrictive covenant or fails to provide the required cooperation, (1) such participant shall repay to us any severance benefits previously received, as well as an amount equal to the fair market value of restricted stock vested and gain on stock options exercised within the 24‑month period prior to such breach, (2) no further severance pay or benefits shall be provided to such participant, and (3) all outstanding unexercised stock options and unvested restricted stock shall be cancelled and forfeited.

Messrs. Gallina, Haytaian and Zielinski, and Ms. McCarthy participate in the Executive Agreement Plan. Ms. Boudreaux participates in the Executive Agreement Plan on a basis substantially similar to our other participants who were executive vice presidents before May 15, 2018.

Employment Agreement

As set forth above, for an executive officer to become eligible to participate in the Executive Agreement Plan, he or she must enter into an employment agreement with us (the “Plan Employment Agreement”). The Plan Employment Agreement has an initial term of one year, which term is automatically extended until one year after the date on which either we or the executive officer provides notice of non-renewal. The executive officer’s employment terminates upon the disability or death of the executive officer, or we may terminate the executive officer with or without Cause (as defined in the Executive Agreement Plan). Upon termination of employment, the executive officer may be entitled to the benefits set forth in the Executive Agreement Plan as set forth above. The Plan Employment Agreement also contains the restrictive covenants set forth in the Executive Agreement Plan. Messrs. Gallina, Haytaian and Zielinski, and Ms. McCarthy are parties to the Plan Employment Agreement. Ms. Boudreaux is a party to the Plan Employment Agreement on a basis substantially similar to our other senior officers. Ms. Boudreaux is entitled to the same severance benefits under the Executive Agreement Plan as described above for our participants who were executive vice presidents before May 15, 2018.

Anthem, Inc. 2019 Proxy Statement	65

Proposal No. 4 — Approval of Proposed Amendments to Our Articles of Incorporation To Eliminate the Classified Board Structure When Permitted Under Our Contractual Obligations with the Blue Cross and Blue Shield Association

Our Board of Directors has unanimously adopted, and recommends that our shareholders approve, amendments to our Articles of Incorporation (“Articles”) to eliminate the classified board structure when permitted under our contractual obligations with the Blue Cross and Blue Shield Association (“BCBSA”) (the “Director Election Proposal”). Shareholders do not presently have the right to elect each director annually due to existing contractual obligations with the BCBSA. A form of amended and restated Articles, marked to reflect the changes contemplated by this proposal, is attached as Annex A. This summary of the proposed amendments to the Articles is qualified in its entirety by reference to Annex A.

The Company’s Director Election Proposal

If the Company’s Director Election Proposal is approved by shareholders, the Articles will provide that we will eliminate the classified board structure and phase in the annual election of directors over a three-year period when permitted under our contractual obligations with the BCBSA.

In developing the Company’s Director Election Proposal, the Board (including all members of the Governance Committee) considered the current requirement contained in our Corporate Governance Guidelines for our Board to submit amendments to our Articles to our shareholders, and recommend that our shareholders approve such amendments, to eliminate our classified board structure if the BCBSA contractual obligations are eliminated or no longer applicable to us. The Board determined that it is appropriate to request that shareholders amend the Articles now so that no further shareholder approval would be needed to eliminate our classified board structure if the BCBSA requirement is eliminated or no longer applicable to us.

If the Company’s Director Election Proposal is approved, the Board expects to amend our Bylaws and our Corporate Governance Guidelines to include provisions similar to the proposed amendments to our Articles regarding the elimination of the classified board structure.

The Shareholder Proposal

As described below in Proposal No. 5, we have been notified that a shareholder intends to present a proposal for consideration at the annual meeting (the “Shareholder Proposal”) that also addresses the annual election of all directors. The Shareholder Proposal asks that we take all steps necessary to reorganize the Board into one class with each director subject to election each year, with implementation deferred until such time as it would not interfere with the Company’s existing contractual obligations and thereafter permits us to phase in annual elections over a three-year period. As described above, the Company’s Director Election Proposal asks shareholders to approve amendments to our Articles that would implement the specific changes requested in the Shareholder Proposal, thereby substantially implementing the Shareholder Proposal. We believe there is no meaningful difference between the end result requested by this proposal and the Shareholder Proposal, as both seek to eliminate the classified board structure when we are permitted to do so under our contractual obligations with the BCBSA.

Despite our willingness to amend our Articles to eliminate the classified board structure and phase in the annual election of all directors as provided under the Company’s Director Election Proposal and our good faith efforts to discuss the Company’s Director Election Proposal and its effects with the proponent, the proponent of the Shareholder Proposal refused to withdraw the Shareholder Proposal. We believe that we have substantially implemented the Shareholder Proposal and thus it does not qualify for inclusion in these proxy materials under SEC rules. However, due to the impact of the federal government shutdown on the SEC, we did not believe that the SEC could respond to a no-action request to exclude the Shareholder Proposal on the basis of substantial implementation before the deadline to distribute these proxy materials. Therefore, our Board of Directors recommends that shareholders approve the Company’s Director Election Proposal and, as discussed below in Proposal No. 5, makes no recommendation on the Shareholder Proposal.

66	Anthem, Inc. 2019 Proxy Statement

Proposal No. 4 — Approval of Proposed Amendments to Our Articles of Incorporation To Eliminate the Classified Board Structure When Permitted Under Our Contractual Obligations with the Blue Cross and Blue Shield Association (continued)

Additional Information

The Company’s Director Election Proposal is binding. If shareholders approve the Company’s Director Election Proposal by the requisite vote, we will file amended and restated Articles with the Indiana Secretary of State shortly following the annual meeting to incorporate the approved amendments. The amended and restated Articles will become effective upon acceptance of the filing by the Indiana Secretary of State. Upon the approval of this proposal and the filing of the amended and restated Articles, our Board expects to approve conforming changes to our Bylaws and our Corporate Governance Guidelines.

Recommendation

The Board of Directors unanimously recommends that shareholders vote FOR Proposal No. 4, Approval of Proposed Amendments to Our Articles of Incorporation to Eliminate the Classified Board Structure When Permitted Under Our Contractual Obligations with the Blue Cross and Blue Shield Association.

Anthem, Inc. 2019 Proxy Statement	67

Proposal No. 5 — Shareholder Proposal To Elect Each Director Annually

We have been informed that John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA, 90278, the beneficial owner of no fewer than 50 shares of our common stock, intends to introduce the resolution below at the annual meeting. The following shareholder proposal will be voted on at the annual meeting only if properly presented by or on behalf of Mr. Chevedden. In accordance with SEC rules, the proposed shareholder resolution and supporting statement are printed verbatim from his submission.

Proposal 5 – Elect Each Director Annually

RESOLVED, shareholders ask that our Company take all the steps necessary to reorganize the Board of Directors into one class with each director subject to election each year. Although our company can adopt this proposal topic in one-year and the proponent is in favor of a one-year implementation, this proposal allows the option to phase it in over 3-years. It is critical to this proposal that our Company take all the steps necessary to reorganize the Board of Directors into one class. Implementation could be deferred until such time as it would not interfere with the Company’s existing contractual obligation.

Arthur Levitt, former Chairman of the Securities and Exchange Commission said, “In my view it’s best for the investor if the entire board is elected once a year. Without annual election of each director shareholders have far less control over who represents them.”

A total of 79 S&P 500 and Fortune 500 companies, worth more than $1 Trillion, also adopted this important proposal topic since 2012. Annual elections are widely viewed as a corporate governance best practice. Annual election of each director could make directors more accountable, and thereby contribute to improved performance and increased company value.

It is an easy decision for shareholders to vote in favor of this proposal. Anthem shareholders gave 72%-support to a proposal similar to this in 2015. This 72% support translates into 80% or 90% support from shareholders who have independent information on the importance of this proposal topic.

Meanwhile there are challenges facing our company that can best be managed and prevented from reoccurring by directors who need to justify their election each year:

Penalty over alleged repeated failure to address customer grievances and complaints, California.
September 2018

Lawsuit over allegations of unqualified physicians conducting medical necessity requests, California.
September 2018

Date/Privacy Breach – Data breach affecting 80 million customer and employee records – Court approved settlement of $115 Million.
August 2018

Consumer Fraud/Abuse – Purported Class Action over alleged overcharging of patients with employer-based insurance for prescription drugs.
May 2018

Purported Class Action over alleged non-payment of overtime wages, New York.
April 2018

Data/Privacy Breach – Purported Class Action over alleged unauthorized recorded phone calls placed on consumers, Ohio.
March 2018

Opioid Medications – Investigation into policies of health insurers in prescribing opioid medications.
February 2018

68	Anthem, Inc. 2019 Proxy Statement

Proposal No. 5 — Shareholder Proposal To Elect Each Director Annually (continued)

Discriminatory Business Practices – Certified Class Action over limited medical and surgical benefit on treatment of Autism Spectrum Disorder, Wilson lawsuit.
February 2017

Please vote yes:

Elect Each Director Annually – Proposal 5

Anthem, Inc. 2019 Proxy Statement	69

Proposal No. 5 — Shareholder Proposal To Elect Each Director Annually (continued)

The Board of Directors makes no recommendation on this proposal.

Due to our existing contractual obligations with the BCBSA, we are required to maintain a classified board structure. The Board makes no recommendation on this shareholder proposal because we have already adopted a policy in our Corporate Governance Guidelines to eliminate our classified board structure if the BCBSA requirement for a classified board structure is eliminated or is otherwise no longer applicable to us. In addition, the Board has unanimously adopted and recommends that our shareholders approve the Company’s Director Election Proposal set forth in Proposal No. 4, which would amend our Articles to eliminate our classified board structure and phase in the annual election of all directors over a three-year period when the BCBSA requirement for a classified board structure is eliminated or is no longer applicable to us.

We are a party to a Blue Cross License Agreement and a Blue Shield License Agreement (collectively, the “BCBS Agreements”) with the BCBSA, a national federation of 36 independent Blue Cross and Blue Shield companies. We are an independent licensee of the BCBSA and our Blue-licensed affiliates serve members in 14 states through Blue-branded health insurance products and services, the income from which makes up a significant part of our operating results.

Under the BCBS Agreements, we must include in our Articles a requirement that our Board be composed of three classes of directors with each class containing as close to one-third of the total number of directors as possible and each class of directors serving a three-year term beginning in a year in which no other class’ term begins. Failure to maintain this classified board structure would constitute a violation of the BCBS Agreements, which could result in the termination of the Blue Cross and Blue Shield licenses. If the Company’s Blue Cross and Blue Shield licenses are terminated, we would no longer be permitted to sell Blue Cross and Blue Shield health insurance products and services. The resulting loss of members and revenue would have a material adverse effect on our business, financial condition and operating results.

In addition, upon termination of the Blue Cross and Blue Shield licenses, the BCBSA would have the right to impose a “Re-establishment Fee” upon us, which would be used, in part, to fund a replacement Blue Cross and/or Blue Shield licensee in the vacated service area. The fee is set at $98.33 per licensed enrollee. As of December 31, 2018, we reported approximately 30 million Blue Cross and/or Blue Shield enrollees. If the Re- establishment Fee was applied to our total Blue Cross and/or Blue Shield enrollees as of December 31, 2018, we would be assessed approximately $3 billion by the BCBSA.

Finally, we believe there is no meaningful difference between the end result requested by the Company’s Director Election Proposal set forth in Proposal No. 4 and this shareholder proposal, as both seek to eliminate the classified board structure when we are permitted to do so under our contractual obligation with the BCBSA. Despite the Company’s willingness to amend the Articles to eliminate the classified board structure and phase in the annual election of all directors as provided under the Company’s Director Election Proposal and our good faith efforts to discuss the Company’s Director Election Proposal and its effects with the proponent, the proponent of this shareholder proposal refused to withdraw this proposal. We believe that the Company has substantially implemented this shareholder proposal and thus it does not qualify for inclusion in these proxy materials under SEC rules. However, due to the impact of the federal government shutdown on the SEC, we did not believe that the SEC could respond to a no-action request to exclude this shareholder proposal on the basis of substantial implementation before the deadline to distribute these proxy materials.  Therefore, the Board of Directors recommends that shareholders approve the Company’s Director Election Proposal set forth in Proposal No. 4 and makes no recommendation on this shareholder proposal.

Recommendation

For the reasons described above, the Board of Directors makes no recommendation on this proposal.

70	Anthem, Inc. 2019 Proxy Statement

Voting and Meeting Information

Voting and Meeting Information

Record Date and Quorum

At the close of business on March 8, 2019, the record date for the annual meeting, there were 257,253,311 shares of our common stock outstanding and entitled to vote at the annual meeting.

In order for business to be conducted at the annual meeting, 25% of the votes entitled to be cast on a matter, represented in person or by proxy, must be present.

Vote Required

You will have one vote for each share held. Shares of our common stock represented by properly executed proxies will be voted at the annual meeting in accordance with the choices indicated on the proxy. Abstentions on a specific proposal will be considered as present at the annual meeting and will be counted for purposes of determining whether a quorum is present.

If you provide specific voting instructions, your shares will be voted as you instruct. If you sign, date and return your proxy card, but do not provide instructions, your shares will be voted:

• FOR Proposal No. 1 -	election of each director nominee
• FOR Proposal No. 2 -	ratification of the appointment of the independent registered public accounting firm for 2019
• FOR Proposal No. 3 -	advisory vote to approve the compensation of our Named Executive Officers
• FOR Proposal No. 4 -

approval of proposed amendments to our Articles of Incorporation to eliminate the classified board structure when permitted under our contractual obligations with the Blue Cross and Blue Shield Association

• Proposal No. 5 -

as our Board has adopted a policy to eliminate our classified board structure when we are no longer contractually obligated to maintain a classified board, and given that we believe Proposal No. 4 substantially implements Proposal No. 5, the Board has made no recommendation on Proposal No. 5, and therefore, your shares WILL NOT BE VOTED on the shareholder proposal to elect each director annually and will be treated as an abstention

Each proposal at the annual meeting will be approved if the proposal receives more votes “for” than “against.”

Abstentions will have no effect on the outcome of any proposal. If your shares of our common stock are held in street name, and you do not provide your broker with voting instructions, your broker has the discretion to vote your shares of common stock for or against Proposal No. 2 only, the ratification of the appointment of our independent registered public accounting firm, and not any of the other proposals. If your broker does not have discretion to vote your common stock without your instructions, this is referred to as a “broker non-vote.” Broker non-votes will not be considered as votes cast on, and will have no effect on the outcome of, the remaining proposals other than Proposal No. 2.

Shareholders

Shares of our common stock may be held directly in your own name or may be held beneficially through a broker, bank or other nominee in street name. Summarized below are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record — If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the shareholder of record with respect to

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Voting and Meeting Information (continued)

those shares and we are providing proxy materials directly to you. As the shareholder of record, you have the right to vote in person at the annual meeting or to grant your voting proxy to the persons designated by us or a person you select.

Beneficial Owner — If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares held in street name, and you have been provided proxy materials from your broker, bank or other nominee who is considered the shareholder of record with respect to the shares. As the beneficial owner, you have the right to direct the broker, bank or nominee on how to vote your shares and are also invited to attend the annual meeting. Your broker, bank or nominee is obligated to provide you with a voting instruction card for you to use. However, since you are not the shareholder of record, you may not vote these shares in person at the annual meeting unless you bring with you to the annual meeting a legal proxy, executed in your favor, from the shareholder of record.

Employee Shareholder — If you participate in the 401(k) Plan and you are invested in our common stock fund in your account, you may give voting instructions to the plan trustee as to the number of shares of common stock equivalent to the interest in our common stock fund credited to your account as of the most recent valuation date coincident with or preceding the record date. The trustee will vote your shares in accordance with your instructions received by May 13, 2019 at 11:59 p.m., Eastern Daylight Time. You may also revoke previously given voting instructions by May 13, 2019 at 11:59 p.m., Eastern Daylight Time, by filing with the trustee either written notice of revocation or a properly completed and signed voting instruction card bearing a later date. Your voting instructions will be kept confidential by the trustee. If you do not send instructions for a proposal, the trustee will vote the number of shares equal to the share equivalents credited to your account in the same proportion that it votes shares for which it did receive timely instructions.

Voting

Whether you hold shares as a shareholder of record or as a beneficial owner, you may vote before the annual meeting by granting a proxy or, for shares held in street name, by submitting voting instructions to your bank, broker or nominee. Most shareholders will have a choice of voting through the Internet or by telephone or, if you received a printed copy of the proxy materials, by completing a proxy card or voting instruction card and returning it in a postage-prepaid envelope. Please refer to the instructions below and in the Notice of Internet Availability of Proxy Materials (the “E-Proxy Notice”).

Through the Internet

If you are a shareholder of record, you may vote through the Internet by going to www.envisionreports.com/antm and following the instructions. You will need to have the E-Proxy Notice, or if you received a printed copy of the proxy materials, your proxy card, available when voting through the Internet. If you are a beneficial owner, you may vote through the Internet by going to www.proxyvote.com and following the instructions. If you want to vote through the Internet, you must do so before 11:59 p.m., Eastern Daylight Time, on May 14, 2019. If you vote through the Internet, you do not need to return a proxy card or voting instruction card.

By Telephone

If you are a shareholder of record, you may vote by touchtone telephone by calling (800) 652‑8683 in the United States, Canada or Puerto Rico or at (781) 575-2300 from outside the United States, Canada and Puerto Rico.  If you are a beneficial owner, please vote by using the telephone number that is shown in your voting instruction form.  You will need to have your E-Proxy Notice, or if you received a printed copy of the proxy materials, your proxy card or voting instruction card, available when voting by telephone. If you want to vote by telephone, you must do so before 11:59 p.m., Eastern Daylight Time, on May 14, 2019. If you vote by telephone, you do not need to return a proxy card or voting instruction card.

By Mail

If you received a printed copy of our proxy materials, you may vote by signing and dating your proxy card or voting instruction card and mailing it in the postage-prepaid envelope provided with our proxy materials. If you received the E-Proxy Notice and would like to obtain a proxy card or voting instruction form, please follow the instructions on the E-Proxy Notice for requesting a paper or email copy of our proxy materials.

Scan QR Code	Scan the QR code that is located on your proxy card, E-Proxy Notice or voting instruction form to vote with your smartphone.

72	Anthem, Inc. 2019 Proxy Statement

Voting and Meeting Information (continued)

Changing Your Vote — You may revoke your proxy at any time prior to the annual meeting. If you provide more than one proxy, the proxy having the latest date will revoke any earlier proxy. If you attend the annual meeting and you are a shareholder of record, you will be given the opportunity to revoke your proxy and vote in person. If you are a beneficial owner, you must have a legal proxy from your bank, broker or nominee in order to vote in person at the annual meeting.

Internet Availability of Proxy Materials

We are using the “e-proxy” rules adopted by the SEC to furnish proxy materials to shareholders through a “notice only” model using the Internet. This allows us to reduce costs by delivering to shareholders an E-Proxy Notice and providing online access to the documents.

If you received an E-Proxy Notice by mail, you will not receive a printed copy of our proxy materials unless you specifically request one as set forth below. The E-Proxy Notice instructs you on how to access and review the important information contained in the proxy statement and our 2018 Annual Report on Form 10‑K, as well as how to submit your proxy through the Internet. On or about March 29, 2019, we mailed a printed copy of our proxy materials to our shareholders who had requested them and mailed the E-Proxy Notice to all of our other shareholders.

This proxy statement, the form of proxy and voting instructions are being made available to shareholders on or about March 29, 2019, at www.envisionreports.com/antm for shareholders of record and www.proxyvote.com for beneficial owners. If you are a shareholder of record and received the E-Proxy Notice and would still like to receive a printed copy of the proxy materials, you may request a printed copy of this proxy statement and the form of proxy by any of the following methods: (a) telephone at (866) 641‑4276 in the United States, Canada or Puerto Rico or at (781)  575‑2879 from outside the United States, Canada and Puerto Rico; (b) Internet at www.envisionreports.com/antm; or (c) e-mail at investorvote@computershare.com. If you are a beneficial owner and received the E-Proxy Notice and would still like to receive a printed copy of the proxy materials, you may request a printed copy of this proxy statement and the form of proxy by any of the following methods: (a) telephone at (800) 579-1639; (b) Internet at www.proxyvote.com; or (c) e-mail at sendmaterial@proxyvote.com.

Inspector of Election

Computershare Trust Company, N.A. has been appointed Inspector of Election for the annual meeting. The Inspector of Election will determine the number of shares outstanding, the shares represented at the annual meeting, the existence of a quorum, and the validity of proxies and ballots, and will count all votes and ballots.

Confidentiality of Votes

The vote of each shareholder is held in confidence, except (a) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company; (b) if there is a contested proxy solicitation; (c) if a shareholder makes a written comment on the proxy card or otherwise communicates his or her vote to management; or (d) as necessary to allow the Inspector of Election to resolve any dispute about the authenticity or accuracy of a proxy card, consent, ballot, authorization or vote and to allow the Inspector of Election to certify the results of the vote.

Householding

Shareholders who share the same last name and address may receive only one copy of the E-Proxy Notice unless we receive contrary instructions from any shareholder at that address. This is referred to as “householding.” If you prefer to receive multiple copies of the E-Proxy Notice at the same address, additional copies will be provided to you promptly upon written or oral request, and if you are receiving multiple copies of the E-Proxy Notice, you may request that you receive only one copy. Please address requests for a copy of the E-Proxy Notice to our Secretary, Anthem, Inc., 220 Virginia Avenue, Mail No. IN1-4WS-19, Indianapolis, Indiana 46204 or telephone (800) 985‑0999. If you are a beneficial owner, please contact your broker, bank or other nominee for assistance.

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Voting and Meeting Information (continued)

Additional Information

Our Board has not received notice of any, and knows of no, matters other than those described in the attached Notice of Annual Meeting of Shareholders, which are to be brought before the annual meeting. If other matters properly come before the annual meeting, it is the intention of the persons named as proxies to vote such proxy in accordance with their judgment on such matters.

Shareholders may receive, without charge, a copy of our 2018 Annual Report on Form 10‑K, including consolidated financial statements, as filed with the SEC (which is our Annual Report to Shareholders). Please address requests for a copy of our 2018 Annual Report on Form 10‑K to our Corporate Secretary, Anthem, Inc., 220 Virginia Avenue, Mail No. IN1-4WS-19, Indianapolis, Indiana 46204. Our 2018 Annual Report on Form 10‑K is also available on our website under “Investors — Financial Information — SEC Filings” at www.antheminc.com.

Annual Meeting Admission

You must have an admission ticket, as well as a form of government-issued photo identification, in order to be admitted to the annual meeting. If you are a shareholder of record and received an E-Proxy Notice, your E‑Proxy Notice is your admission ticket. If you are a shareholder of record and received a printed copy of our proxy materials, you must bring the admission ticket portion of your proxy card to be admitted to the annual meeting. If you are a beneficial owner and your shares are held in the name of a broker, bank or other nominee, you must request an admission ticket in advance by mailing a request, along with proof of your ownership of our common stock as of the record date of March 8, 2019, to Anthem Shareholder Services, 220 Virginia Avenue, Mail No. IN1-4WS-19, Indianapolis, Indiana 46204. Proof of ownership would be a bank or brokerage account statement in your name showing the number of shares of Anthem stock held by you on the record date or a letter from your broker, bank or other nominee certifying the amount of your beneficial ownership interest as of the record date.

If you wish to appoint a representative to attend the meeting in your place, you must provide to Anthem Shareholder Services, 220 Virginia Avenue, Mail No. IN1-4WS-19, Indianapolis, Indiana 46204, the name of your representative, in addition to your E-Proxy Notice or the admission ticket portion of your proxy card if you are a shareholder of record, or your proof of ownership if you are a beneficial owner, and the address where the admission ticket should be sent. A shareholder may only appoint one representative. Requests from shareholders that are legal entities must be signed by an authorized officer or other person legally authorized to act on behalf of the legal entity.

We may not be able to process requests received after May 6, 2019 in time to allow you to receive your admission ticket before the meeting date, so you should mail your request early.

No cameras, recording equipment, electronic devices, large bags, briefcases, signs or packages will be permitted in the annual meeting. Mobile phones will be permitted in the meeting venue but may not be used for any purpose at any time while in the meeting venue. Violation of this rule can result in removal from the meeting venue. Please note that due to security reasons, all bags may be subject to search, and all persons who attend the annual meeting may be required to pass through a metal detector or be subject to a hand wand search. We will be unable to admit anyone who does not comply with these security procedures. No one will be admitted to the meeting once the meeting has commenced.

Cost of Solicitation

We will bear the cost of the solicitation of proxies and have engaged Georgeson LLC to assist in the solicitation of proxies. Georgeson LLC will receive a fee of approximately $12,500 plus reasonable out-of-pocket expenses for this work. We also will reimburse banks, brokers or other custodians, nominees and fiduciaries for their expenses in forwarding the proxy materials to beneficial owners and seeking instruction with respect thereto. In addition, our directors, officers or other associates, without additional compensation, may solicit proxies from shareholders in person, or by telephone, facsimile transmission or other electronic means of communication.

74	Anthem, Inc. 2019 Proxy Statement

Voting and Meeting Information (continued)

Shareholder Proposals and Nominations for Next Year’s Annual Meeting

Shareholder Proposals and Nominations for Inclusion in Our Proxy Materials — Pursuant to SEC Rule 14a‑8, shareholder proposals for inclusion in our proxy materials for the 2020 annual meeting of shareholders must be received by our Secretary at Anthem, Inc., 220 Virginia Avenue, Mail No. IN-4WS-19, Indianapolis, Indiana 46204, no later than November 29, 2019. Such proposals need to comply with SEC regulations regarding the inclusion of shareholder proposals in our sponsored proxy materials.

Our Bylaws provide that a shareholder, or group of up to 20 shareholders, owning continuously for at least three years shares of our common stock representing an aggregate of at least 3% of our outstanding shares, can nominate and include in our proxy materials director nominees constituting up to the greater of 20% of our Board or two individuals, provided that the shareholder(s) and nominee(s) satisfy the requirements in our Bylaws. Any proxy access nominees serving on the Board and who will continue serving on the Board after the applicable annual meeting count towards the maximum number of nominees. To be timely, notice of proxy access director nominees must be delivered by the close of business to our Secretary at Anthem, Inc., 220 Virginia Avenue, Mail No. IN1-4WS-19, Indianapolis, Indiana 46204, not less than 90 nor more than 150 days prior to the first anniversary of the date the definitive proxy statement was first sent to shareholders in connection with the preceding year’s annual meeting of shareholders. For the 2020 annual meeting of shareholders, notice of proxy access director nominees must be received no earlier than October 31, 2019 and no later than December 30, 2019. In the event the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary of the previous year’s annual meeting of shareholders, or if no annual meeting was held in the preceding year, notice of proxy access director nominees must be delivered no earlier than the close of business on the 150th day prior to such annual meeting and not later than the close of business on the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

Other Shareholder Proposals and Nominations — Our Bylaws also establish an advance notice procedure relating to director nominations and shareholder proposals that are not submitted for inclusion in the proxy statement, but that the shareholder instead wishes to present directly at the annual meeting. To be properly brought before the 2020 annual meeting of shareholders, the shareholder must give timely written notice of the nomination or proposal to our Secretary along with the information required by our Bylaws. To be timely, a shareholder’s notice must be delivered to our Secretary at the address listed above not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. For the 2020 annual meeting of shareholders, such notice must be delivered no earlier than January 16, 2020 and no later than February 14, 2020. In the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the shareholder must be delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The notice must contain specified information about each nominee or the proposed business and the shareholder making the nomination or proposal.

Copy of Bylaw Provisions — The specific requirements of these advance notice and eligibility provisions are set forth in Sections 1.5, 1.6 and 1.16 of our Bylaws. Our Bylaws are available on our website at www.antheminc.com under “Investors — Corporate Governance — Governance & Corporate Documents.”

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Voting and Meeting Information (continued)

Incorporation by Reference

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act that may incorporate future filings (including this proxy statement, in whole or in part), the sections of this proxy statement entitled “Audit Committee Report” and “Compensation Committee Report” do not constitute soliciting material and should not be deemed filed with the SEC or incorporated by reference in any such filings.

The information on, or accessible through, our website, www.antheminc.com, is not, and should not be deemed to be, a part of this proxy statement.

By Order of the Board of Directors,

Kathleen S. Kiefer

Corporate Secretary

76	Anthem, Inc. 2019 Proxy Statement

Annex A - Proposed Amended and Restated Articles of Incorporation of Anthem, Inc.

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

ANTHEM, INC.

(As Proposed to be Amended Effective May 15~~6~~, 2019~~8~~)

The undersigned incorporator, desiring to form a corporation (hereinafter referred to as the "Corporation"), pursuant to the provisions of the Indiana Business Corporation Law (hereinafter referred to as the "Corporation Law"), executes the following Articles of Incorporation:

ARTICLE I

Name

The name of the Corporation is Anthem, Inc.

ARTICLE II

Purposes and Powers

Section 2.1.  Purposes of the Corporation.  The purpose for which the Corporation is formed is to engage in the transaction of any or all lawful business for which corporations may now or hereafter be incorporated under the Corporation Law.

Section 2.2.  Powers of the Corporation.  The Corporation shall have (a) all powers now or hereafter authorized by or vested in corporations pursuant to the provisions of the Corporation Law, (b) all powers now or hereafter vested in corporations by common law or any other statute or act, and (c) all powers authorized by or vested in the Corporation by the provisions of these Articles of Incorporation or by the provisions of its Bylaws as from time to time in effect.

ARTICLE III

Term of Existence

The period during which the Corporation shall continue is perpetual.

ARTICLE IV

Registered Office and Agent

The street address of the Corporation's registered office at the time of adoption of these Articles of Incorporation is 220 Virginia Avenue, Indianapolis, Indiana 46204, and the name of its Resident Agent at such office at the time of adoption of these Articles of Incorporation is Kathleen S. Kiefer.

A-
Anthem, Inc. 2019 Proxy Statement	A-1

Annex A - Proposed Amended and Restated Articles of Incorporation of Anthem, Inc. (continued)

ARTICLE V

Authorized Shares

Section 5.1.  Authorized Classes and Number of Shares.  The total number of shares which the Corporation has authority to issue shall be one billion (1,000,000,000) shares, consisting of nine hundred million (900,000,000) shares of common stock, $0.01 par value per share (the "Common Stock"), and one hundred million (100,000,000) shares of preferred stock, without par value (the "Preferred Stock").

Section 5.2.  General Terms of All Shares.  The Corporation shall have the power to acquire (by purchase, redemption, or otherwise), hold, own, pledge, sell, transfer, assign, reissue, cancel, or otherwise dispose of the shares of the Corporation in the manner and to the extent now or hereafter permitted by the laws of the State of Indiana (but such power shall not imply an obligation on the part of the owner or holder of any share to sell or otherwise transfer such share to the Corporation), including the power to purchase, redeem, or otherwise acquire the Corporation's own shares, directly or indirectly, and without pro rata treatment of the owners or holders of any class or series of shares, unless, after giving effect thereto, the Corporation would not be able to pay its debts as they become due in the usual course of business or the Corporation's total assets would be less than its total liabilities (calculated without regard to any amounts that would be needed, if the Corporation were to be dissolved at the time of the purchase, redemption, or other acquisition, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those of the holders of the shares of the Corporation being purchased, redeemed, or otherwise acquired, unless otherwise expressly provided with respect to a series of Preferred Stock in the provisions of these Articles of Incorporation adopted by the Board of Directors pursuant to Section 5.5 hereof describing the terms of such series).  Shares of the Corporation purchased, redeemed, or otherwise acquired by it shall constitute authorized but unissued shares, unless prior to any such purchase, redemption, or other acquisition, or within thirty (30) days thereafter, the Board of Directors adopts a resolution providing that such shares constitute authorized and issued but not outstanding shares.

The Board of Directors of the Corporation may dispose of, issue, and sell shares in accordance with, and in such amounts as may be permitted by, the laws of the State of Indiana and the provisions of these Articles of Incorporation and for such consideration, at such price or prices, at such time or times and upon such terms and conditions (including the privilege of selectively repurchasing the same) as the Board of Directors of the Corporation shall determine, without the authorization or approval by any shareholders of the Corporation.  Shares may be disposed of, issued, and sold to such persons, firms, or corporations as the Board of Directors may determine, without any preemptive right on the part of the owners or holders of other shares of the Corporation of any class or kind to acquire such shares by reason of their ownership of such other shares.

When the Corporation receives the consideration specified in a subscription agreement entered into before incorporation, or for which the Board of Directors authorized the issuance of shares, as the case may be, the shares issued therefor shall be fully paid and nonassessable.

The Corporation shall have the power to declare and pay dividends or other distributions upon the issued and outstanding shares of the Corporation, subject to the limitation that a dividend or other distribution may not be made if, after giving it effect, the Corporation would not be able to pay its debts as they become due in the usual course of business or the Corporation's total assets would be less than its total liabilities (calculated without regard to any amounts that would be needed, if the Corporation were to be dissolved at the time of the dividend or other distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those of the holders of shares receiving the dividend or other distribution, unless otherwise expressly provided with respect to a series of Preferred Stock in the provisions of these Articles of Incorporation adopted by the Board of Directors pursuant to Section 5.5 hereof describing the terms of such series).  Except as otherwise provided in Section 5.4, the Corporation shall have the power to issue shares of one class or series as a share dividend or other distribution in respect of that class or series or one or more other classes or series.

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Annex A - Proposed Amended and Restated Articles of Incorporation of Anthem, Inc. (continued)

Section 5.3.  Voting Rights of Shares.

(a)Common Stock.  Except as otherwise provided by the Corporation Law and subject to such shareholder disclosure and recognition procedures (which may include voting prohibition sanctions) as the Corporation may by action of its Board of Directors establish, shares of Common Stock have unlimited voting rights.  Shares of Common Stock shall, when validly issued by the Corporation, entitle the record holder thereof to one (1) vote per share on all matters submitted to a vote of the shareholders of the Corporation.  Shares of Common Stock shall not have cumulative voting rights.

(b)Preferred Stock.  Except as required by the Corporation Law or by the provisions of these Articles of Incorporation adopted by the Board of Directors pursuant to Section 5.5 hereof describing the terms of the Preferred Stock or a series thereof, the holders of Preferred Stock shall have no voting rights or powers.  Shares of Preferred Stock shall, when validly issued by the Corporation, entitle the record holder thereof to vote as and on such matters, but only as and on such matters, as the holders thereof are entitled to vote under the Corporation Law or under the provisions of these Articles of Incorporation adopted by the Board of Directors pursuant to Section 5.5 hereof describing the terms of the Preferred Stock or a series thereof (which provisions may provide for special, conditional, limited, or unlimited voting rights, including multiple or fractional votes per share, or for no right to vote, except to the extent required by the Corporation Law) and subject to such shareholder disclosure and recognition procedures (which may include voting prohibition sanctions) as the Corporation may by action of the Board of Directors establish.

Section 5.4.  Other Terms of Common Stock.

(a)Shares of Common Stock shall be equal in every respect insofar as their relationship to the Corporation is concerned, but such equality of rights shall not imply equality of treatment as to redemption or other acquisition of shares by the Corporation.

(b)Subject to the rights of the holders of any outstanding Preferred Stock issued under Section 5.5 hereof, the holders of Common Stock shall be entitled to share ratably in such dividends or other distributions (other than purchases, redemptions, or other acquisitions of shares by the Corporation), if any, as are declared and paid from time to time at the discretion of the Board of Directors.

(c)In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment shall have been made to the holders of the Preferred Stock of the full amount to which they shall be entitled under this Article V, the holders of Common Stock shall be entitled, to the exclusion of the holders of the Preferred Stock of any and all series, to share, ratably according to the number of shares of Common Stock held by them, in all remaining assets of the Corporation available for distribution to its shareholders.

Section 5.5.  Other Terms of Preferred Stock.

(a)Preferred Stock may be issued from time to time in one or more series, each such series to have such distinctive designation and such preferences, limitations, and relative voting and other rights as shall be set forth in these Articles of Incorporation.  Subject to the requirements of the Corporation Law and subject to all other provisions of these Articles of Incorporation, the Board of Directors of the Corporation may create one or more series of Preferred Stock and may determine the preferences, limitations, and relative voting and other rights of one or more series of Preferred Stock before the issuance of any shares of that series by the adoption of an amendment to these Articles of Incorporation that specifies the terms of the series of Preferred Stock.  All shares of a series of Preferred Stock must have preferences, limitations, and relative voting and other rights identical with those of other shares of the same series and, if the description of the series set forth in these Articles of Incorporation so provides, no series of Preferred Stock need have preferences, limitations, or relative voting or other rights identical with those of any other series of Preferred Stock.

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Before issuing any shares of a series of Preferred Stock, the Board of Directors shall adopt an amendment to these Articles of Incorporation, which shall be effective without any shareholder approval or other action, that sets forth the preferences, limitations, and relative voting and other rights of the series, and authority is hereby expressly vested in the Board of Directors, by such amendment:

(1)To fix the distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by action of the Board of Directors;

(2)To fix the voting rights of such series, which may consist of special, conditional, limited, or unlimited voting rights, including multiple or fractional votes per share, or no right to vote (except to the extent required by the Corporation Law);

(3)To fix the dividend or distribution rights of such series and the manner of calculating the amount and time for payment of dividends or distributions, including, but not limited to:

(A)the dividend rate, if any, of such series;

(B)any limitations, restrictions, or conditions on the payment of dividends or other distributions, including whether dividends or other distributions shall be noncumulative or cumulative or partially cumulative and, if so, from which date or dates;

(C)the relative rights of priority, if any, of payment of dividends or other distributions on shares of that series in relation to Common Stock and shares of any other series of Preferred Stock; and

(D)the form of dividends or other distributions, which may be payable at the option of the Corporation, the shareholder, or another person (and in such case to prescribe the terms and conditions of exercising such option), or upon the occurrence of a designated event in cash, indebtedness, stock or other securities or other property, or in any combination thereof, and to make provisions, in the case of dividends or other distributions payable in stock or other securities, for adjustment of the dividend or distribution rate in such events as the Board of Directors shall determine;

(4)To fix the price or prices at which, and the terms and conditions on which, the shares of such series may be redeemed or converted, which may be

(A)at the option of the Corporation, the shareholder, or another person or upon the occurrence of a designated event;

(B)for cash, indebtedness, securities, or other property or any combination thereof; and

(C)in a designated amount or in an amount determined in accordance with a designated formula or by reference to extrinsic data or events;

(5)To fix the amount or amounts payable upon the shares of such series in the event of any liquidation, dissolution, or winding up of the Corporation and the relative rights of priority, if any, of payment upon shares of such series in relation to Common Stock and shares of any other series of Preferred Stock; and to determine whether or not any such preferential rights upon dissolution

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need be considered in determining whether or not the Corporation may make dividends, repurchases, or other distributions;

(6)To determine whether or not the shares of such series shall be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of such series and, if so entitled, the amount of such fund and the manner of its application;

(7)To determine whether or not the issue of any additional shares of such series or of any other series in addition to such series shall be subject to restrictions in addition to restrictions, if any, on the issue of additional shares imposed in the provisions of these Articles of Incorporation fixing the terms of any outstanding series of Preferred Stock theretofore issued pursuant to this Section 5.5 and, if subject to additional restrictions, the extent of such additional restrictions; and

(8)Generally to fix the other preferences or rights, and any qualifications, limitations, or restrictions of such preferences or rights, of such series to the full extent permitted by the Corporation Law; provided, however, that no such preferences, rights, qualifications, limitations, or restrictions shall be in conflict with these Articles of Incorporation or any amendment hereof.

(b)Shares of Preferred Stock of any series that have been redeemed (whether through the operation of a sinking fund or otherwise) or purchased by the Corporation, or which, if convertible, have been converted into shares of the Corporation of any other class or series, may be reissued as a part of such series or of any other series of Preferred Stock, subject to such limitations (if any) as may be fixed by the Board of Directors with respect to such series of Preferred Stock in accordance with subsection (a) of this Section 5.5.

ARTICLE VI

Directors

Section 6.1.  Number.  The number of Directors of the Corporation shall not be less than five (5) nor more than nineteen (19), the exact number to be specified from time to time in the manner set forth in the Bylaws.    The Bylaws shall provide for staggering the terms of the members of the Board of Directors by dividing the total number of Directors into three (3) groups (with each group containing one-third (1/3) of the total, as near as may be) whose terms of office expire at different times.

Notwithstanding the foregoing paragraph, if the requirement for a classified board structure set forth in the Corporation’s license agreements with the Blue Cross and Blue Shield Association is eliminated or is otherwise no longer applicable to the Corporation, the Bylaws shall provide for the elimination of the classified board structure and the annual election of all Directors, which shall be phased in over a three-year period commencing with the first annual meeting of shareholders occurring at least 90 days after the date the Board of Directors determines that such requirement is eliminated or is otherwise no longer applicable to the Corporation.

Notwithstanding the first sentence of this Section 6.1, any amendment to the Bylaws (other than an amendment approved by the shareholders) or any resolution of the Board of Directors that would effect:

(a)any increase in the number of Directors over such number as then in effect,

(b)any reduction in the number of Directors below such number as then in effect, or

(c)any elimination or modification of the groups or terms of office of the Directors as the Bylaws then in effect may provide,

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shall also be approved by the affirmative vote of a majority of the entire number of Directors of the Corporation who then qualify as Continuing Directors  (as such term is defined for purposes of Article VIII hereof).

Section 6.2.  Qualifications.  Directors need not be shareholders of the Corporation or residents of this or any other state in the United States.

Section 6.3.  Vacancies.  Vacancies occurring in the Board of Directors shall be filled in the manner provided in the Bylaws or, if the Bylaws do not provide for the filling of vacancies, in the manner provided by the Corporation Law.  The Bylaws may also provide that in certain circumstances specified therein, vacancies occurring in the Board of Directors may be filled by vote of the shareholders at a special meeting called for that purpose or at the next annual meeting of shareholders.

Section 6.4.  Liability of Directors.  A Director's responsibility to the Corporation shall be limited to discharging his or her duties as a Director, including his or her duties as a member of any committee of the Board of Directors upon which he or she may serve, in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner the Director reasonably believes to be in the best interests of the Corporation, all based on the facts then known to the Director.

In discharging his or her duties, a Director is entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data, if prepared or presented by:

(a)One (1) or more officers or employees of the Corporation whom the Director reasonably believes to be reliable and competent in the matters presented;

(b)Legal counsel, public accountants, or other persons as to matters the Director reasonably believes are within such person's professional or expert competence; or

(c)A committee of the Board of which the Director is not a member if the Director reasonably believes the Committee merits confidence;

but a Director is not acting in good faith if the Director has knowledge concerning the matter in question that makes reliance otherwise permitted by this Section 6.4 unwarranted.

A Director shall not be liable for any action taken as a Director, or any failure to take any action, unless (a) the Director has breached or failed to perform the duties of the Director's office in compliance with this Section 6.4, and (b) the breach or failure to perform constitutes willful misconduct or recklessness.

Section 6.5.  Factors to be Considered by Board.  In determining whether to take or refrain from taking any action with respect to any matter, including making or declining to make any recommendation to shareholders of the Corporation, the Board of Directors may, in its discretion, consider both the short term and long term best interests of the Corporation (including the possibility that these interests may be best served by the continued independence of the Corporation), taking into account, and weighing as the Directors deem appropriate, the social and economic effects thereof on the Corporation's present and future employees, suppliers and customers of the Corporation and its subsidiaries, the communities in which offices or other facilities of the Corporation are located, and any other factors the Directors consider pertinent.

Section 6.6.  Removal of Directors.  Any or all of the members of the Board of Directors may be removed only at a meeting of the shareholders or Directors called expressly for that purpose.  Removal by the shareholders requires an affirmative vote of a majority of the outstanding shares.  Removal by the Board of Directors requires an affirmative vote of both (a) a majority of the entire number of Directors at the time, and (b) a majority of Directors who then qualify as Continuing Directors (as such term is defined for purposes of Article VIII hereof).  No Director may be removed except as provided in this Section 6.6.

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Section 6.7.  Election of Directors by Holders of Preferred Stock.  The holders of one (1) or more series of Preferred Stock may be entitled to elect all or a specified number of Directors, but only to the extent and subject to limitations as may be set forth in the provisions of these Articles of Incorporation adopted by the Board of Directors pursuant to Section 5.5 hereof describing the terms of the series of Preferred Stock.

Section 6.8.  Standard for Election of Directors by Shareholders. Except as otherwise set forth in this Article VI, each Director shall be elected by a vote of the majority of votes cast with respect to the Director at any shareholders meeting for the election of Directors at which a quorum is present, provided that if as of the record date for such meeting the number of Director nominees to be considered at the meeting exceeds the number of Directors to be elected, each Director shall be elected by a vote of the plurality of the shares represented in person or by proxy and entitled to vote on the election of Directors.  For purposes of this Section, a majority of the votes cast means that the number of shares voted “for” a Director must exceed the number of shares voted “against” such Director.

ARTICLE VII

Provisions for Regulation of Business

and Conduct of Affairs of Corporation

Section 7.1.  Annual Meetings of Shareholders.  Annual meetings of the shareholders of the Corporation shall be held at such time and at such place, either within or without the State of Indiana, as may be stated in or fixed in accordance with the Bylaws of the Corporation and specified in the respective notices or waivers of notice of any such meetings.

Section 7.2.  Special Meetings of Shareholders.  Special meetings of the shareholders, for any purpose or purposes, unless otherwise prescribed by the Corporation Law or otherwise expressly provided with respect to a series of Preferred Stock in the provisions of these Articles of Incorporation adopted by the Board of Directors pursuant to Section 5.5 hereof describing the terms of such series, may be called at any time by the Board of Directors or any officer or director of the Corporation who is authorized to do so by the Bylaws, and shall be called by the Chair of the Board or the Secretary of the Corporation upon the written demand or demands of one or more persons that (a) Own (as such term is defined in the Bylaws, as amended from time to time) shares representing at least 20% of the Common Stock of the Corporation that is outstanding as of the record date for determining shareholders entitled to demand a special meeting fixed in accordance with the Bylaws and (b) comply with such procedures for demanding a special meeting of shareholders as may be set forth in the Bylaws and amended from time to time.  The foregoing provisions of this Section 7.2 shall be subject to the provisions of the Bylaws (as amended from time to time) that define the ability to demand a special meeting and that specify the circumstances pursuant to which a demand for a special meeting shall be deemed to be revoked.

Section 7.3.  Quorum.  Unless the Indiana Business Corporation Law provides otherwise, at all meetings of shareholders, twenty-five percent (25%) of the votes entitled to be cast on a matter, represented in person or by proxy, constitutes a quorum for action on the matter.  Action may be taken at a shareholders' meeting only on matters with respect to which a quorum exists; provided, however, that any meeting of shareholders, including annual and special meetings and any adjournments thereof, may be adjourned to a later date although less than a quorum is present.  Once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting unless a new record date is or must be set for that adjourned meeting.

Section 7.4.  Meetings of Directors.  Meetings of the Board of Directors of the Corporation shall be held at such place, either within or without the State of Indiana, as may be authorized by the Bylaws and specified in the respective notices or waivers of notice of any such meetings or otherwise specified by the Board of Directors.  Unless the Bylaws provide otherwise, (a) regular meetings of the Board of Directors may be held

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without notice of the date, time, place, or purpose of the meeting and (b) the notice for a special meeting need not describe the purpose or purposes of the special meeting.

Section 7.5.  Action Without Meeting.  Any action required or permitted to be taken at any meeting of the Board of Directors or shareholders, or of any committee of such Board, may be taken without a meeting, if the action is taken by all members of the Board or all shareholders entitled to vote on the action, or by all members of such committee, as the case may be.  The action must be evidenced by one (1) or more written consents, in one or more counterparts, describing the action taken, signed by each Director, or all the shareholders entitled to vote on the action, or by each member of such committee, as the case may be, and, in the case of action by the Board of Directors or a committee thereof, included in the minutes or filed with the corporate records reflecting the action taken or, in the case of action by the shareholders, delivered to the Corporation for inclusion in the minutes or filing with the corporate records.  Action taken under this Section 7.5 is effective when the last Director, shareholder, or committee member, as the case may be, signs the consent, unless the consent specifies a different prior or subsequent effective date, in which case the action is effective on or as of the specified date.  Executed consents returned to the Corporation by facsimile transmission may be relied upon as, and shall have the same effect as, originals of such consents.  A consent signed under this Section 7.5 shall have the same effect as a unanimous vote of all members of the Board, or all shareholders, or all members of the committee, as the case may be, and may be described as such in any document.

Section 7.6.  Bylaws.  All provisions for the regulation of the business and management of the affairs of the Corporation not stated in these Articles of Incorporation shall be stated in the Bylaws.

The Board of Directors may adopt Emergency By~~-~~laws of the Corporation and shall have the exclusive power (except as may otherwise be provided therein) to make, alter, amend, or repeal, or to waive provisions of, the Emergency By~~-~~laws by the affirmative vote of both (a) a majority of the entire number of Directors at the time and (b) a majority of the entire number of Directors who then qualify as Continuing Directors (as such term is defined for purposes of Article VIII hereof).

Section 7.7.  Interest of Directors.

(a)        A conflict of interest transaction is a transaction with the Corporation in which a Director of the Corporation has a direct or indirect interest.  A conflict of interest transaction is not voidable by the Corporation solely because of the Director's interest in the transaction if any one (1) of the following is true:

(1)The material facts of the transaction and the Director's interest were disclosed or known to the Board of Directors or a committee of the Board of Directors and the Board of Directors or committee authorized, approved, or ratified the transaction.

(2)The material facts of the transaction and the Director's interest were disclosed or known to the shareholders entitled to vote and they authorized, approved, or ratified the transaction.

(3)The transaction was fair to the Corporation.

(b)For purposes of this Section 7.7, a Director of the Corporation has an indirect interest in a transaction if:

(1)Another entity in which the Director has a material financial interest or in which the Director is a general partner is a party to the transaction; or

(2)Another entity of which the Director is a director, officer, or trustee is a party to the transaction and the transaction is, or is required to be, considered by the Board of Directors of the Corporation.

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(c)For purposes of Section 7.7(a)(1), a conflict of interest transaction is authorized, approved, or ratified if it receives the affirmative vote of a majority of the Directors on the Board of Directors (or on the committee) who have no direct or indirect interest in the transaction, but a transaction may not be authorized, approved, or ratified under this section by a single Director.  If a majority of the Directors who have no direct or indirect interest in the transaction vote to authorize, approve, or ratify the transaction, a quorum shall be deemed present for the purpose of taking action under this Section 7.7.  The presence of, or a vote cast by, a Director with a direct or indirect interest in the transaction does not affect the validity of any action taken under Section 7.7(a)(1), if the transaction is otherwise authorized, approved, or ratified as provided in such subsection.

(d)For purposes of Section 7.7(a)(2), a conflict of interest transaction is authorized, approved, or ratified if it receives the affirmative vote of the holders of shares representing a majority of the votes entitled to be cast.  Shares owned by or voted under the control of a Director who has a direct or indirect interest in the transaction, and shares owned by or voted under the control of an entity described in Section 7.7(b), may be counted in such a vote of shareholders.

Section 7.8.  Nonliability of Shareholders.  Shareholders of the Corporation are not personally liable for the acts or debts of the Corporation, nor is private property of shareholders subject to the payment of corporate debts.

Section 7.9.  Indemnification of Officers, Directors, and Other Eligible Persons.

(a)The Corporation shall indemnify every Eligible Person against all Liability and Expense that may be incurred by him or her in connection with or resulting from any Claim to the fullest extent authorized or permitted by the Corporation Law, as the same exists or may hereafter be amended (but in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), or otherwise consistent with the public policy of the State of Indiana.  In furtherance of the foregoing, and not by way of limitation, every Eligible Person shall be indemnified by the Corporation against all Liability and reasonable Expense that may be incurred by him or her in connection with or resulting from any Claim, (1) if such Eligible Person is Wholly Successful with respect to the Claim, or (2) if not Wholly Successful, then if such Eligible Person is determined, as provided in either Section 7.9(g) or 7.9(h), to have acted in good faith, in what he or she reasonably believed to be the best interests of the Corporation or at least not opposed to its best interests and, in addition, with respect to any criminal claim is determined to have had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful.  The termination of any Claim, by judgment, order, settlement (whether with or without court approval), or conviction or upon a plea of guilty or of nolo contendere, or its equivalent, shall not create a presumption that an Eligible Person did not meet the standards of conduct set forth in clause (2) of this subsection (a).  The actions of an Eligible Person with respect to an employee benefit plan subject to the Employee Retirement Income Security Act of 1974 shall be deemed to have been taken in what the Eligible Person reasonably believed to be the best interests of the Corporation or at least not opposed to its best interests if the Eligible Person reasonably believed he was acting in conformity with the requirements of such Act or he reasonably believed his actions to be in the interests of the participants in or beneficiaries of the plan.

(b)The term "Claim" as used in this Section 7.9 shall include every pending, threatened, or completed claim, action, suit, or proceeding and all appeals thereof (whether brought by or in the right of this Corporation or any other corporation or otherwise), civil, criminal, administrative, or investigative, formal or informal, in which an Eligible Person may become involved, as a party or otherwise:

(1)by reason of his or her being or having been an Eligible Person, or

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(2)by reason of any action taken or not taken by him or her in his or her capacity as an Eligible Person, whether or not he or she continued in such capacity at the time such Liability or Expense shall have been incurred.

(c)The term "Eligible Person" as used in this Section 7.9 shall mean every person (and the estate, heirs, and personal representatives of such person) who is or was a Director, officer, employee, or agent of the Corporation or is or was serving at the request of the Corporation as a Director, officer, employee, partner, trustee, member, manager, agent, or fiduciary of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other organization or entity, whether for profit or not.  An Eligible Person shall also be considered to have been serving an employee benefit plan at the request of the Corporation if his or her duties to the Corporation also imposed duties on, or otherwise involved services by, him or her to the plan or to participants in or beneficiaries of the plan.

(d)The terms "Liability" and "Expense" as used in this Section 7.9 shall include, but shall not be limited to, counsel fees and disbursements and amounts of judgments, fines, or penalties against (including excise taxes assessed with respect to an employee benefit plan), and amounts paid in settlement by or on behalf of an Eligible Person.

(e)The term "Wholly Successful" as used in this Section 7.9 shall mean (1) termination of any Claim, whether on the merits or otherwise, against the Eligible Person in question without any finding of liability or guilt against him or her, (2) approval by a court, with knowledge of the indemnity herein provided, of a settlement of any Claim, or (3) the expiration of a reasonable period of time after the making or threatened making of any Claim without the institution of the same, without any payment or promise made to induce a settlement.

(f)As used in this Section 7.9, the term "Corporation" includes all constituent entities in a consolidation or merger and the new or surviving corporation of such consolidation or merger, so that any Eligible Person who is or was a Director, officer, employee or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a Director, officer, employee, partner, trustee, member, manager, agent, or fiduciary of any other corporation, partnership, joint venture, trust, employee benefit plan, limited liability company or other organization or entity, whether for profit or not, shall stand in the same position under this Section 7.9 with respect to the new or surviving corporation as he or she would if he or she had served the new or surviving corporation in the same capacity.

(g)Every Eligible Person claiming indemnification hereunder (other than one who has been Wholly Successful with respect to any Claim) shall be entitled to indemnification (1) if special independent legal counsel, which may be regular counsel of the Corporation, or other disinterested person or persons, in either case selected by the Board of Directors, whether or not a disinterested quorum exists (such counsel or person or persons being hereinafter called the "Referee"), shall deliver to the Corporation a written finding that such Eligible Person has met the standards of conduct set forth in Section 7.9(a)(2), and (2) if the Board of Directors, acting upon such written finding, so determines.  The Board of Directors shall, if an Eligible Person is found to be entitled to indemnification pursuant to the preceding sentence, also determine the reasonableness of the Eligible Person's Expenses.  The Eligible Person claiming indemnification shall, if requested, appear before the Referee, answer questions that the Referee deems relevant and shall be given ample opportunity to present to the Referee evidence upon which the Eligible Person relies for indemnification.  The Corporation shall, at the request of the Referee, make available facts, opinions, or other evidence in any way relevant to the Referee's findings that are within the possession or control of the Corporation.

(h)If an Eligible Person claiming indemnification pursuant to Section 7.9(g) is found not to be entitled thereto, or if the Board of Directors fails to select a Referee under Section 7.9(g) within a reasonable amount of time following a written request of an Eligible Person for the selection of a Referee, or if the Referee or the Board of Directors fails to make a determination under Section 7.9(g) within a reasonable amount of time following the selection of a Referee, the Eligible Person may apply for indemnification with

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respect to a Claim to a court of competent jurisdiction, including a court in which the Claim is pending against the Eligible Person.  On receipt of an application, the court, after giving notice to the Corporation and giving the Corporation ample opportunity to present to the court any information or evidence relating to the claim for indemnification that the Corporation deems appropriate, may order indemnification if it determines that the Eligible Person is entitled to indemnification with respect to the Claim because such Eligible Person met the standards of conduct set forth in Section 7.9(a)(2).  If the court determines that the Eligible Person is entitled to indemnification, the court shall also determine the reasonableness of the Eligible Person's Expenses.

(i)Expenses incurred by an Eligible Person who is a Director or officer of the Corporation in defending any Claim shall be paid by the Corporation in advance of the final disposition of such Claim promptly as they are incurred upon receipt of an undertaking by or on behalf of such Eligible Person to repay such amount if he or she is determined not to be entitled to indemnification.  Expenses incurred by any other Eligible Person with respect to any Claim may be advanced by the Corporation (by action of the Board of Directors, whether or not a disinterested quorum exists) prior to the final disposition thereof upon receipt of an undertaking by or on behalf of the Eligible Person to repay such amount if he or she is determined not to be entitled to indemnification.

(j)The rights of indemnification and advancement of Expenses provided in this Section 7.9 shall be in addition to any rights to which any Eligible Person may otherwise be entitled.  Irrespective of the provisions of this Section 7.9, the Board of Directors may, at any time and from time to time, (1) approve indemnification of any Eligible Person to the full extent permitted by the provisions of applicable law at the time in effect, whether on account of past or future transactions, and (2) authorize the Corporation to purchase and maintain insurance on behalf of any Eligible Person against any Liability or Expense asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such Liability or Expense.

(k)The provisions of this Section 7.9 shall be deemed to be a contract between the Corporation and each Eligible Person, and an Eligible Person's rights hereunder shall not be diminished or otherwise adversely affected by any repeal, amendment, or modification of this Section 7.9 that occurs subsequent to such person becoming an Eligible Person.

(l)The provisions of this Section 7.9 shall be applicable to Claims made or commenced after the adoption hereof, whether arising from acts or omissions to act occurring before or after the adoption hereof.

(m)If this Section 7.9 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Director or officer and may indemnify each employee or agent of the Corporation as to costs, charges and expenses (including attorneys' fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Section 7.9 that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE VIII

Restrictions on Ownership and Transfer of Stock

Section 8.1.  Limitation on Ownership.  Except with the prior approval of a majority of the Continuing Directors (as defined in Section 8.14 below), no Person (as defined in Section 8.14 below) shall Beneficially Own (as defined in Section 8.14 below) shares of Capital Stock (as defined in Section 8.14 below) in excess of the Ownership Limit (as defined in Section 8.14 below).  Any Transfer (as defined in Section 8.14 below) that, if effective, would result in any Person Beneficially Owning Capital Stock in excess of the Ownership Limit shall result in such intended transferee acquiring no rights in such shares of Capital Stock (other than

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those rights expressly granted in this Article VIII) and such number of shares of Capital Stock shall be deemed transferred to the Share Escrow Agent (as defined in Section 8.14 below) as set forth in this Article VIII.

Section 8.2.  Excess Shares.  If, notwithstanding any other provisions of this Article VIII, there is a purported Transfer or other change in the capital structure of the Corporation such that any Person would Beneficially Own shares of Capital Stock in excess of the Ownership Limit (a "Purported Owner"), then, upon such Transfer or change in capital structure, such shares of Capital Stock in excess of the Ownership Limit shall be Excess Shares for purposes of this Article VIII; provided, however, that in the event that any Person becomes a Purported Owner as a result of Beneficial Ownership of Capital Stock of one Person being aggregated with another Person, then the number of Excess Shares subject to this Article VIII shall be allocated pro rata among each Purported Owner in proportion to each Person's total Beneficial Ownership (without regard to any aggregation with another Person pursuant to Section 8.14(b)(4) or (5).  Upon the occurrence of any event that would cause any Person to exceed the Ownership Limit (including without limitation the expiration of a voting trust, without being renewed on substantially similar terms, that entitled such Person to an exemption from the Ownership Limit), all shares of Capital Stock Beneficially Owned by such Person in excess of the Ownership Limit shall also be Excess Shares for purposes of this Article VIII, such Person shall be deemed the Purported Owner of such Excess Shares and such Person's rights in such Excess Shares shall be as prescribed in this Article VIII. Excess Shares shall not constitute a separate class of Capital Stock.

Section 8.3.  Authority of the Corporation.  If the Corporation at any time determines that a Transfer has taken place in violation of Section 8.1 or that a Purported Owner intends to acquire or has attempted to acquire Beneficial Ownership of any shares of Capital Stock in violation of Section 8.1, the Corporation shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer, including, without limitation, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin or rescind such Transfer; provided, however, that any purported Transfers in violation of Section 8.1 shall automatically result in all shares of Capital Stock in excess of the Ownership Limit being deemed Excess Shares.  Notwithstanding the foregoing, nothing contained in this Article VIII shall limit the authority of the Corporation to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders.

Section 8.4.    Written Notice Required.  Any Purported Owner who acquires or attempts to acquire shares of Capital Stock in violation of Section 8.l, or any Purported Owner who is a transferee such that any shares of Capital Stock are deemed Excess Shares under Section 8.2, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request.

Section 8.5.  Restrictive Legend.  Each certificate for Capital Stock issued by the Corporation shall bear an appropriate legend with regard to the restrictions on ownership and transfer of stock set forth in these Articles of Incorporation.

Section 8.6.  Share Escrow Agent.  Upon the occurrence of a Transfer or an event that results in Excess Shares pursuant to Section 8.2, such Excess Shares shall automatically be transferred immediately to the Share Escrow Agent, which Excess Shares, subject to the provisions of this Article VIII, shall be held by the Share Escrow Agent until such time as the Excess Shares are transferred to a Person whose acquisition thereof will not violate the Ownership Limit (a "Permitted Transferee") and the Share Escrow Agent shall be authorized to execute any and all documents sufficient to transfer title to any Permitted Transferee, even in the absence of receipt of certificate(s) representing Excess Shares.  The Corporation shall take such actions as it deems necessary to give effect to such transfer to the Share Escrow Agent, including by issuing a stop transfer order to the Corporation's transfer agent with respect to any attempted transfer by the Purported Owner or its nominee of any Excess Shares and by giving effect, or by instructing the Corporation's transfer agent to give effect, to such transfer to a Permitted Transferee on the books of the Corporation.  Excess Shares so held shall be issued and outstanding shares of Capital Stock.  The Purported Owner shall have no rights in such Excess

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Annex A - Proposed Amended and Restated Articles of Incorporation of Anthem, Inc. (continued)

Shares except as provided in Sections 8.7, 8.8, and 8.11 and the administration of the Excess Shares escrow shall be governed by the terms of a Share Escrow Agent Agreement.

Section 8.7.  Dividends on Excess Shares.  The Share Escrow Agent, as record holder of Excess Shares, shall be entitled to receive all dividends and distributions as may be declared by the Board of Directors with respect to Excess Shares (the "Excess Share Dividends") and shall hold the Excess Share Dividends until disbursed in accordance with the provisions of Section 8.11 following.  The Purported Owner, with respect to Excess Shares purported to be Beneficially Owned by such Purported Owner prior to such time that the Corporation determines that such shares are Excess Shares, shall repay to the Share Escrow Agent the amount of any Excess Share Dividends received by it that (i) are attributable to any Excess Shares and (ii) the record date of which is on or after the date that such shares become Excess Shares.  The Corporation shall take all measures that it determines reasonably necessary to recover the amount of any Excess Share Dividends paid to a Purported Owner, including, if necessary, withholding any portion of future dividends or distributions payable on shares of Capital Stock Beneficially Owned by any Purported Owner (including on shares which fall below the Ownership Limit as well as on Excess Shares), and, as soon as practicable following the Corporation's receipt or withholding thereof, shall pay over to the Share Escrow Agent the dividends so received or withheld, as the  case may be.

Section 8.8.  Effect of Liquidation etc. on Excess Shares.  In the event of any voluntary or involuntary liquidation, dissolution, or winding up of, or any distribution of the assets of, the Corporation, the Share Escrow Agent shall be entitled to receive, ratably with each other holder of Capital Stock of the same class or series, that portion of the assets of the Corporation that is available for distribution to the holders of such class or series of Capital Stock.  The Share Escrow Agent shall distribute to the Purported Owner the amounts received upon such liquidations, dissolution or winding up or distribution in accordance with the provisions of Section 8.11.

Section 8.9.  Voting of Excess Shares.  The Share Escrow Agent shall be entitled to vote all Excess Shares.  The Share Escrow Agent shall be instructed by the Corporation to vote, consent or assent the Excess Shares as follows:  (i) if the matter concerned is the election of directors, the Share Escrow Agent shall vote, consent or assent the whole number of Excess Shares held by the Share Escrow Agent for each director by multiplying the number of votes held in escrow by a fraction, the numerator of which is the number of Nonaffiliated Votes cast for the director and the denominator of which is the number of Nonaffiliated Votes that could have been cast in the election of the director and are present in person or by proxy at the meeting; (ii) where the matter under the Corporation Law or these Articles of Incorporation or the Bylaws of the Corporation requires at least an absolute majority of all outstanding shares of Common Stock in order to be effected, then the Share Escrow Agent shall vote, assent or consent all of such Excess Shares in favor of or in opposition to such matter as the majority of all Nonaffiliated Votes are cast; and (iii) on all other matters, the Share Escrow Agent shall at all times vote, assent or consent all of such shares in the identical proportion in favor of or in opposition to such matter as Nonaffiliated Votes are cast.  If any calculation of votes under the preceding sentence would require a fractional vote, the Share Escrow Agent shall vote the next lower number of whole Excess Shares.  The Share Escrow Agent shall use all reasonable commercial efforts to ensure, with respect to Excess Shares, that such Excess Shares are counted as being present for the purposes of any quorum required for stockholder action of the Corporation and to vote as set forth above.  For purposes of these Articles of Incorporation, "Nonaffiliated Votes" shall mean the votes cast by stockholders other than any Share Escrow Agent with respect to Excess Shares.

Section 8.10.  Sale of Excess Shares.

(a)In an orderly fashion so as not to materially adversely affect the price of Common Stock on the New York Stock Exchange or, if Common Stock is not listed on the New York Stock Exchange, on the exchange or other principal market on which Common Stock is traded, the Share Escrow Agent shall sell or cause the sale of Excess Shares at such time or times as the Share Escrow Agent determines to be appropriate. The Share Escrow Agent shall have the right to take such actions as the Share Escrow Agent deems appropriate to seek to restrict sale of the shares to Permitted Transferees.

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Annex A - Proposed Amended and Restated Articles of Incorporation of Anthem, Inc. (continued)

(b)The Share Escrow Agent shall have the power to convey to the purchaser of any Excess Shares sold by the Share Escrow Agent ownership of the Excess Shares free of any interest of the Purported Owner of those Excess Shares and free of any other adverse interest arising through the Purported Owner.

(c)Upon acquisition by any Permitted Transferee of any Excess Shares sold by the Share Escrow Agent or the Purported Owner, such shares shall upon such sale cease to be Excess Shares and shall become regular shares of Capital Stock in the class to which the Excess Shares belong, and the purchaser of such shares shall acquire such shares free of any claims of the Share Escrow Agent or the Purported Owner.

(d)To the extent permitted by law, none of the Corporation, the Share Escrow Agent or anyone else shall have any liability to the Purported Owner or anyone else by reason of any action or inaction the Corporation or the Share Escrow Agent shall take which either shall in good faith believe to be within the scope of its authority under this Article VIII or by reason of any decision as to when or how to sell any Excess Shares or by reason of any other action or inaction in connection with activities under this Article VIII which does not constitute gross negligence or willful misconduct.  Without limiting by implication the scope of the preceding sentence, to the extent permitted by law, (a) neither the Share Escrow Agent nor the Corporation shall have any liability on grounds that either failed to take actions which would have produced higher proceeds for any of the Excess Shares or by reason of the manner or timing for any disposition of any Excess Shares and (b) the Share Escrow Agent shall not be deemed to be a fiduciary or Agent of any Purported Owner.

Section 8.11.  Application of the Proceeds from the Sale of Excess Shares.  The proceeds from the sale of the Excess Shares to a Permitted Transferee and any Excess Share Dividends shall be distributed as follows:  (i) first, to the Share Escrow Agent for any costs and expenses incurred in respect of its administration of the Excess Shares that have not theretofore been reimbursed by the Corporation; (ii) second, to the Corporation for all costs and expenses incurred by the Corporation in connection with the appointment of the Share Escrow Agent, the payment of fees to the Share Escrow Agent with respect to the services provided by the Share Escrow Agent in respect of the escrow and all funds expended by the Corporation to reimburse the Share Escrow Agent for costs and expenses incurred by the Share Escrow Agent in respect of its administration of the Excess Shares and for all fees, disbursements and expenses incurred by the Share Escrow Agent in connection with the sale of the Excess Shares; and (iii) third, the remainder thereof (as the case may be) to the Purported Owner or the Person who was the holder of record before the shares were transferred to the Share Escrow Agent (depending on who shall at such time be entitled to any economic interest in the Excess Shares); provided, however, if the Share Escrow Agent shall have any questions as to whether any security interest or other interest adverse to the Purported Owner shall have existed with respect to any Excess Shares, the Share Escrow Agent shall not be obligated to disburse proceeds for those shares until the Share Escrow Agent is provided with such evidence as the Share Escrow Agent shall deem necessary to determine the parties who shall be entitled such proceeds.

Section 8.12.  No Limit on the Authority of the Corporation.  Subject to Section 8.13, nothing contained in this Article VIII or in any other provision of these Articles of Incorporation shall limit the authority of the Corporation to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders.

Section 8.13.  Settlement of Transactions.  Nothing in these Articles of Incorporation shall preclude the settlement of any transactions entered into through the facilities of the New York Stock Exchange or any other exchange or through the means of any automated quotation system now or hereafter in effect.

Section 8.14.  Definitions.  The following definitions shall apply with respect to this Article VIII:

(a)"Affiliate" and "associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended or supplemented (the "Exchange Act") at the time as of which the term shall be applied.

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(b)Except as is provided in (c) of this Section 8.14, a Person shall be deemed to "Beneficially Own," be the "Beneficial Owner" of or have "Beneficial Ownership" of any Capital Stock:

(1)in which such Person shall then have a direct or indirect beneficial ownership interest;

(2)in which such Person shall have the right to acquire any direct or indirect beneficial ownership interest pursuant to any option or other agreement (either immediately or after the passage of time or the occurrence of any contingency);

(3)which such Person shall have the right to vote;

(4)in which such Person shall hold any other interest which would count in determining whether such Person would be required to file a Schedule 13D; or

(5)which shall be Beneficially Owned (under the concepts provided in the preceding clauses) by any affiliate or associate of the particular Person or by any other Person with whom the particular Person or any such affiliate or associate has any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities).

(c)The following provisions are included to clarify (b) above:

(1)A Person shall not be deemed to Beneficially Own, be the Beneficial Owner of, or have Beneficial Ownership of Capital Stock by reason of possessing the right to vote if (i) such right arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations promulgated under the Exchange Act, and (ii) such Person is not the Purported Owner of any Excess Shares, is not named as holding a beneficial ownership interest in any Capital Stock in any filing on Schedule 13D and is not an affiliate or associate of any such Purported Owner or named Person.

(2)A member of a national securities exchange or a registered depositary shall not be deemed to Beneficially Own, be the Beneficial Owner of or have Beneficial Ownership of Capital Stock held directly or indirectly by it on behalf of another Person (and not for its own account) solely because such member or depositary is the record holder of such Capital Stock, and (in the case of such member), pursuant to the rules of such exchange, such member may direct the vote of such Capital Stock without instruction on matters which are uncontested and do not affect substantially the rights or privileges of the holders of the Capital Stock to be voted but is otherwise precluded by the rules of such exchange from voting such Capital Stock without instruction on either contested matters or matters that may affect substantially the rights or the privileges of the holders of such Capital Stock to be voted.

(3)A Person who in the ordinary course of business is a pledgee of Capital Stock under a written pledge agreement shall not be deemed to Beneficially Own, be the Beneficial Owner of or have Beneficial Ownership of such pledged Capital Stock solely by reason of such pledge until the pledgee has taken all formal steps which are necessary to declare a default or has otherwise acquired the power to vote or to direct to vote such pledged Capital Stock, provided that;

(A)the pledge agreement is bona fide and was not entered into with the purpose nor with the effect of changing or influencing the control of the Corporation, nor in connection with any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b) promulgated under the Exchange Act; and

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Annex A - Proposed Amended and Restated Articles of Incorporation of Anthem, Inc. (continued)

(B)the pledge agreement does not grant to the pledgee the right to vote or to direct the vote of the pledged securities prior to the time the pledgee has taken all formal steps which are necessary to declare a default.

(4)A Person engaged in business as an underwriter or a placement agent for securities who enters into an agreement to acquire or acquires Capital Stock solely by reason of its participation in good faith and in the ordinary course of its business in the capacity of underwriter or placement agent in any underwriting or agent representation registered under the Securities Act of 1933, as amended and in effect on the date these Articles of Incorporation were filed with the office of the Indiana Secretary of State (the "Securities Act"), a bona fide private placement, a resale under Rule 144A promulgated under the Securities Act or in any foreign or other offering exempt from the registration requirements under the Securities Act shall not be deemed to Beneficially Own, be the Beneficial Owner of or have Beneficial Ownership of such securities until the expiration of forty (40) days after the date of such acquisition so long as (i) such Person does not vote such Capital Stock during such period and (ii) such participation is not with the purpose or with the effect of changing or influencing control of the Corporation, nor in connection with or facilitating any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b) promulgated under the Exchange Act.

(5)If the Corporation shall sell shares in a transaction not involving any public offering, then each purchaser in such offering shall be deemed to obtain Beneficial Ownership in such offering of the shares purchased by such purchaser, but no particular purchaser shall be deemed to Beneficially Own or have acquired Beneficial Ownership or be the Beneficial Owner in such offering of shares purchased by any other purchaser solely by reason of the fact that all such purchasers are parties to customary agreements relating to the purchase of equity securities directly from the Corporation in a transaction not involving a public offering, provided that:

(A)all the purchasers are persons specified in Rule 13d-1(b)(1)(ii) promulgated under the Exchange Act;

(B)the purchase is in the ordinary course of each purchaser's business and not with the purpose nor with the effect of changing or influencing control of the Corporation, nor in connection with or as a participant in any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b) promulgated under the Exchange Act;

(C)there is no agreement among or between any purchasers to act together with respect to the Corporation or its securities except for the purpose of facilitating the specific purchase involved; and

(D)the only actions among or between any purchasers with respect to the Corporation or its securities subsequent to the closing date of the nonpublic offering are those which are necessary to conclude ministerial matters directly related to the completion of the offer or sale of the securities sold in such offering.

(6)The Share Escrow Agent shall not be deemed to be the Beneficial Owner of any Excess Shares held by such Share Escrow Agent pursuant to a Share Escrow Agent Agreement, nor shall any such Excess Shares be aggregated with any other share of Capital Stock held by affiliates or associates of such Share Escrow Agent.

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Annex A - Proposed Amended and Restated Articles of Incorporation of Anthem, Inc. (continued)

(d)"Capital Stock" shall mean shares (or any other basic unit) of any class or series of any voting security which the Corporation may at any time issue or be authorized to issue, that entitles the holder thereof to vote on any election, but not necessarily all elections, of directors.  To the extent that classes or series of Capital Stock vote together in the election of directors with equal votes per share, they shall be treated as a single class of Capital Stock for the purpose of computing the relevant Ownership Limit or the right to amend these Articles of Incorporation.

(e)"Continuing Director" shall mean each member of the initial Board of Directors of the Corporation and any new member of the Board of Directors whose nomination for election to the board was approved by a vote of two-thirds of the directors still in office who were initial directors named in these Articles of Incorporation or whose nomination was approved by such directors.

(f)"Institutional Investor" means any Person if (but only if) such Person is:

(1)a broker or dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended;

(2)a bank as defined in Section 3(a)(6) of the Exchange Act;

(3)an insurance company as defined in Section 3(a)(19) of the Exchange Act;

(4)an investment company registered under Section 8 of the Investment Company Act of 1940;

(5)an investment adviser registered under Section 203 of the Investment Advisers Act of 1940;

(6)an employee benefit plan, or pension fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or an endowment fund;

(7)a parent holding company, provided the aggregate amount held directly by the parent, and directly and indirectly by its subsidiaries which are not persons specified in subsections (1) through (6) above, does not exceed one percent of the securities of the subject class such as common stock; or

(8)a group, provided that all the members are Persons specified in the subsections (1) through (7) above.

(g)"License Agreement" shall mean the license agreement between the Corporation and the Blue Cross and Blue Shield Association, including any and all addenda thereto, now in effect and, as it may be amended, modified, superseded and/or replaced from time to time, with respect to, among other things, the "Blue Cross" and "Blue Shield" name and mark.

(h)"Noninstitutional Investor" means any Person that is not an Institutional Investor.:

(i)"Ownership Limit" shall mean the following:

(1)Except as otherwise expressly provided in this Subsection (i), the Ownership Limit for any Noninstitutional Investor shall be that number of shares of Capital Stock one share lower than the number of shares of Capital Stock which would represent 5% of the Voting Power.

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Annex A - Proposed Amended and Restated Articles of Incorporation of Anthem, Inc. (continued)

(2)Except as otherwise expressly provided in this Subsection (i), the Ownership Limit for any Institutional Investor shall be that number of shares of Capital Stock one share lower than the number of shares of Capital Stock which would represent 10% of the Voting Power.

(3)Except as otherwise expressly provided in this Subsection (i), the Ownership Limit for any Person shall be one share lower than that number of shares of Common Stock or other equity securities (or a combination thereof) which would represent 20% of the ownership interest in the Corporation.

(4)In the event the Corporation and Blue Cross and Blue Shield Association shall agree in writing, through an amendment of the License Agreement or otherwise, that an Ownership Limit of a higher percentage than that prescribed in clause (1), (2) or (3) shall apply, then the Ownership Limit shall be as specified in such written agreement.

(5)In the event any particular Person shall Beneficially Own shares of Capital Stock in excess of the Ownership Limit which would apply were it not for this clause (5) (the "Regular Limit"), such ownership shall not be deemed to exceed the Ownership Limit provided that (i) such Person shall not at any time Beneficially Own shares of Capital Stock in excess of the Regular Limit plus 1% and (ii) within thirty (30) days of the time when the particular Person becomes aware of the fact that the regular Limit has been exceeded, the particular Person reduces such Person's Beneficial Ownership below the Regular Limit.

(j)"Person" shall mean any individual, firm, partnership, corporation, trust, association, joint venture or other entity, and shall include any successor (by merger or otherwise) of any such entity.

(k)"Schedule 13D" means a report on Schedule 13D under Regulation 13D of the Exchange Act as in effect on the date these Articles of Incorporation were filed with the office of the Indiana Secretary of State and any report which may be required in the future under any requirements which Blue Cross and Blue Shield Association shall reasonably judge to have any of the purposes served by Schedule 13D as in effect on the date these Articles of Incorporation were filed with the office of the Indiana Secretary of State.

(l)"Share Escrow Agent" shall mean the Person appointed by the Corporation to act as escrow agent with respect to some or all of the Excess Shares.

(m)"Transfer" shall mean any sale, transfer, gift, hypothecation, pledge, assignment, devise or other disposition of Capital Stock (including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Capital Stock or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Capital Stock), whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise.

(n)"Voting Power." The percentage of the voting power attributable to the shares of Capital Stock Beneficially Owned by any particular Person shall be equal to the percentage of all votes which could be cast in any election of any director which could be accounted for by the shares of Capital Stock Beneficially Owned by that particular Person. If in connection with an  election for any particular position on the Board, shares in different classes or series are entitled to be voted together for purposes of such election, then in determining the number of "all votes which could be cast" in the election for that particular position for purposes of the preceding sentence, the number shall be equal to the number of votes which could be cast in the election for that particular position if all shares entitled to be voted in such election (regardless of series or class) were in fact voted in such election.  If the Corporation shall issue any series or class of shares for which positions on the Board are reserved or shall otherwise issue shares which have voting rights which can arise or vary based upon terms governing that class or series, then the percentage of the voting power represented by the shares of Capital Stock Beneficially Owned by any particular Person shall be the highest percentage of the total votes which could be accounted for by those shares in any election of any director.

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Annex A - Proposed Amended and Restated Articles of Incorporation of Anthem, Inc. (continued)

ARTICLE IX

Incorporator

The name and post office address of the incorporator of the Corporation are as follows:

Name	Number and Street Or Building	City, State Zip Code
Anthem Insurance Companies, Inc.	220 Virginia Avenue	Indianapolis, Indiana 46204

ARTICLE X

Miscellaneous Provisions

Section 10.1.  Amendment or Repeal.

(a) Articles of Incorporation.  Except as otherwise expressly provided for in these Articles of Incorporation, the Corporation shall be deemed, for all purposes, to have reserved the right to amend, alter, change, or repeal any provision contained in these Articles of Incorporation to the extent and in the manner now or hereafter permitted or prescribed by statute, and all rights herein conferred upon shareholders are granted subject to such reservation.

(b) Bylaws.  Except as otherwise expressly provided in these Articles of Incorporation or by the Corporation Law, the Bylaws of the Corporation may be made, altered, amended or repealed by either (1) the Board of Directors by the affirmative vote of a majority of the entire number of Directors at the time, or (2) the affirmative vote, at a meeting of the shareholders of the Corporation, of at least a majority of the votes entitled to be cast by the holders of the outstanding shares of all classes of stock of the Corporation entitled to vote generally in the election of directors, considered for purposes of this Section 10.1 as a single voting group, in the case of all provisions of the Bylaws, except Sections 1.7, 2.1 (the second sentence of the first paragraph only), 7.2, 7.7 and 9.5 of the Bylaws, which cannot be amended by the shareholders of the Corporation.

Section 10.2.  Voting as a Shareholder.  The Chair of the Board, the Chief Executive Officer, the President, any Vice President, the Secretary, the Treasurer or any other officers designated by the Board of Directors shall have full power and authority on behalf of the Corporation to attend any meeting of shareholders of any corporation in which the Corporation may hold stock, and to act, vote (or execute proxies to vote) and exercise in person or by proxy all other rights, powers and privileges incident to the ownership of such stock.  Such officers acting on behalf of the Corporation shall have full power and authority to execute any instrument expressing consent to or dissent from any action of any such corporation without a meeting.

Section 10.3.  Captions.  The captions of the Articles and Sections of these Articles of Incorporation have been inserted for convenience of reference only and do not in any way define, limit, construe, or describe the scope or intent of any Article or Section hereof.

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Anthem, Inc. 2019 Proxy Statement	A-19

Annex B – GAAP Reconciliation

Anthem, Inc.

GAAP Reconciliation

(Unaudited)

Anthem, Inc. (“Anthem,” “we,” “us,” or “our”) has referenced “Adjusted Net Income” and “Adjusted Net Income Per Diluted Share” or “Adjusted EPS,” and “Operating Gain” which are non-GAAP measures, in this document. These non-GAAP measures are not intended to be alternatives to any measure calculated in accordance with GAAP. Rather, these non-GAAP measures are intended to aid investors in understanding and analyzing our core operating results and comparing our financial results. A reconciliation of these measures to the most directly comparable measure calculated in accordance with GAAP is presented below.

	Year Ended	Year Ended	Year Ended
(In millions, except per share data)	December 31, 2018	December 31, 2017	December 31, 2016
Net income	$3,750	$3,843	$2,470
Add / (Subtract):
Net realized losses/(gains) on financial instruments	180	(145)	(5)
Other-than-temporary impairment losses recognized in income	26	33	115
Amortization of other intangible assets	358	169	192
Transaction related costs	9	166	321
Loss on extinguishment of debt	11	282	—
Deferred tax benefit from corporate tax reform	—	(1,108)	—
Penn Treaty assessment costs	—	254	—
2015 cyber attack litigation	—	115	—
Income tax true-up of prior transaction costs	—	(69)	—
Tricare bid conclusion costs	—	—	37
Deferred tax asset write-off from California tax legislation	—	—	21
Tax impact of non-GAAP adjustments	(135)	(316)	(202)
Net adjustment items	449	(619)	479
Adjusted net income	$4,199	$3,224	$2,949

Net income per diluted share	$14.19	$14.35	$9.21
Add / (Subtract):
Net realized losses/(gains) on financial instruments	0.68	(0.54)	(0.02)
Other-than-temporary impairment losses recognized in income	0.10	0.12	0.43
Amortization of other intangible assets	1.36	0.63	0.72
Transaction related costs	0.03	0.62	1.20
Loss on extinguishment of debt	0.04	1.05	—
Deferred tax benefit from corporate tax reform	—	(4.14)	—
Penn Treaty assessment costs	—	0.95	—
2015 cyber attack litigation	—	0.43	—
Income tax true-up of prior transaction costs	—	(0.26)	—
Tricare bid conclusion costs	—	—	0.14
Deferred tax asset write-off from California tax legislation	—	—	0.08
Tax impact of non-GAAP adjustments	(0.51)	(1.18)	(0.76)
Rounding impact	—	0.01	—
Net adjustment items	1.70	(2.31)	1.79
Adjusted net income per diluted share or Adjusted EPS	$15.89	$12.04	$11.00

Income before income tax expense	$5,068	$3,964	$4,556
Add/(Subtract)
Net investment income	(970)	(867)	(779)
Net realized gains/(losses) on financial instruments	180	(145)	(5)
Other-than-temporary impairment losses recognized in income	26	33	115
Interest expense	753	739	723
Amortization of other intangible assets	358	169	192
Loss on extinguishment of debt	11	282	-
Net adjustment items	358	211	246
Operating Gain	$5,426	$4,175	$4,802

Anthem, Inc. 2019 Proxy Statement	B-1

002CSN9B58

MMMMMMMMMMMM MMMMMMMMMMMMMMM C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 ENDORSEMENT_LINE______________ SACKPACK_____________ Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 received by 11:59 p.m., Eastern Daylight Time, on May 14, 2019 (May 13 for 401(k) shares) Online GIof ntoo welwewct.reonnviicsivoontrienpgo, rts.com/antm delete QR code and control # oΔr scan the≈ QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/antm Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + 1. Election of Directors: For Against Abstain For Against Abstain 01 - Bahija Jallal 02 - Elizabeth E. Tallett For Against Abstain For Against Abstain 2. To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for 2019. 3. Advisory vote to approve the compensation of our named executive officers. For Against Abstain 4. To approve proposed amendments to our Articles of Incorporation to eliminate the classified board structure when permitted under our contractual obligations with the Blue Cross and Blue Shield Association. For Against Abstain 5. Shareholder proposal to elect each director annually. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. MMMMMMM C 1234567890 J N T 0 4 2 5 3 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 1 U P X 4 02Z4TM MMMMMMMMM D Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. C Shareholder Proposal — The Board of Directors makes no recommendation on Proposal 5. B Management Proposals — The Board of Directors recommends a vote FOR Proposals 2, 3 and 4. A The Board of Directors recommends a vote FOR each of the nominees. 2019 Annual Meeting Proxy Card1234 5678 9012 345

2019 Annual Meeting Admission Ticket 2019 Annual Meeting of Anthem, Inc. Shareholders Wednesday, May 15, 2019 Anthem, Inc. 220 Virginia Avenue, Indianapolis, Indiana 46204 Upon arrival, please present this admission ticket and photo identification at the registration desk. Registration and Seating Available at 7:30 a.m. Eastern Daylight Time Meeting Begins Promptly at 8:00 a.m. Eastern Daylight Time Please plan to arrive early as there will be no admission after the meeting begins. Directions to Anthem, Inc. can be obtained by calling 800-985-0999 or visiting our website at www.antheminc.com under “Investors”. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders to be held on May 15, 2019. The Notice and Proxy Statement and Annual Report on Form 10-K are available at: www.envisionreports.com/antm q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + Proxy Solicited by the Board of Directors for the Annual Meeting of Shareholders on May 15, 2019 Your shares of stock will be voted as you specify. If you sign and date your proxy card, but do not provide instructions, your shares of stock will be voted FOR each of the nominees set forth in Proposal 1, and FOR Proposals 2, 3 and 4. As the Board has made no recommendation on Proposal 5, your shares WILL NOT be voted on Proposal 5 if instructions are not provided. By signing this PROXY, you revoke all prior proxies and appoint Thomas C. Zielinski, John E. Gallina and Kathleen S. Kiefer or any of them, as proxies, with the power to appoint substitutes, to vote your shares of stock of Anthem, Inc. that you would be entitled to cast if personally present at the Annual Meeting of Shareholders, and all adjournments or postponements of the meeting. If you participate in the Anthem 401(k) Plan and you are invested in the Anthem Stock Fund in your plan account, you may give voting instructions to Vanguard Fiduciary Trust Company, the plan Trustee. The number of shares of Anthem, Inc. common stock you may vote is based on the underlying shares credited to your Anthem Stock Fund account as of the most recent valuation date coincident with or preceding the record date. The Trustee will vote your shares in accordance with your instructions received by 11:59 p.m., Eastern Daylight Time, May 13, 2019. You may also revoke previously given voting instructions by 11:59 p.m., Eastern Daylight Time, May 13, 2019, by filing with the Trustee either written notice of revocation or a properly completed and signed proxy card bearing a later date. Your voting instructions will be kept confidential by the Trustee. If you do not send voting instructions, the Trustee will vote the number of shares equal to the underlying shares credited to your account in the same proportion that it votes shares for which it did receive timely instructions. Your voice is important. You are strongly encouraged to vote your proxy through the Internet or by telephone in accordance with the instructions on the reverse side. However, if you wish to vote by mail, just complete, sign and date the reverse side of this card, and return in the enclosed envelope. If you wish to vote in accordance with the Board of Directors’ recommendations, you need not mark the voting boxes, only return a signed card. If you do not sign and return a proxy, submit a proxy by telephone or through the Internet, or attend the meeting and vote by ballot, shares that you own directly cannot be voted. Electronic distribution of proxy materials saves time, postage and printing costs, and is environmentally friendly. For electronic distribution of proxy materials in the future, log on to www.envisionreports.com/ANTM. (Items to be voted appear on reverse side) Change of Address — Please print new address below. Comments — Please print your comments below. + E Non-Voting Items Anthem, Inc. Proxy Voting Instructions for Annual Meeting of Shareholders Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/antm